UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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WillScot Holdings Corporation

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RIGHT FROM THE START

Notice of annual meeting of stockholders

PROXY STATEMENT 2026

WILLSCOT™

WillScot Holdings Corporation
6400 East McDowell Road, Suite 300
Scottsdale, Arizona 85257
(480) 894-6311
www.willscot.com
To Our Stockholders:
You are cordially invited to attend the 2026 Annual Meeting of Stockholders of WillScot Holdings Corporation, virtually via webcast, on Friday, June 5, 2026, at 9:00 a.m., Pacific Daylight Time.
The matters to be acted upon, as well as instructions on how to vote your shares, are described in detail in the accompanying notice of annual meeting and proxy statement. Only stockholders of record at close of business on April 8, 2026, are entitled to notice of and to vote at the annual meeting.
Your vote is important. If you hold your shares through a brokerage firm or bank, your brokerage firm or bank cannot vote your shares on the election of directors or other proposals at the annual meeting without specific instructions from you on how to vote. For your vote to be counted, please ensure you submit your voting instructions to your brokerage firm or bank.
On behalf of the full Board, thank you for your continued interest and support,

Worthing F. Jackman
Executive Chairman of the Board

LETTER FROM OUR PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dear Fellow Stockholders,
Throughout the course of 2025, we remained focused on strengthening the foundation of our Company and advancing our strategic priorities that support sustainable, long-term value creation. While end market demand has yet to stabilize, our team is disciplined and focused on executing initiatives that are within our control that we believe will deliver benefits to our customers, deliver efficiencies within our operating platform, and position us for scalable growth. We are pleased to share an update on our progress in several areas central to our long-term strategy.
•Implementing our commercial strategy to drive growth. Returning to growth is a priority, regardless of the demand environment. Following the integration of our legacy modular space and portable storage field operations in 2024, we made significant improvements to our sales coverage model and go-to-market strategy with an emphasis on "winning locally." These included cross-training and upskilling our field sales team to promote a growing offering of value-added solutions; adding a Regional Sales Management structure for improved performance management and accountability; expanding our focus on Enterprise Accounts and industry verticals to deepen existing relationships and develop new ones; and investing in sales enablement tools for greater control and precision on capturing opportunities. Together, these enhancements in 2025 support a unified go-to-market strategy and are driving encouraging improvements in our commercial leading indicators exiting the year and entering 2026. Over time, we expect these changes to drive a shift towards our more differentiated offerings with more customer and end-market diversification and an overall higher quality lease revenue stream.
•Driving operational excellence and efficiency with a customer focus. Over the past several years, our business has undergone a significant transformation, as we integrated every aspect of our commercial, field-based, and centralized operations. The purpose of this integration work was to deliver a unified customer experience and platform for scalable growth. With this foundational work complete, we believe that we are in a position to drive a multi-year cycle of continuous improvement with a focus on both the customer experience and margins, and we are pursuing these opportunities aggressively. In 2025, we advanced our initiatives around route optimization and insourcing, elevating the quality of our service offering by leveraging the scale advantages inherent in our network. We expanded our omnichannel capabilities, providing a more contemporary and integrated customer experience with a focus on proactive communication at every customer touchpoint. Our central operations team drove measurable improvements in the order‑to‑cash cycle, resulting in accelerated collection timing and higher net promoter scores, which we expect to continue into 2026. And in the field, we launched a comprehensive network optimization initiative ("Network Optimization Plan") to streamline operations and mitigate rising real estate costs, while maintaining full service and coverage capabilities in all markets we serve. We prioritized these initiatives based on customer feedback and impact to profitability, and we expect they will be sources of competitive differentiation and significant operating leverage, as our commercial strategies take hold.
•Investing in talent and leadership for the future. Our team ultimately determines our success, and we are committed to developing the human capital depth and quality that will ensure our Company can deliver for our customers and shareholders over the long term. We are deepening our bench of talent across the organization, capable of leading through economic cycles, navigating industry change, innovating new solutions, and delivering consistent results. Importantly, as our business has scaled and our offering has expanded, the nature of many roles in the organization has changed, and our human capital must evolve not just to meet the needs of the business today but also those of the future. Over the past year, we have continued to invest in leadership development, career pathways, and tools that empower individuals at all levels to elevate performance and grow professionally. And our ability to attract best-in-class external talent to the Company in key roles has never been greater. We understand that a high-performing, engaged workforce is a strategic asset. And whether through our best-in-class safety culture or the Great Place to Work designation awarded by our employees, by cultivating our talent, we are strengthening our organization and ensuring we have the capabilities required to support our return to growth and set a new standard of performance in our industry.
•Leveraging governance for additional leadership support. We continue to evolve our Board of Directors and leadership team in advancing our strategic plan. In September 2025, the Board unanimously elected me to succeed Brad Soultz as Chief Executive Officer and to serve on the Board, each effective as of January 1, 2026. In addition, the Board elected Worthing Jackman, who joined the Board in 2024, as Executive Chairman and Jeff Sagansky as Lead Independent Director, each effective as of September 4, 2025. The changes are intended to reinforce the strategic direction of the Company and provide greater support to me and the executive management team in executing against the strategic priorities. The Board and I believe that these changes will improve the Company's trajectory as we focus on growth and driving long-term stockholder value creation.
We remain focused on disciplined execution, strong governance, and a long‑term strategy designed to deliver sustainable value for our employees, customers, and stockholders.

We appreciate your confidence and support as stockholders of our Company,

Timothy D. Boswell
President and Chief Executive Officer

NOTICE OF VIRTUAL ANNUAL MEETING OF STOCKHOLDERS AND ITEMS OF BUSINESS
Stockholders should follow the instructions set forth in the section of the accompanying Proxy Statement titled “Information about the Annual Meeting and Voting.” The annual meeting will be held virtually and not in person.

When	Where	Record Date	Who Can Vote
June 5, 2026, at 9 a.m. Pacific Daylight Time	www.virtualshareholdermeeting.com/WSC2026 You will need the control number included with these proxy materials to attend the annual meeting.	Close of Business on April 8, 2026	Holders of WillScot Holdings Common Stock at the close of business on April 8, 2026
Stockholders or their authorized proxyholders may participate and vote at our annual meeting via the internet, using your control number, at www.virtualshareholdermeeting.com/WSC2026.
VOTING
Your vote is very important. Whether or not you plan to attend the meeting via webcast, we hope you vote your shares as soon as possible using one of the methods set forth below. You can also vote during the annual meeting by attending the live webcast and voting electronically. See the “Information about the Annual Meeting and Voting” section for more information on how to attend the annual meeting and vote your shares.

By Telephone	By Internet	By Mail
You can submit your proxy by calling 1-800-690-6903	You can submit your proxy online at www.proxyvote.com	Sign, date and return your completed proxy card by mail to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717
MATTERS TO BE CONSIDERED AT THE MEETING AND VOTING RECOMMENDATIONS

Proposal	Description	Board Voting Recommendation
PROPOSAL 1	Elect the nine director nominees named in the accompanying Proxy Statement to the Board of Directors to serve until the 2027 annual meeting of stockholders or until their successors are elected and qualified.	FOR each nominee
PROPOSAL 2	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2026.	FOR
PROPOSAL 3	Approve, by advisory vote, the compensation of our named executive officers.	FOR
PROPOSAL 4	Determine, by advisory vote, the frequency of future advisory votes on the compensation of our named executive officers.	EVERY YEAR
PROPOSAL 5	Approve the Company's 2026 Incentive Award Plan.	FOR
Transact any other business that may properly come before the meeting.
Any action on the items of business described above may be considered at the meeting, at the time and on the date specified above, or at any time and date to which the meeting may be properly postponed or adjourned.
By Order of the Board of Directors,

Samantha Bishop
Corporate Secretary

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be Held on June 5, 2026:

The Company's Notice of Annual Meeting, Proxy Statement and Annual Report on Form 10-K for the year ended December 31, 2025 ("2025 Annual Report") are available, free of charge, at www.willscot.com. This Notice, the Proxy Statement, and the proxy card are first being made available to stockholders on or about April 22, 2026.

Under the U.S. Securities and Exchange Commission ("SEC") rule that allows companies to furnish proxy materials to their stockholders over the Internet, we mail to many stockholders a Notice of Internet Availability of Proxy Materials rather than a paper copy of this Proxy Statement and our 2025 Annual Report. We believe this expedites stockholders receiving proxy materials, lowers costs, and conserves natural resources. The Notice of Internet Availability of Proxy Materials explains how to access the proxy materials online, vote online and obtain a paper copy of our proxy materials.

WILLSCOT HOLDINGS CORPORATION
Proxy Statement
For the Annual Meeting of Stockholders
To Be Held on June 5, 2026
TABLE OF CONTENTS
These proxy materials are made available to you in connection with the solicitation of proxies, on behalf of the Board of Directors (the “Board”) of WillScot Holdings Corporation (“WillScot," the “Company,” "we," "our," or "us"), for the 2026 annual meeting of stockholders.
This Proxy Statement contains forward-looking statements (including the guidance/outlook contained herein) within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The words "estimates," "expects," "anticipates," "believes," "forecasts," "plans," "intends," "may," "will," "should," "shall," "outlook," "guidance," "see," "have confidence," and variations of these words and similar expressions identify forward-looking statements, which are generally not historical in nature. Forward-looking statements are subject to a number of risks, uncertainties, assumptions and other important factors, many of which are outside our control, which could cause actual results or outcomes to differ materially from those discussed in or implied by the forward-looking statements. Although the Company believes that these forward-looking statements are based on reasonable assumptions, they are predictions and we can give no assurance that any such forward-looking statement will materialize. For factors that could cause actual results to differ from expected results, see the risks and uncertainties described in our publicly filed reports, including our 2025 Annual Report. Any forward-looking statement speaks only at the date on which it is made, and the Company disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Information on, or that can be accessed through, our website is not, and shall not be deemed to be, a part of this Proxy Statement or incorporated into any other filings we make with the SEC.

WILLSCOT AT A GLANCE
Headquartered in Scottsdale, Arizona, WillScot is a leading business services provider specializing in innovative and flexible turnkey temporary space solutions. Our diverse product offering includes modular office complexes, mobile offices, classrooms, blast-resistant modules, clearspan structures, sanitation solutions, portable storage containers, and climate-controlled containers and trailers. We offer our customers a thoughtfully curated selection of solutions intended to improve the overall customer experience by making modular space and portable storage units more productive, comfortable, safe and secure for our customers with value-added products and services (“VAPS”), such as workstations, furniture, appliances, media packages, power and solar solutions, telematics, connectivity and data solutions, security and protection products, entrance packages, electrical and lighting products, organization and space optimization assets, perimeter solutions, and other items. These turnkey space solutions offer customers flexible, low-cost, and timely solutions to meet their space needs on an outsourced basis.
With roots dating back more than 80 years, we service diverse end markets across all sectors of the economy from a network of approximately 260 branch locations and additional drop lots throughout the United States, Canada, and Mexico.
HUMAN CAPITAL MANAGEMENT
We believe that one of our main competitive advantages is our people - evident in our safety culture, the Great Place to Work® designation awarded by our employees, the milestone anniversaries that we celebrate, our thriving peer recognition program, and our ability to attract and retain talent to deliver long-term value for our customers and stockholders. As of December 31, 2025, we employed approximately 4,700 people in the U.S., Canada, Mexico, and India, the majority of whom are full time. Approximately 81% of employees work in our approximately 260 branch locations, while 19% of employees work in our support center locations. In 2025, we were certified for the third consecutive year as a Great Place to Work® based solely on feedback from employees.
Our Company values provide the basis of our approach to human capital management as well as how we engage with our stakeholders. For more information on our Human Capital Management, see our 2025 Annual Report.

SUSTAINABILITY
As a leader in innovative and flexible space solutions, we are committed to upholding high standards in sustainability and safety for our employees, customers, and business partners. Sustainability is inherent in our business model: our core products are long-lived, reusable, relocatable, and generate minimal waste. Our approach to sustainability is pragmatic and focused on initiatives that deliver measurable business value and meaningful community benefits. Oversight of sustainability initiatives is provided by our Nominating and Corporate Governance Committee.
Safety

Safety is foundational to who we are as an organization. "Dedicated to Health and Safety" is the first of our Company values, reflecting our commitment to empowering employees to make safe decisions every day. Our safety culture spans all roles, including field operations, branch teams, and support center employees, and addresses both physical safety and overall employee health and well-being.

In 2025, our Total Recordable Incident Rate was 1.08, and 0.68 for the fourth quarter of 2025. Every employee is empowered with stop-work authority; enabling them to halt work, report near misses, and identify potential improvements before incidents occur. Our safety and compliance expectations extend to third-party vendors, reinforcing consistent standards across our operations and amplifying our impact across the industry.

How We Manage Safety
Injury Reduction & Behavioral Safety - We analyze injury data and behavioral safety observations to identify trends, root causes, and high-risk activities. These insights guide targeted corrective actions, training enhancements, and reinforcement of safe behaviors. Cardinal safety rules aligned to mitigate our highest‑risk activities strengthen accountability. To ensure consistency and enhance insights, we use the Origami Risk platform to standardize incident reporting, support root‑cause analysis, and enhance enterprise‑level safety analytics.

Proactive Risk Identification - We conduct risk assessments across critical processes to identify gaps between policy and execution and evaluate residual risk. This helps us anticipate risks as the business evolves - e.g., new product introductions and insourcing - and informs investments in field supervision, driver‑behavior monitoring, and AI‑enabled coaching (implemented with driver consent), detecting risky driving and enabling timely intervention.
Talent Development
Our talent management strategy is comprehensive and includes workforce planning, performance management, learning and development, and succession planning. In 2025, we completed the implementation of our people analytics dashboard, providing field leaders with real-time updates on key metrics, including turnover, employee sentiment and recruiting pipelines. Succession plans for leadership roles at all levels of the organization are refreshed at least annually to ensure visibility to ready-now internal candidates, enable talent rotation across functional teams, and support targeted external hiring where needed. Our leadership development programs focus on continuity, operational excellence, and consistency through structured development pathways, coaching, and training for frontline, branch, and regional leaders. Performance management continues to be a key component of our talent strategy. Through the introduction of a continuous performance management process in 2025 and expanded to all key roles in 2026, this process is designed to increase engagement and performance.
Circular Business Model
Our business model is inherently sustainable as it is centered around minimizing waste and maximizing resource efficiency by prioritizing the reuse and refurbishment of manufactured products and materials, including fleet optimization. We lease temporary space solutions which are reusable, reconfigurable, relocatable, and repurposed or recycled at the end of their useful life. We also maintain, repair, and reuse our VAPS packages, which are used to outfit our space solutions with furniture, appliances, shelving, data services, steps, ramps, and decking that allow our customers to focus on their own safety and productivity. This not only promotes the mindset of circularity, but it also reduces the need for single-use purchases of new materials, additional transportation of those products, and disposal at the end of projects. We maintain industry-leading refurbishment capabilities for our units and estimate that 70% of our VAPS are reusable. Typically, during the second half of the unit’s life, we perform a full refurbishment, which can extend the asset life by another 10 years, allowing many of our modular units to be in service for 30 years. With the cost of a full refurbishment at only 20-30% of the cost of a new unit, it’s more capital efficient to refurbish our units and reduce the environmental impact of extracting raw materials to build new ones. Our waste‑reduction practices support our circular business model and emphasize repair over replacement, minimizing new material consumption and incremental waste. Within our operations, we segregate recyclable materials where practical, including metal scrap, to reduce landfill disposal.
Our innovative panelized product, FLEX, can be re-configured and reused, significantly reducing labor and material waste and resulting in our most efficient and environmentally friendly product. FLEX is highly configurable, allowing for stacking up to three stories and connection end-to-end and side-to-side, enabling efficient use of space.
Emissions Reductions
Our greenhouse gas footprint and risk are minimal; however, we have targeted specific areas to further improve efficiencies. We operate over 1,000 service and delivery trucks that travel approximately 22 million miles annually plus additional yard equipment. We have both short- and long-term initiatives in place to improve efficiency and reduce emissions from our logistics fleet. In the short term, we are implementing best-in-class technology and analytics to optimize the routes driven by our team, which in turn can reduce mileage, fuel consumption and costs. We continue to actively invest in technology solutions to help us realize these and other efficiencies. We are also continually replacing older vehicles with more fuel-efficient vehicles to improve up-time, reduce maintenance costs, and improve our emissions impact.
CONTINUOUS EVALUATION OF STRATEGY & LEADERSHIP

We believe that proper governance is integral to aligning our business strategy and operations with stakeholder interests. We have strong governance practices in place that continue to evolve as our business grows. We believe that these practices not only help to mitigate our risk as an organization, they also help to ensure that our values are embedded in our organizational processes and in our people, such that we conduct our business in the right way. We have updated many of our corporate governance documents, including our Board committee charters and other governance policies, to reflect evolving corporate governance best practices.

Good governance provides the structure needed for accountability, not just for achieving results, but for achieving them responsibly. We are committed to the highest standards of ethical conduct and corporate governance. Several years ago, our Board of Directors established a governance enhancement roadmap, which continues to guide the evolution and strengthening of our corporate governance practices.

▪In early 2022, we commenced a comprehensive review of our strategy to identify the “Next Horizon" of accretive growth levers.
▪In late 2022, our Board commenced a “deep-dive” self-assessment to ensure its composition, skill sets, and succession plans were appropriately evolving to further enhance governance as the business scales.
▪In mid 2023, we commenced a strategic assessment of our leadership team and succession plans, which have driven targeted Human Capital investments in Commercial Excellence, Digital Marketing, HR, Logistics, Business Development, Reporting / Analytics, and Shared Services.

▪In 2024, we reorganized two separate brand-aligned field operations into a single unified structure to improve local market execution and accountability, provide a consistent customer experience, and expand our product and service offerings.
▪In mid 2025, we realigned our Enterprise Accounts team, serving our largest customers, into five distinct verticals with industry-specific leadership talent to accelerate growth with these customers and diversify our lease portfolio across customers, end-markets, and product lines.
•In 2025, our Board conducted a comprehensive leadership and organizational health assessment and elected a new Chief Executive Officer ("CEO"), a new Executive Chair, and a Lead Independent Director in support of our strategic priorities.
•Throughout each stage, we engaged leading third-party advisors to provide benchmarking and outside-in thinking.

CURRENT MEMBERS OF OUR BOARD OF DIRECTORS

				COMMITTEE MEMBERSHIPS
NAME AND POSITION	AGE	INDEPENDENT	DIRECTOR SINCE	AC	CC	N&CGC
Mark S. Bartlett Partner, Ernst & Young LLP (retired)	75	✔	2017	X*	X
Timothy D. Boswell President and Chief Executive Officer, WillScot Holdings	47		2026
Erika T. Davis Executive Vice President and Chief Human Resources Officer, Performance Food Group Company	62	✔	2022		X	X
Gerard E. Holthaus Independent Director, WillScot Holdings (retired)	76	✔	2017	X		X
Worthing F. Jackman Executive Chair of the Board, WillScot Holdings	61		2024
Natalia N. Johnson President, Chief Digital & Transformation Officer, Public Storage	48	✔	2023	X	X*
Rebecca L. Owen Chair of the Board of Directors, Battery Reef, LLC	64	✔	2021		X	X*
Jeff Sagansky Lead Independent Director, WillScot Holdings (retired)	74	✔	2017		X	X
Bradley L. Soultz Former Chief Executive Officer, WillScot Holdings	56		2017
Michael W. Upchurch Independent Director, WillScot Holdings (retired)	65	✔	2020	X		X
Dominick Zarcone Independent Director (retired)	67	✔	2025	X
*Chair
Committees
AC - Audit Committee
CC - Compensation Committee
N&CGC - Nomination and Corporate Governance Committee
Information about Our Current Board and Committees

	Members	Independent Members	Meetings During Fiscal Year 2025	Attendance

Full Board	11 (1)	73%	9	96%

Audit Committee	5	100%	5	100%

Compensation Committee	5	100%	5	100%

Nominating and Corporate Governance Committee	5	100%	3	100%

(1)The Board increased the size of the Board from 10 to 11 directors effective as of January 1, 2026 and elected Mr. Boswell to the Board to fill the vacancy created by that increase.

Current Board Composition
(1)Approximately 27% of our directors identify as diverse either by Gender or Race/Ethnicity.
STOCKHOLDER ENGAGEMENT
The opinions of our stockholders are important to us. To that end, we consistently initiate and welcome engagement with our stockholders, to hear their perspectives and to share knowledge regarding our business operations, peer companies and the competitive landscape, our strategy, and our performance.
We recognize that maintaining strong relationships with and being accountable to our stockholders are essential to our success. Our outreach includes a variety of activities such as investor roadshows, analyst and investor meetings, and conferences, conducted both virtually and in person. We also communicate through multiple channels, including annual and quarterly reports, proxy statements, regulatory filings, press releases, and our website. We also host public conference calls to discuss quarterly earnings and major developments, which are available live and archived on our website. Senior management and, at times, members of the Board regularly engage with our stockholders to discuss strategy, financial performance, and sustainability initiatives. Engaging with stockholders enables us to understand their perspectives, establish performance goals and expectations, and address emerging issues that may impact our strategies, governance considerations, or other aspects of our operations. Strong alignment between our management team, the Board, and stockholders is essential for long-term value creation.
Our current Board members collectively own (directly or through family trusts) more than five million shares of Company stock. We believe this provides a high degree of alignment between our Board and our stockholders. Supplementing the consistent engagement of our management team with our investors, in 2024 and 2025, our Chair (Non-Executive and Executive), Lead Independent Director, Nominating and Corporate Governance Committee Chair, and members of the Compensation Committee engaged directly with investors to provide further information and gather views on our governance practices.

EXECUTIVE COMPENSATION OVERVIEW
The Compensation Committee oversees an executive compensation program designed to attract and retain experienced and talented executive officers and to motivate them to achieve our short-term and long-term financial, operational, and strategic objectives that align with shareholder value creation. This executive compensation overview and the accompanying Compensation Discussion and Analysis section are designed to provide an overview of the Company's compensation actions and policies for senior level executives. The Company's named executive officers are identified on page 32 of this Proxy Statement.
The Compensation Committee believes the Company's executive compensation program should reward actions and behaviors that drive shareholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on the Company's short-term and long-term financial, operational and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.
•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Shareholder Interests. Our executives’ interests should be aligned with shareholder interests through the risks and rewards of stock ownership in the Company.
Principal Elements of Pay
The Compensation Committee believes the Company's compensation program should emphasize a culture of pay for performance to provide incentives and accountability for executive officers in working toward the achievement of the Company's objectives. The table below outlines each of the principal elements of the Company's executive compensation program for 2025:

Pay Element	Who Receives	Form of Delivery	Type of Performance	Performance Period	How Payout is Determined	2025 Performance Measures
Base Salary	All named executive officers	Cash	Short-term emphasis (fixed)	Bi-weekly	N/A	Individual
Short-Term Cash Incentive	All named executive officers	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Q4 Lease Revenue
Performance- Based RSUs(1)	All named executive officers	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative TSR vs. S&P MidCap 400 Index
Time-Based RSUs(2)	All named executive officers	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Service Period
(1) In 2025, Performance-Based restricted stock units ("RSUs") made up 70% of the target annual value of long-term incentives for all of the Company's named executive officers.
(2) In 2025, Time-Based RSUs made up 30% of the target annual value of long-term incentives for all of the Company's named executive officers.

Pay Decisions
The elements of total direct compensation for the Company's named executive officers, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, and a summary of the actions the Compensation Committee took during 2025 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2025 Compensation Actions
Base Salary	•Competitive base salaries help attract and retain executive talent.
•Our former CEO’s increase for 2025 was 0% and the increases for the other named executive officers for 2025 ranged from 3% to 29%, to reflect role and responsibility changes and increases, respectively; and for improved alignment with market compensation levels.

Short-Term Cash Incentive Compensation	•Focus executives on achieving annual financial results that are key indicators of annual financial and operational outcomes.	•Named executive officers earned annual cash incentive awards valued at 32.8% of target performance (Adjusted EBITDA payout 32.8% of target; Q4 Lease Revenue payout 0% of target).
Long-Term Equity Incentive Compensation
•2025 annual equity-based awards consisted of Performance-Based RSUs and Time-Based RSUs.
•Performance-Based RSUs are measured based on a 3-year total shareholder return, measured against constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and support and underpin our talent retention objectives.

•The target annual equity award mix, based on the grant date fair value, consisted of 70% Performance-Based RSUs and 30% Time-Based RSUs for all named executive officers.
•Performance-Based RSUs are subject to a 3-year performance period (3 years following the grant date).
•Time-Based RSUs vest over four years, in equal annual installments.

Pay Mix
The Compensation Committee believes that the compensation of our most senior executives should be based on the Company's overall performance. A significant portion of executives’ pay is incentive-based and therefore at risk. In 2025, as shown in the following chart, performance-linked components (Annual Performance Bonus (“STIP”) and long-term incentive compensation) were 87% of the CEO’s target total direct compensation opportunity, which the Company defines as base salary, target STIP, and target value of long-term incentive compensation, and 79% of the average target total direct compensation opportunity for the other named executive officers.

2025 Pay Mix at Target
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
68%
19%
13%
58%
21%
21%
CEO
Other Named Executive Officers
Base Salary
Annual Performance Bonus
Long-Term Incentives

For specific details about the Company's executive compensation program, please refer to the Compensation Discussion and Analysis section on page 32.

PROPOSAL 1 – ELECTION OF DIRECTORS

Proposal Snapshot

What Am I Voting On?

Stockholders are being asked to elect nine directors to the Board of Directors for a one-year term.

Voting Recommendation: FOR the election of each of the Board’s director nominees named in this Proxy Statement.

The Board currently consists of 11 members. In accordance with the recommendation of the Nominating and Corporate Governance Committee, the Board has considered and nominated the following current directors to stand for re-election for a one-year term expiring at the 2027 annual meeting of stockholders or until their successor is duly elected and has been qualified, or until their earlier death, resignation, or removal: Timothy D. Boswell, Erika T. Davis, Gerard E. Holthaus, Worthing F. Jackman, Natalia N. Johnson, Rebecca L. Owen, Jeff Sagansky, Michael W. Upchurch, and Dominick Zarcone.
In connection with Mr. Soultz’s separation from the Company effective December 31, 2025, he has not been nominated for re-election to the Board and will retire from the Board effective immediately following the annual meeting. Additionally, following discussions with the Nominating and Corporate Governance Committee, Mr. Bartlett has not been nominated for re-election to the Board and will retire from the Board immediately following the annual meeting. As a result, neither Mr. Soultz nor Mr. Bartlett will stand for re-election at the annual meeting. As of the date of the annual meeting, the Board will be reduced to nine directors. Proxies cannot be voted for a greater number of individuals than the number of nominees.
The biographies and qualifications of the nine director nominees in this Proposal 1 are set forth below under the heading “Director Nominee Biographies & Qualifications.”
The Board of Directors Recommends You Vote FOR the Election of Each of the Director Nominees Named in this Proxy Statement.

DIRECTOR NOMINATIONS
Process for Recommending Directors
The Nominating and Corporate Governance Committee solicits and receives recommendations for potential director candidates from stockholders, management, directors, and other sources. The Board will select nominees based on independence, character, ability to exercise sound judgment, age, demonstrated leadership, qualifications, skills, including financial literacy, experience in the context of the needs of the Board and the Company, and other relevant factors. Each year, the Board (via the Nominating and Corporate Governance Committee) evaluates whether the Board and its committees are functioning effectively. In 2025, this effort included the engagement of an independent third-party evaluation firm to augment the Board’s annual evaluation and succession planning processes. The self-evaluation process solicits input from individual directors and provides an opportunity for directors to identify areas for improvement. Improvement areas may include the need for new skills and experiences, which helps guide the Board’s direction for specific skills, attributes and experiences needed to effectuate our strategy.
The Board values diversity of talents, skills, abilities, and experiences and believes Board diversity of all types provides significant benefits to the Company. Our Corporate Governance Guidelines state that directors will be selected in the context of assessing the Board’s needs at the time and with the objective of ensuring diversity in the background, experience, and viewpoints of Board members. Please also see the “Skills and Experience Matrix of Director Nominees” on page 20 and the “Composition of Director Nominees” on page 21 for additional information.
The Nominating and Corporate Governance Committee considers unsolicited inquiries and director candidates recommended by stockholders in the same manner as candidates from all other sources. Recommendations should be sent to the Corporate Secretary at 6400 East McDowell Road, Suite 300, Scottsdale, Arizona 85257.
Stockholder Nominations
Stockholders may nominate a director candidate for potential election to the Board by following the procedures described in our Amended and Restated Bylaws. Deadlines for stockholder nominations for WillScot Holdings 2027 annual meeting of stockholders are included in the “Stockholder Proposals and Director Nominations for the 2027 Annual Meeting” section on page 59.
Director Nominee Biographies & Qualifications
The Board has nominated the following nine individuals to stand for election for a one-year term expiring at the annual meeting of stockholders in 2027. Each nominee has consented to serve if elected. If a nominee is unable to serve, the Board may identify a substitute nominee or nominees. If that occurs, all valid proxies will be voted for the election of the substitute nominee or nominees designated by the Board. Alternatively, the Board may determine to keep a vacancy open or reduce the size of the Board.

Timothy D. Boswell

	Non-Independent		Key Skills & Qualifications
	Director Since:	2026	The Board believes Mr. Boswell’s insight into our Company and industry from his current role as our CEO and former roles with the Company enables him to provide meaningful guidance to our Board.
	Age:	47

Principal Occupation & Business Experience

Mr. Boswell has served as the President and Chief Executive Officer of WillScot since January 1, 2026, having previously served as President and Chief Operating Officer ("COO") from December 2024 through December 2025, and as President and Chief Financial Officer ("CFO") from September 2021 to December 2024, having previously served as CFO since the completion of the Williams Scotsman carve-out transaction from Algeco Scotsman and our public listing in November 2017. During his tenure with the Company, Mr. Boswell has overseen all aspects of its operations and led the development and execution of strategic initiatives to expand and diversify its portfolio of solutions, value-added products and services, including more than 30 mergers & acquisitions. Prior to joining Algeco Scotsman in June 2012, Mr. Boswell was a Vice President at Sterling Partners, a Chicago-based private equity firm with $4 billion of assets under management, responsible for principal investing and portfolio company management. Earlier in his career, he worked at Banc of America Capital Investors, Edgeview Partners, and Bear, Stearns & Co., Inc. Mr. Boswell holds a Bachelor of Arts degree in Economics and Psychology from Davidson College and a Master of Business Administration degree from the Darden School of Business at the University of Virginia.

Other Public Company Directorships in the Last 5 Years			Committees of the WillScot Holdings Board of Directors

None			None

Erika T. Davis

	Independent		Key Skills & Qualifications
	Director Since:	2022
The Board believes Ms. Davis’s experience in Human Resources and various operational and administrative roles, as well as her leadership experience at large publicly traded companies in the areas of M&A integration, technology and customer-facing support, enables her to provide meaningful guidance to our Board.

	Age:	62

Principal Occupation & Business Experience

Ms. Davis has served as Executive Vice President & Chief Human Resources Officer of Performance Food Group Company, one of the largest food and foodservice distributor companies in North America, since July 2019. Ms. Davis joined Performance Food Group after a 26-year career with Owens & Minor, Inc., a global healthcare services company. For nearly 20 of those years, she served in senior leadership roles including Chief Administrative Officer, Corporate Chief of Staff, and Senior Vice President for Administration & Operations and for Human Resources. Ms. Davis earned her undergraduate degree from the University of Richmond (VA) and holds a Master in Public Administration degree from the University of North Carolina at Chapel Hill.

Other Public Company Directorships in the Last 5 Years			Committees of the WillScot Holdings Board of Directors

None			Compensation Committee Nominating and Corporate Governance Committee

Gerard E. Holthaus

	Independent		Key Skills & Qualifications
	Director Since:	2017
The Board believes Mr. Holthaus’ executive leadership in our industry, including various CFO and CEO roles, risk and oversight, M&A, accounting and finance, corporate governance expertise, experience as a director of public and private companies, and knowledge of our Company enable him to provide meaningful guidance to our Board.

	Age:	76

Principal Occupation & Business Experience

Mr. Holthaus is retired. He served as Non-Executive Chair of WillScot until the completion of the WillScot Mobile Mini merger and is the former Non-Executive Chairman of Algeco Scotsman Global S.á r.l. Mr. Holthaus has served in various executive leadership positions, including CEO, CFO and/or Chairman of various companies in our industry. Mr. Holthaus is Non-Executive Chairman of the Board of the Baltimore Life Companies. Mr. Holthaus is a graduate of Loyola University Maryland.

Other Public Company Directorships in the Last 5 Years			Committees of the WillScot Holdings Board of Directors

•FTI Consulting, Inc. (former) •NESCO Holdings (former)			Nominating and Corporate Governance Committee Audit Committee

Worthing F. Jackman

	Non-Independent		Key Skills & Qualifications
	Director Since:	2024
The Board believes Mr. Jackman’s executive leadership experience, including serving as CEO, President, and CFO of a major publicly-traded company, his expertise in finance, investor relations, and corporate governance, as well as his experience as a director of public companies, enable him to provide meaningful guidance to our Board.

	Age:	61

Principal Occupation & Business Experience

Mr. Jackman joined the Board in October 2024 and has served as Executive Chair of the Board since September 4, 2025. Prior to retiring in 2023, he held several leadership roles at Waste Connections, a leading integrated solid waste services company that provides collection, transfer, recycling, and disposal services across North America. These roles included CEO and director from July 2019 to April 2023, President from July 2018 to April 2023, CFO from September 2004 to July 2018, and Vice President – Finance and Investor Relations from April 2003 to August 2004. Earlier in his career, Mr. Jackman held various investment banking positions at Alex. Brown & Sons (now Deutsche Bank Securities, Inc.), including as a Managing Director in the Global Industrial and Environmental Services Group. Mr. Jackman has served as a director of Quanta Services since 2005, where he is Chairman of the Audit Committee and a member of the Finance and Investment Committee. He holds a Bachelor of Science in Business Administration with a concentration in Finance from Syracuse University and a Master of Business Administration from Harvard Business School.

Other Public Company Directorships in the Last 5 Years			Committees of the WillScot Holdings Board of Directors

•Quanta Services, Inc. •Waste Connections, Inc. (former)			None

Natalia N. Johnson

	Independent		Key Skills & Qualifications
	Director Since:	2023
The Board believes that Ms. Johnson’s leadership experience at large publicly-traded companies in the areas of digital and technological transformation including Artificial Intelligence and data science, human capital, risk management, and operational strategy enables her to provide meaningful guidance to our Board.

	Age:	48

Principal Occupation & Business Experience

Ms. Johnson joined the Board in August 2023. Ms. Johnson has served as President, Chief Digital & Transformation Officer of Public Storage, a real estate investment trust that invests in self storage, since February 2026, having previously served as Chief Administrative Officer from August 2020 to February 2026 and Chief Human Resources Officer from July 2016 to August 2020. Her responsibilities at Public Storage include cybersecurity, technology, transformation, human capital, data science, customer care, safety and security, and corporate strategy. Prior to joining Public Storage, Ms. Johnson spent 13 years in several leadership roles at Bank of America, most recently as SVP, Chief Operating Officer - Mortgage Technology. Earlier in her career, she held various management roles for Coca-Cola and San Cristóbal Insurance in her home country of Argentina. Ms. Johnson holds a Bachelor of Business Administration degree from Universidad Católica De Córdoba, Argentina.

Other Public Company Directorships in the Last 5 Years			Committees of the WillScot Holdings Board of Directors

None			Audit Committee Compensation Committee - Chair

Rebecca L. Owen

	Independent		Key Skills & Qualifications
	Director Since:	2021	The Board believes Ms. Owen’s depth of knowledge of the storage, real estate, construction and adjacent markets, governance expertise, finance, cybersecurity, risk and oversight experience, as well as her experience as a director of several public companies enable her to provide meaningful guidance to our Board.
	Age:	64

Principal Occupation & Business Experience

Ms. Owen joined the Board in November 2021. She has served as Chairman and founder of Battery Reef, LLC, a commercial real estate investment and management company since January 2019. She previously served in various leadership roles at Clark Enterprises, Inc., a private investment firm, including as President and Chief Investment Officer of CEI Realty, Inc. and Chief Legal Officer of Clark Enterprises, Inc. Ms. Owen also serves on the board of Public Storage. She previously served on WillScot’s board prior to the WillScot Mobile Mini merger as well as on the boards of Jernigan Capital, Inc., and Columbia Equity Trust, Inc. Ms. Owen also serves on the private board of the Feil Organization, a commercial real estate investment and management company and the Real Estate Investment Advisory Committee of ASB Capital Management, LLC, and she previously served on the board of Carr Properties, a private office and residential REIT, from 2013-2025. Ms. Owen received a Juris Doctorate from University of Chicago Law School and a Bachelor of Arts in Economics from Hamilton College. Further, Ms. Owen has been certified in Cybersecurity Oversight by Carnegie Mellon University and in ESG Oversight by Global Competent Boards.

Other Public Company Directorships in the Last 5 Years			Committees of the WillScot Holdings Board of Directors

•Public Storage			Compensation Committee Nominating and Corporate Governance Committee - Chair

Jeff Sagansky

	Independent		Key Skills & Qualifications
	Director Since:	2017	The Board believes Mr. Sagansky’s experience with mergers and acquisitions and capital markets, together with his experience as a senior executive and director of growth-oriented public and private companies, enables him to provide meaningful guidance to our Board.
	Age:	74

Principal Occupation & Business Experience

Mr. Sagansky has served as a director since November 2017 and has served as the Lead Independent Director since September 4, 2025. Mr. Sagansky is an investor and former media executive, having previously served in various leadership positions with Paxson Communications, Sony Pictures, CBS Entertainment, and Tristar Pictures, to name a few. He is currently Co-Chairman and Board member of Infinite Eagle Acquisition Corp. and Co-Chairman and Board member of Bold Eagle Acquisition Corp. Previously, he was Chairman and CEO of Diamond Platinum Eagle Acquisition Corp., when the company effected a three-way merger with Draft Kings and SB Tech. Mr. Sagansky served as Chairman and CEO of Platinum Eagle Acquisition Corp. and as a director for several other publicly traded companies. He is a graduate of Harvard University.

Other Public Company Directorships in the Last 5 Years			Committees of the WillScot Holdings Board of Directors

•Infinite Eagle Acquisition Corp.
•Bold Eagle Acquisition Corp.
•Sharecare, Inc. (former)
•Screaming Eagle Acquisition Corp. (former)
•Target Hospitality Corp. (former)
•Falcon Capital Acquisition Corp. (former)
			Compensation Committee Nominating and Corporate Governance Committee

Michael W. Upchurch

	Independent		Key Skills & Qualifications
	Director Since:	2020	The Board believes Mr. Upchurch’s leadership experience in business, management operations and finance, including his 15-year tenure as CFO, as well as his 36 years of leadership experience with publicly traded companies, including guiding large M&A transactions and navigating the related regulatory and integration regimes enables him to provide meaningful guidance to our Board.
	Age:	65

Principal Occupation & Business Experience

Mr. Upchurch has served as a director since 2020, and previously served on the Board of Mobile Mini and as Audit Committee Chair prior to the WillScot Mobile Mini merger. He served as Executive Vice President and Chief Financial Officer for Kansas City Southern (“KCS”), a transportation holding company that has railroad investments in the U.S., Mexico and Panama linking the commercial and industrial centers of North America, prior to retiring in April 2023. Mr. Upchurch served as Chief Financial Officer at KCS since October 2008, having joined KCS in March 2008. Prior to KCS, Mr. Upchurch held various positions at Sprint, most recently as senior vice president – financial operations. He began his career as an accountant with Price Waterhouse (now PricewaterhouseCoopers LLP). Mr. Upchurch is a certified public accountant and has a B.S. degree in Business Administration from Kansas State University.

Other Public Company Directorships in the Last 5 Years			Committees of the WillScot Holdings Board of Directors

None			Audit Committee Nominating and Corporate Governance Committee

Dominick Zarcone

	Independent		Key Skills & Qualifications
	Director Since:	2025	The Board believes Mr. Zarcone’s public company executive leadership, finance and corporate governance expertise, as well as his experience as a director of three public companies enables him to provide meaningful guidance to our Board.
	Age:	67

Principal Occupation & Business Experience

Mr. Zarcone joined the Board in June 2025. He is retired, having most recently served as President & CEO of LKQ Corporation, a leading distributor of alternative and specialty parts to repair and accessorize automobiles and other vehicles, a position he held from June 2017 to June 2024. He previously served as its Executive Vice President and Chief Financial Officer from March 2015 to May 2017. Prior to joining LKQ, Mr. Zarcone held various leadership positions at Baird Financial Group, a capital markets and wealth management company, and certain of its affiliates, including most recently as the Managing Director and Chief Financial Officer from April 2011 to March 2015, as well as the Treasurer of Baird Funds, Inc. Between February 1995 and April 2011, he was a Managing Director of the Investment Banking department of Robert W. Baird & Company, Inc. From February 1986 to February 1995, he was with the investment banking department of Kidder, Peabody & Co., most recently as Senior Vice President. He holds a B.S. in Finance from the University of Illinois at Urbana-Champaign and an M.B.A. from the University of Chicago.

Other Public Company Directorships in the Last 5 Years			Committees of the WillScot Holdings Board of Directors

•Generac Holdings, Inc. •Meko AB •LKQ Corporation (former)			Audit Committee

Skills and Experience Matrix of Director Nominees
The following chart is not intended to be an exhaustive list of each director’s skills and experience, as each of them also contributes other important skills, expertise, experience and personal attributes.

Skills and Experience	Boswell	Davis	Holthaus	Jackman	Johnson	Owen	Sagansky	Upchurch	Zarcone
Leadership Business and strategic management experience from service in a significant leadership position, such as a CEO, CFO or other senior leadership position	●	●	●	●	●	●	●	●	●
Finance and Accounting Understanding of finance and financial reporting processes	●		●	●	●	●	●	●	●
Investor Overseeing investments and decisions	●		●	●		●	●	●	●
Industry and Operations Operational experience in the industries in which we operate	●	●	●		●	●		●	●
Technology Developing and investing in new technologies and ideas	●	●		●	●		●	●	●
Risk Oversight/Cybersecurity Understanding significant risks facing companies, including cybersecurity	●	●	●	●	●	●	●	●	●
Customer Service Experience meeting customer expectations and positively transforming customer experience	●	●	●	●	●	●	●	●	●
Environmental & Safety Safety and environmental regulations	●	●		●	●			●	●
Prior Public Board Experience Service on public company boards			●	●		●	●	●	●
Human Capital Management Oversight with respect to the needs of employees and development of talent	●	●	●	●	●	●	●	●	●
Legal and Corporate Governance Understanding of legal and corporate governance issues and corporate governance best practices for public companies	●	●	●	●	●	●	●	●	●
Independent Satisfies independence requirements of Nasdaq and SEC		●	●		●	●	●	●	●
Sustainability Experience in sustainability and responsible business matters	●	●	●	●	●	●	●	●	●

Number of Director Nominees
Leadership
9
Finance and Accounting
8
Investor
7
Industry and Operations
7
Technology
7
Risk Oversight/Cybersecurity
9
Customer Service
9
Environmental & Safety
6
Prior Public Board Experience
6
Human Capital Management
9
Legal and Corporate Governance
9
Independent
7
Sustainability
9
0
1
2
3
4
5
6
7
8
9

Composition of Director Nominees
(1)Approximately 33% of our director nominees identify as diverse either by Gender or Race/Ethnicity.
Majority Voting for Director Elections
The Company's Bylaws have a majority vote standard for the election of directors in an uncontested election. In such event, the number of votes cast favoring each director nominee’s election must exceed the number of votes cast against that nominee’s election for stockholders to elect the nominee.
If an incumbent director is not elected, the director nonetheless would remain in office until their successor is elected. As a result, the Bylaws require such incumbent director to tender their resignation to the Executive Chair of the Board within five days following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the resignation and, within 45 days following the date after the meeting at which the election took place, recommend to the Board whether the Board should accept the tendered resignation or reject it based on all relevant factors. The Board must act on that recommendation no later than 90 days after the meeting at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Abstentions and broker non-votes will not have an impact on the election of directors.

Director Meeting Attendance
Board and Committee Meetings
Directors are expected to participate in all meetings of the Board and each committee on which he or she serves. In 2025, the Board held 9 meetings, the Audit Committee held 5 meetings, the Compensation Committee held 5 meetings, and the Nominating and Corporate Governance Committee held 3 meetings. During 2025, each of our then-serving directors attended at least 96% of the meetings held by the Board and each committee on which he or she then served.
Other Meetings
Our independent directors meet in closed (executive) sessions, without the presence of management. All committee meetings are open to all Board members to attend, review materials, and comment on key issues, with voting limited to committee members.
Directors are expected to attend our annual stockholders’ meetings. Each of the then-serving directors attended the Company's 2025 annual stockholders meeting.
Committees of the Board of Directors
Committee Membership
The Board, upon recommendation from the Nominating and Corporate Governance Committee, reviews and determines the composition of the committees and appoints the Committee Chairs. Through periodic committee refreshment, the Board balances the benefits derived from continuity and depth of experience with those gained from fresh, diverse perspectives and enriching our directors’ understanding of different aspects of our business.
In 2025, there were changes in membership for all three committees. Mr. Zarcone was appointed to the Audit Committee, replacing Mr. Jackman. Ms. Johnson was appointed Chair of the Compensation Committee, replacing Ms. Owen, who remained a member of the committee. Ms. Owen was appointed Chair of the Nominating and Corporate Governance Committee, replacing Mr. Holthaus, who remained a member of the committee. Each committee operates under a written charter, which is reviewed annually, and more frequently as necessary, to address any new rules or best practices relating to the responsibilities of the applicable committee, or changes to such rules and best practices. The applicable committee recommends changes to its own charter and submits such recommended changes to the Nominating and Corporate Governance Committee, which recommends action by the Board. All charter amendments are submitted to the Board for approval.
A copy of each committee charter is available on our corporate website at https://investors.willscot.com/corporate-governance/committee-composition.

Current Audit Committee	Current Compensation Committee	Current Nominating and Corporate Governance Committee
Mark Bartlett *,**	Natalia N. Johnson *	Rebecca L. Owen *
Gerard E. Holthaus **	Mark Bartlett	Erika T. Davis
Natalia N. Johnson	Erika T. Davis	Gerard E. Holthaus
Michael W. Upchurch **	Rebecca L. Owen	Jeff Sagansky
Dominick Zarcone **	Jeff Sagansky	Michael W. Upchurch

*Committee Chair **Audit Committee Financial Expert
Audit Committee
The Board has determined that each Audit Committee member is independent pursuant to applicable rules of Nasdaq and the SEC. The Board also has determined that Messrs. Bartlett, Holthaus, Upchurch, and Zarcone each qualifies as an “audit committee financial expert” (as defined by the SEC), based upon the education and experience described in their biography.
The Audit Committee’s primary responsibilities are to monitor: (i) the integrity of the Company's financial statements and accounting and financial reporting processes; (ii) compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications, performance, and independence; (iv) the performance of internal audit and disclosure controls functions; (v) the Company's risk management framework; and (vi) policies and processes related to cybersecurity and data-protection threats.
In discharging these responsibilities, the Audit Committee, among other things: (i) selects, oversees, and retains the Company's independent auditor; (ii) reviews and discusses the scope of the annual audit and written communications by the independent auditor to the Audit Committee and management; (iii) oversees financial reporting activities, including the annual audit and the accounting standards and principles followed; (iv) approves audit and non-audit services by the independent auditor and applicable fees; (v) reviews and discusses periodic reports filed with the SEC; (vi) reviews and discusses earnings press releases and communications; (vii) oversees internal audit activities; (viii) oversees disclosure controls and procedures and reviews internal controls over financial reporting; (ix) monitors, reviews and discusses the Company’s risk management framework, consisting of a variety of potential risks such as cybersecurity, privacy, and sustainability; (x) periodically reviews the Company's policies and processes related to cybersecurity and data-protection threats, including assessment, identification and management of material risks, mitigation strategy, governance and incident reporting, and coordinates with the Board and management, as applicable, to provide oversight over the preparation of relevant disclosures, including those required by the SEC’s cybersecurity rules; (xi) oversees the administration of the Company's Code of Business Conduct and Ethics and other ethics policies, including Human Rights; (xii) oversees and periodically reviews and edits the Company's Whistleblower Policy; (xiii) reviews, discusses, and approves insider and affiliated person transactions; (xiv) administers the policy with respect to the hiring of former employees of the independent auditor; and (xv) with respect to all of the foregoing responsibilities, interfaces with management, the independent auditor, the internal audit department, and any other parties to discuss, review, and execute such responsibilities. In addition, the Audit Committee performs an annual self-evaluation, reviews its charter, and recommends changes to the Nominating and Corporate

Governance Committee for submission to the Board for approval, and prepares the Audit Committee report required to be included in the annual proxy statement.
Compensation Committee
The Board has determined that each Compensation Committee member is a non-employee director within the meaning of Rule 16b-3 under the Exchange Act and is independent pursuant to applicable rules of Nasdaq and the SEC. In considering whether a member of the Board is qualified to serve on the Committee, the Board considers all factors specifically relevant to determining whether a director has a relationship to the Company that is material to that director's ability to be independent from management in connection with the duties of a Compensation Committee member, including, but not limited to: (i) the source of compensation of such director, including any consulting, advisory, or other compensatory fee paid by the Company to such director; and (ii) whether such director is affiliated with the Company, a subsidiary of the Company, or an affiliate of a subsidiary of the Company (affiliate status is defined generally as having control of, or being controlled by, another person).
The Compensation Committee and the Board solicit recommendations from the CEO and other officers regarding compensation matters, including the compensation of NEOs and key employees other than the CEO. Management assists the Compensation Committee by providing information such as financial results, short-term and long-term business and financial plans, strategic objectives, and talent development and succession planning as well as their views on elements of the Company's compensation program and compensation levels. The CEO attended all of the Compensation Committee meetings held in 2025, although he did not participate in any portion of the meetings related to his compensation and performance. Only members of the Compensation Committee vote on matters before that committee. The primary responsibilities of the Compensation Committee include: (i) reviewing director compensation and recommending changes to the Board for approval; (ii) reviewing and approving CEO’s compensation; (iii) reviewing the compensation of other NEOs; (iv) administering NEO compensation plans, as well as any equity-based compensation plans and any other compensation arrangements, including approving awards thereunder, to the extent such plans and arrangements affect NEOs; (v) overseeing objective performance goals, individual award levels, and operative and subjective performance measures, and overseeing all aspects of NEO incentive compensation; (vi) reviewing and approving any employment agreements, severance arrangements, change in control agreements and severance protection plans, and other contracts, arrangements, or provisions affecting NEOs; (vii) reviewing the compensation disclosures in the annual proxy statement and Annual Report on Form 10-K filed with the SEC and discussing the disclosures with management; (viii) facilitating the annual performance review of the CEO, which is led by the Executive Chair of the Board and incorporates feedback from the entire Board; (ix) performing an annual self-evaluation; (x) reviewing its charter and recommending changes to the Nominating and Corporate Governance Committee for submission to the Board for approval; (xi) submitting all equity-based compensation plans, NEO compensation plans, and material revisions to such plans to a vote of the Board, and to a vote of stockholders if required; (xii) preparing the Compensation Committee report required to be included in our annual proxy statement; (xiii) administering the Company’s Compensation Recoupment Policy and any similar compensation recoupment or clawback policy; (xiv) overseeing of the Company’s human capital initiatives; and (xv) overseeing the biennial review of pay equity for the Company.
Compensation Consultant
Under its charter, the Compensation Committee is authorized to select, retain, and direct the activities, and terminate the services, of compensation advisors, as well as approve fees and expenses of such advisors. The Compensation Committee retained Pay Governance, LLC (“Pay Governance”) as its independent compensation consultant for 2025. The Compensation Committee periodically evaluates Pay Governance’s independence from management, taking into consideration all relevant factors, including the independence factors specified in applicable rules of Nasdaq and the SEC.
In 2025, Pay Governance advised the Compensation Committee on all executive and director compensation matters. No services were provided by any company (Pay Governance, nor our Company) to the other during 2025, other than the advisory services provided by Pay Governance to the Compensation Committee. The Compensation Committee has considered all factors relevant to Pay Governance’s independence from management under applicable rules of Nasdaq and the SEC and has concluded that Pay Governance’s work did not raise any conflicts of interest.
Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee serves as, or has in the prior three years served as, an officer or employee of the Company at any time. None of the NEOs serves as, or in the prior three years has served as, a member of the board or compensation committee of any other company that has an executive officer serving as a member of the Board or the Compensation Committee.
Nominating and Corporate Governance Committee
The Board has determined that each Nominating and Corporate Governance Committee member is independent pursuant to applicable rules of Nasdaq and the SEC.
The primary responsibilities of the Nominating and Corporate Governance Committee include: (i) identifying and qualifying the annual slate of directors for nomination by the Board; (ii) assessing the independence of directors; (iii) identifying and qualifying the candidates for Executive Chair of the Board and for membership and chair of the committees for appointment by the Board and additionally considering the rotation of members of the committees and chairs of the committees; (iv) considering, from time to time, and at least once annually, the operations of the committees, including accepting input from the committees with respect to the responsibilities and organization of such committees and proposing changes to the Board; (v) identifying and qualifying candidates to fill vacancies occurring between annual meetings of stockholders for election by the Board; (vi) monitoring compliance with, considering and reviewing proposed changes to, and periodically assessing the effectiveness of, the Company's Corporate Governance Guidelines, the committee charters, and other policies and practices relating to corporate governance, including, as applicable, for submission to the Board for approval; (vii) monitoring and reviewing responses to stockholder communications with non-management directors together with the Executive Chair of the Board; (viii) overseeing the process for director education and Board and committee self-evaluations; (ix) overseeing the process relating to succession planning for our CEO; (x) reviewing its charter and recommending changes to the Board for approval; (xi) performing an annual self-evaluation; and (xii) overseeing our public policy and sustainability strategy and initiatives.

Board Leadership Structure
The Board believes that the decision of whether to have the same individual occupy the offices of Chair and CEO should be made by the Board, from time to time, in its business judgment after considering relevant factors, including the specific needs of the Company and what is in the best interests of the Company and its stockholders. Currently, the roles of Chairman and CEO are separate, which the Board believes is appropriate and in the best interests of the Company and its stockholders. The separate roles allow the CEO to focus on managing the daily operations of the Company, while the Chair oversees the Board’s significant functions.
The Company's Corporate Governance Guidelines provide that a Lead Independent Director will be selected by the Board whenever the individual selected to serve as Chair is not independent. To reinforce the strategic direction of the Company and provide greater support to the executive management team in executing against its strategic priorities, the Board elected Mr. Jackman as Executive Chair. As Executive Chair, Mr. Jackman no longer qualifies as independent under applicable rules of Nasdaq and SEC rules, so the Board elected Mr. Sagansky as the Lead Independent Director. His duties and responsibilities include the following:
•Presides at meetings of the Board, at which the Executive Chair is not present, including executive sessions of the independent directors.
•Serves as a liaison between the non-executive directors and our CEO.
•Provides guidance on the Board’s meeting materials for distribution and Board meeting schedules and agendas.
•Has the authority to call meetings of the independent directors.
•Leads the Board’s annual evaluation of the CEO.
•Is available, when appropriate, for consultation and direct communication with major stakeholders.
The Board’s Role in Risk Oversight
The entire Board has a key oversight role for the Company's Enterprise Risk Management (“ERM”) program. In particular, the Board is responsible for aggregating, monitoring, measuring, and managing strategic risk exposure, including a determination of the nature and level of risk appropriate for the Company. The Board administers its oversight of strategic risks directly as well as through the committees of the Board. The Audit Committee, in addition to overseeing financial reporting and control risks, is responsible for monitoring our risk management framework. The Board’s other committees also assist the oversight function of the Board by addressing risks related to the relevant committee’s particular area of concentration. For example, the Compensation Committee oversees risks related to executive compensation plans and arrangements, and the Nominating and Corporate Governance Committee oversees risks associated with the independence of the Board. Each committee interfaces with the Board with respect to any risks it identifies, within its set of designated responsibilities, as appropriate, including at meetings of the Board. The Board considers each committee’s assessments, as applicable, and incorporates the insight provided by the assessments of the committees into its overall risk management analysis.
The ERM approach enables the Board to align with senior management on the effectiveness of the Company's risk management practices. The Company has established a risk committee which is responsible for identifying, prioritizing, and managing risk exposure. The risk committee meets at least quarterly to oversee the implementation of the ERM program and reports regularly to the Board. This process also includes an evaluation of preparedness to respond to a risk if realized. The risk committee is chaired by the CEO and includes senior leadership from all relevant functional departments.
Enterprise Risk Management
Throughout the year, the Board, through and in cooperation with its relevant committees and management, also receives reports and acts upon various enterprise risk management issues and dedicates a portion of the Board’s meetings to reviewing and discussing specific risk topics in greater detail.
With regard to cybersecurity specifically, the Board receives updates regarding cybersecurity events and threats, the status of our ongoing cybersecurity programs, and planned initiatives designed to continue to enhance cybersecurity practices. Further, the Board coordinates with the Audit Committee and management, as applicable, to ensure compliance with all applicable disclosure obligations related to cybersecurity threats and incidents, including the Board’s oversight thereof and management’s responsibilities to assess, monitor and manage such threats and incidents. The Company has increased its cybersecurity efforts by: (i) enhancing employee training; (ii) partnering with leading cybersecurity solution providers to protect data, including sensitive and client data; and (iii) engaging third parties to conduct reviews of our cybersecurity framework and controls environment. Regarding the Audit Committee’s oversight of cybersecurity and data-protection, the Board also relies on the advice of outside cybersecurity consultants.
With regard to artificial intelligence, the Company has adopted comprehensive guidelines governing the use of Generative Artificial Intelligence (“GAI”), designed to safeguard confidential information, ensure legal and regulatory compliance, and manage the risks associated with emerging AI technologies. The Audit Committee oversees management's approach to GAI within the scope of cybersecurity, data privacy and risk management, including periodic updates on AI-related risks and opportunities.
Corporate Governance Guidelines
The Board has adopted Corporate Governance Guidelines that reflect its commitment to oversee the effectiveness of policy and decision-making at the Board and management level, with a view to enhancing stockholder value over the long-term. The Company's Corporate Governance Guidelines are available online at https://investors.willscot.com/corporate-governance/governance-overview.
Codes of Business Conduct & Ethics
The Board has adopted a Code of Business Conduct and Ethics (“Code of Business Conduct”), which applies to directors, officers and employees, and a Code of Ethics for the Chief Executive Officer and Senior Financial Officers (“Code of Ethics”), which supplements the Code of Business Conduct and applies to the CEO, principal financial officer, principal accounting officer, and controller. Copies of the Code of Business Conduct and the Code of Ethics are available online at https://investors.willscot.com/corporate-governance/governance-overview. If the Board grants a waiver under the Code of Business Conduct to any director, executive officer or senior financial officer, or makes any substantive amendments to the Code of Ethics or grants any waiver thereunder to a covered officer, the Company will promptly disclose the nature of the applicable waiver or amendment on our website.

Board Evaluation Process
The Board regularly seeks to improve the skill set and diversity of its members. Each year, the Board conducts a rigorous annual evaluation to help determine whether the Board and its committees are functioning effectively. The Nominating and Corporate Governance Committee oversees this process. The self-evaluation process solicits input from the directors regarding the performance and effectiveness of the Board, the committees, and the individual directors, and provides an opportunity for directors to identify areas for improvement. The Nominating and Corporate Governance Committee reviews the results and feedback from the self-evaluation process and makes recommendations for improvements, as appropriate. The annual evaluation process allows the Board to assess its performance and practices and identify areas for improvement. Additionally, the Lead Independent Director has regular one-on-one discussions with our Board members and conveys their feedback on an ongoing basis to our Executive Chair of the Board. Further, the Board engages an independent third-party evaluation firm every five years or as otherwise appropriate. The Board continues to seek candidates with unique skill sets to help us further enhance stockholder value creation and support a continuation of our robust growth trajectory for the next five years. The Board believes that this continuous feedback cycle, along with the formal annual evaluation process, contributes to the overall functioning and ongoing effectiveness of the Board.
Prohibition Against Hedging and Pledging
The Company maintains a policy under which directors, NEOs, and other employees are prohibited from engaging in hedging or monetization transactions. The policy prohibits the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds to accomplish hedging or monetization transactions, and it applies to equity securities granted as compensation as well as to equity securities otherwise held by non-employee directors and employees. In addition, directors and NEOs, and other employees are prohibited from holding the Company's securities in a margin account or otherwise pledging the Company's securities as collateral for loans except as may be approved by the Board.
Director Independence
Nasdaq listing rules require a majority of our Board to be independent. An “independent director” is defined generally as a person other than an officer or employee of the Company or its subsidiaries or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director.
The Board annually makes an affirmative determination regarding the independence of each director based upon the recommendation of the Nominating and Corporate Governance Committee. Applying these standards, the Board has affirmatively determined that Messrs. Bartlett, Holthaus, Sagansky, Upchurch and Zarcone, and Mmes. Davis, Johnson and Owen are independent directors under applicable rules of Nasdaq and the SEC.
In making these determinations, the Board considered the following factors, among others: (i) the ownership positions and contractual arrangements of Board members and nominee, and their affiliates, with the Company; (ii) the corporate governance and other policies adopted by the Board to help avoid conflicts and potential conflicts of interest; (iii) the contractual arrangements and annual payments between the Company and other companies upon which directors and nominee also serve as directors; and (iv) the alignment of the long-term interests of the stockholders that appointed Board members with the long-term interests of our other stockholders.
Communication with the Board
Stockholders, employees and other interested parties may communicate with any director, the Board as a group, the independent directors as a group or any Board committee as a group by sending such communications to the Corporate Secretary to be forwarded to the Executive Chair of the Board. The Corporate Secretary may respond directly or redirect any such communication to another department of our Company for an appropriate response if, in the discretion of the Corporate Secretary, such a direct response is more appropriate. The Corporate Secretary may also ignore any communication that he or she determines to be of a commercial or frivolous nature or otherwise inappropriate for Board consideration.
Certain Relationships and Related Person Transactions
The Board has approved a Policy on Related Person Transactions under which any proposed related party transaction involving (i) a director or an executive officer, (ii) any nominee for election as a director of the Company, (iii) any individual or entity known to the Company to be the beneficial owner of more than five percent (5%) of any class of the Company's voting securities, and (iv) any immediate family member of an individual identified in clauses (i) through (iii) shall be brought to the attention of the Company and reviewed by Management. Management presents the relevant facts and circumstances, with respect to actual or potential related person transactions, as defined in Item 404(a) of Regulation S-K, to the Audit Committee. The Audit Committee is responsible for the review, approval, or ratification of related person transactions and may, in its discretion, approve, ratify or take other action with respect to such transactions. During 2025, there were no related person transactions.
Director Compensation
The Company's director compensation program is designed to compensate non-executive directors fairly for their service and to align their interests with the long-term interests of stockholders. The Compensation Committee reviews the compensation level of non-executive directors from time to time and at least biennially and makes recommendations to the Board relative to the Company's peer group also used for purposes of the Company's executive compensation program. For more information on the compensation peer group, see "Use of Market Data and the Compensation Peer Group" on page 36.

In 2025, the annual compensation for non-executive directors consisted of the following:

2025-Type of Fee	Amount ($)

Retainers

Non-Executive Chair Cash	$150,000

Non-Executive Chair Restricted Stock (one year vesting)	$185,000

All Other Non-Executive Directors Cash	$80,000

All Other Non-Executive Directors Restricted Stock (one year vesting)	$150,000

Committee Chair / Member Cash Stipend

Audit Committee	$30,000 / $10,000

Compensation Committee	$22,500 / $7,500

Nominating and Corporate Governance Committee	$15,000 / $6,000

Meeting fees	—
2025 Director Compensation Table
The table below summarizes the compensation paid to the Company's directors (other than Messrs. Boswell and Soultz each of whose compensation is disclosed in the Summary Compensation Table on page 44) for the year ended December 31, 2025.

Director Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Options Award ($)(2)	All Other Compensation (4)	Total ($)

Mark S. Bartlett	$117,500	$150,000	$—	$—	$267,500

Erika T. Davis	$93,500	$150,000	$—	$—	$243,500

Gerard E. Holthaus	$96,000	$150,000	$—	$—	$246,000

Worthing F. Jackman (3)	$233,077	$1,385,000	$1,277,600	$43,750	$2,889,427

Natalia N. Johnson	$112,500	$150,000	$—	$—	$262,500

Rebecca L. Owen	$102,500	$150,000	$—	$—	$252,500

Jeff Sagansky	$93,500	$150,000	$—	$—	$243,500

Michael W. Upchurch	$96,000	$150,000	$—	$—	$246,000

Dominick Zarcone	$90,000	$150,000	$—	$—	$240,000

(1)The amounts in this column represent annual cash retainers and fees paid during 2025.
(2)The amounts reflected in this column represent the aggregate grant date fair value of the awards computed in accordance with Accounting Standards Codification Topic 718 (“ASC 718”).
(3)Mr. Jackman became Executive Chair of the Board and an employee director effective September 4, 2025. In connection with his election as Executive Chair, Mr. Jackman entered into a letter agreement with the Company providing for the following:
•$300,000 annualized base salary; and
•The following one-time equity awards:
◦Performance share units having a grant date value of $1,600,000, to be granted in the first quarter of 2026 (at the same time grants are made to other similarly situated executives) and vesting at the end of a three-year performance period if the performance goals established by the Compensation Committee are met.
◦120,000 stock options, to be granted on or as soon as practicable following Mr. Jackman’s start date and vesting 50% on each of the first and second anniversaries of the grant date.
◦RSUs having a grant date value of $1,200,000, to be granted on or as soon as practicable following Mr. Jackman’s start date and vesting 50% on each of the first and second anniversaries of the grant date.
•An annual executive allowance of $175,000 to cover temporary housing and related expenses incurred by Mr. Jackman while providing services on behalf of the Company.
(4)Amount represents the portion of Mr. Jackman’s executive allowance paid in 2025.

The aggregate number of shares of restricted stock issued, RSUs and options as director compensation that were outstanding and unvested as of December 31, 2025 held by each director listed below was as follows:

Director	Number of Shares of Restricted Stock Unvested as of December 31, 2025	Number of Options Unvested as of December 31, 2025

Mark S. Bartlett	5,384	0

Erika T. Davis	5,384	0

Gerard E. Holthaus	5,384	0

Worthing F. Jackman	57,944	120,000

Natalia N. Johnson	5,384	0

Rebecca L. Owen	5,384	0

Jeff Sagansky	5,384	0

Michael W. Upchurch	5,384	0

Dominick Zarcone	5,384	0

Non-Employee Director Stock Ownership Guidelines
The Company maintains stock ownership guidelines for non-employee directors with a target ownership level of five times the cash portion of the standard annual retainer, excluding chair and meeting fees. Non-employee directors are expected to meet their target ownership level by the later of the fifth anniversary of their appointment or July 29, 2029, which is the fifth anniversary of the effective date of the guidelines. Non-employee directors who have not achieved their target ownership level by the applicable deadline will be expected to retain all of their equity retainers, including any net shares acquired upon any future vesting of restricted stock, net of a number of shares sufficient to cover any taxes due on such retainers, until the target ownership level is met. Once a non-employee director has met the target ownership level, the director will be deemed thereafter to have satisfied the target ownership level until such time as the director disposes of any shares, after which compliance will be re-measured. The guidelines also provide guidance for calculating ownership levels. As of the date of this Proxy Statement, all non-employee directors either had met the target ownership level or have the opportunity to meet the target ownership level within the prescribed period. The Company has also adopted stock ownership guidelines for NEOs as described below.

PROPOSAL 2 – RATIFICATION OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Proposal Snapshot

What Am I Voting On?

The Board seeks an indication from stockholders of their approval or disapproval of the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026.

Voting Recommendation: FOR the ratification of our independent registered public accounting firm.

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the Company’s independent registered public accounting firm, Ernst & Young LLP (“EY”). As ratified by stockholders at the 2025 annual meeting, the Audit Committee appointed EY to serve as the Company's independent registered public accounting firm for the year ended December 31, 2025.
In evaluating the performance and considering the engagement of our independent registered public accounting firm, including whether to rotate firms, the Audit Committee considers various factors, including the firm’s capability and expertise in handling the scope and complexity of the audit, information related to audit effectiveness, fees and the potential impact of changing firms. Based on these factors, the Audit Committee has determined that the continued engagement of EY as our independent registered public accounting firm is in the best interests of the Company and its stockholders. As a result, the Audit Committee has selected EY to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2026. The Audit Committee recommends that stockholders ratify its appointment of EY. Although not required to do so, the Board is submitting the appointment of EY for ratification by stockholders as a matter of good corporate governance practice. The Audit Committee is not required to take any action based on the outcome of the vote on this Proposal 2. However, if stockholders do not ratify the appointment of EY, the Audit Committee will consider whether to select a different independent registered public accounting firm. Even if the selection of EY is ratified by the Company's stockholders, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.
EY representatives will be present at the annual meeting and will have the opportunity to make a statement and respond to appropriate questions from stockholders.
Audit Fees & Approval Process
The Audit Committee pre-approves all audit and non-audit services to be performed by the independent registered public accounting firm in compliance with the Sarbanes-Oxley Act and the SEC rules regarding auditor independence. These services may include audit services, audit-related services, tax services, and all other services. Proposed services may either be pre-approved without consideration of specific case-by-case services by the Audit Committee or require the specific pre-approval of the Audit Committee. Unless a type of service has received general pre-approval, it will require specific pre-approval if it is to be provided by EY. Pre-approval fee levels or budgeted amounts for all services to be provided by EY are established annually by the Audit Committee. Any proposed services exceeding these levels or amounts require specific pre-approval by the Audit Committee. The Audit Committee may delegate either type of approval authority to one or more of its members. The member to whom such authority is delegated must report, for informational purposes only, any pre-approval decisions to the Audit Committee at its next scheduled meeting. The Audit Committee has delegated to its Chair the authority to pre-approve any permissible non-audit services with a fee of $50,000 or less.
In 2025, all of the services were approved by our Audit Committee or, if applicable, the Committee Chair.
Independent Registered Public Accounting Firm Fee Information
Fees for professional services provided by the Company's independent registered public accounting firm, EY, were:

	2025	2024
Audit Fees(1)	$3,593,392	$3,611,041
Audit-Related Fees	—	—
Tax Fees(2)	107,860	88,246
All Other Fees	—	—
Total	$3,701,252	$3,699,287
(1)Audit fees include, without limitation, fees billed for professional services rendered for the audit of annual financial statements; support of acquisitions and divestitures accounting and ongoing merger and acquisition activity; the review of interim financial statements; and comfort letters and consents.
(2)Tax fees include, without limitation, fees billed for tax services rendered for routine tax advisory services.
The Board of Directors Recommends That You Vote FOR Proposal 2.

AUDIT COMMITTEE REPORT
The Audit Committee is composed of five directors, all of whom meet the independence standards of Nasdaq and the SEC, and operates under a written charter adopted by the Board.
The Audit Committee relies on the knowledge and expertise of management and our independent registered public accounting firm in carrying out its oversight responsibilities. Management is responsible for the Company’s internal controls and the financial reporting process. EY, acting as the Company's independent registered public accounting firm, is responsible for performing an independent audit of the Company’s consolidated financial statements and internal control over financial reporting in accordance with standards established by the Public Company Accounting Oversight Board (“PCAOB”). The Audit Committee has discussed with the Company’s independent registered public accounting firm the overall scope and execution of the independent audit and has reviewed and discussed the audited financial statements with management. The Audit Committee also discussed with the independent registered public accounting firm other matters required by PCAOB auditing standards and SEC requirements.
The independent registered public accounting firm provided to the Audit Committee the written communications required by applicable standards of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and the Audit Committee discussed the independent registered public accounting firm’s independence with management and the independent registered public accounting firm. The Audit Committee also considered whether the provision of other non-audit services by the Company’s independent registered public accounting firm to the Company is compatible with maintaining independence and concluded that the independent registered public accounting firm’s independence had not been impaired.
Based on the reviews and discussion referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s 2025 Annual Report on Form 10-K.
By the members of the Audit Committee as of February 13, 2026, consisting of:

Audit Committee

Mark S. Bartlett (Chair)

Gerard E. Holthaus

Natalia N. Johnson

Michael W. Upchurch

Dominick Zarcone

PROPOSAL 3 – ADVISORY (NON-BINDING) VOTE REGARDING EXECUTIVE COMPENSATION (SAY-ON-PAY)

Proposal Snapshot

What Am I Voting On?

The Board seeks an indication from stockholders of their approval or disapproval of the compensation of our named executive officers.

Voting Recommendation: FOR the approval, on an advisory and non-binding basis, of the compensation of our named executive officers.

As required under Section 14A of the Exchange Act, the Board is providing our stockholders with the opportunity to cast an advisory vote on the compensation of the Company's named executive officers as disclosed in this Proxy Statement.
Prior to submitting your vote, you are encouraged to read the CD&A and the accompanying executive compensation tables and narrative disclosures, which describe in detail the executive compensation program and decisions made by our Compensation Committee for 2025. The Board believes that the Company's long-term success depends on its ability to attract, motivate, focus and retain highly talented individuals who are committed to our vision, strategy, and corporate culture. To that end, the executive compensation program is designed to link executives’ pay to the Company’s annual and long-term performance, and to successful execution of the Company's business strategies. The executive compensation program also encourages high-performing executives to remain with the Company over the course of their careers.
This vote is advisory only, and the Company's named executive officers’ compensation is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal.
The Board believes that the information provided in this Proxy Statement demonstrates the Board's commitment and the commitment of the Compensation Committee to a pay-for-performance philosophy. The Board recommends that you approve the compensation of the Company's named executive officers as described in this Proxy Statement by approving the following, non-binding, resolution:
“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers as described pursuant to the rules of the SEC, including the Compensation Discussion and Analysis, the compensation tables and any related material disclosed in this Proxy Statement.”
The Board intends to hold the next advisory vote on the compensation of the Company's named executive officers at the 2027 annual meeting subject to the outcome of the voting results on Proposal 4.
The Board of Directors Recommends That You Vote FOR Proposal 3.

PROPOSAL 4 – ADVISORY (NON-BINDING) VOTE REGARDING FREQUENCY OF FUTURE SAY-ON-PAY PROPOSALS

Proposal Snapshot

What Am I Voting On?

The Board is asking stockholders to inform us how often we should conduct an advisory vote on the compensation of our named executive officers.

Voting Recommendation: To Hold a Say-On-Pay Vote EVERY YEAR.

As required under Section 14A of the Exchange Act, the Board is providing stockholders with the opportunity to cast an advisory, non-binding vote on the future frequency of the advisory vote set forth in Proposal No. 3. Stockholders can indicate their preference on whether an advisory vote on named executive officer compensation should be held every year, every two years or every three years. Stockholders also have the option to abstain from voting on this matter.
The Board values the opinion of our stockholders and encourages communication regarding the Company's executive compensation policies and practices. Our Board believes that an annual vote on executive compensation will provide valuable feedback from stockholders on the Company's executive compensation policies and practices. In light of the belief of the Board that stockholders of other companies have strongly favored annual votes on executive compensation, the Board views an annual frequency as a corporate governance best practice. Accordingly, the Board recommends that stockholders vote for “one year” as the frequency for our advisory vote on executive compensation.
You are not being asked to vote “for” or “against” this proposal. Instead, this proposal asks stockholders to inform how often an advisory vote on the compensation of our named executive officers should be conducted. You may cast your vote by choosing the option of every year, every two years or every three years, or abstaining, in response to the following resolution:
“RESOLVED, that the option of every year, every two years or every three years that receives the highest number of votes cast for this resolution will be determined to be the preferred frequency with which WillScot Holdings Corporation is to hold future advisory votes on named executive officer compensation as disclosed in the Company’s annual proxy statement pursuant to the SEC’s compensation disclosure rules, including the CD&A and the accompanying executive compensation tables and narrative disclosures.”
Because this vote is advisory, it is not binding on the Board, and the Board may decide it is in the best interests of the Company and its stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency that receives the most votes cast by stockholders. However, the Board values the opinions of the Company's stockholders and intends to conduct the advisory vote on named executive officer compensation consistent with the outcome of this vote on the frequency of future advisory votes. It is expected that the next advisory vote on the frequency of an advisory vote on compensation of the Company's named executive officers will occur at the 2032 annual meeting of stockholders.
The Board of Directors Recommends That You Vote To Hold a Say-On-Pay Vote EVERY YEAR on Proposal 4.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis
This Compensation Discussion and Analysis ("CD&A") section describes the material elements of the Company's executive officer compensation program and policies for 2025, and the principles and objectives of the Compensation Committee's decisions with respect to 2025 compensation for the Company's named executive officers.
Executive Officers Covered by this Compensation Discussion and Analysis
This CD&A includes information regarding the Company's compensation policies and decisions relating to the executive officers named below, who are the Company's named executive officers ("NEOs"). As previously disclosed, Mr. Boswell, who served as President and Chief Operating Officer during 2025, succeeded Mr. Soultz as Chief Executive Officer effective as of January 1, 2026. Unless otherwise specified or the context otherwise requires, the information in this CD&A and the related compensation tables provides compensation information for Messrs. Boswell and Soultz in their positions prior to this transition. In addition, as previously disclosed, Mr. Lopez’s employment with the Company ended on February 6, 2026.
The Company's NEOs for 2025 and their titles are listed in the following table:

Name	Age	Title

Bradley L. Soultz	56	Chief Executive Officer

Timothy D. Boswell	47	President and Chief Operating Officer

Matthew T. Jacobsen	44	Executive Vice President – Chief Financial Officer

Hezron T. Lopez	54	Executive Vice President – Chief Legal & Compliance Officer & ESG

Felicia K. Gorcyca	47	Executive Vice President – Chief Human Resources Officer
Executive Officer Biographies

Bradley L. Soultz Mr. Soultz served as CEO of WillScot Holdings until December 31, 2025, having previously served as President and CEO of WillScot prior to the WillScot Mobile Mini merger. Prior to becoming WillScot’s President and CEO in November of 2017, he served as President and CEO of Williams Scotsman International Inc. (“WSII”). He was responsible for the strategic and operational aspects of WSII’s North American business and for helping the Company transition to a publicly traded company. Before joining WSII, Mr. Soultz was the Chief Commercial and Strategy Officer of Novelis Inc., the world leader in aluminum rolling and recycling. He previously held various leadership roles with Novelis and Cummins in Europe and North America. Mr. Soultz is a graduate of Purdue University.

Timothy D. Boswell Mr. Boswell has served as the President and Chief Executive Officer of WillScot since January 1, 2026, having previously served as our President and Chief Operating Officer during 2025 and as our President and CFO from September 2021 through December 2024. For more information, see Mr. Boswell's biography under "Director Nominees" in this Proxy Statement.

Matthew T. Jacobsen Mr. Jacobsen has served as Executive Vice President – Chief Financial Officer of WillScot since January 2025, having previously served as Senior Vice President of Finance from July 2020 when WillScot Corporation merged with Mobile Mini, through December 2024. In this capacity, he led Financial Planning and Analysis, Treasury, and Business Intelligence functions, while a member of the senior leadership team. Mr. Jacobsen joined Williams Scotsman in November 2010 and held roles of increasing responsibility within the Finance and Accounting functions, across field and corporate operations. Prior to joining Williams Scotsman, he worked in public accounting within Deloitte’s audit practice. Mr. Jacobsen holds a Bachelor of Arts degree in Business Administration with an Accounting concentration and a Master's degree in Professional Accounting, both from the University of Washington Foster School of Business.

Felicia K. Gorcyca Ms. Gorcyca has served as Executive Vice President – Chief Human Resources Officer since June 2023, having previously served as Chief People Officer for LifeStance Health, one of the nation’s largest providers of outpatient mental healthcare, and President of the LifeStance Health Foundation from January 2021 through 2023. Previously, Ms. Gorcyca was an Operations Director and member of the Global Human Capital team at TPG Capital, where she partnered with portfolio companies to build transformative leadership teams and boards, and expanded the TPG Chief Human Resources Officer Network with a focus on Human Resource (HR) strategy and practices. Prior to joining TPG, Ms. Gorcyca held senior HR leadership roles, including Chief People Officer for Stack Sports, and Global Head of People Operations for Solera Holdings, Inc., where she gained extensive experience in non-U.S. labor markets. Ms. Gorcyca also served as a Consultant in the Los Angeles office of Spencer Stuart where she spent 13 years conducting executive search assignments and advising clients on leadership development and succession planning. Ms. Gorcyca holds a Master of Public Health degree with Delta Omega honors from UCLA, and a Bachelor of Science in International Business from Pepperdine University.

Hezron T. Lopez Mr. Lopez served as our Executive Vice President – Chief Legal & Compliance Officer & ESG from June 2022 through February 6, 2026, having previously served as EVP - Chief Human Resources Officer & ESG from July 2020 through June 2022.

Our Executive Compensation Program
The Company leases innovative and flexible temporary space solutions, so that its customers are safe, comfortable, and productive "Right From The Start" of their project. The Company's commercial strategy emphasizes excellent local market execution, expanding Enterprise Accounts and underpenetrated industry verticals, and growing its offering of value-added solutions. The Company supports this commercial execution with a focus on continuous improvement and operational excellence, talent development, and technology enablement. And success is defined in terms of growth, attractive returns on capital, and long-term shareholder value creation.
The Company's goal is to attract and retain experienced and talented executive officers and to motivate them to achieve the Company's short-term and long-term financial, operational, and strategic objectives that produce and promote stockholder value. To achieve this goal, the Board strongly emphasizes a pay for performance philosophy to provide incentives and accountability for executive officers in working toward the achievement of the Company's objectives. Accordingly, the Company's incentive compensation plans are designed with the goal of ensuring that actual realized pay varies above, or below, targeted compensation opportunity based on achievement of challenging performance goals and demonstration of meaningful individual commitment and contribution.
The table below outlines each of the principal elements of the Company's executive compensation program:

Pay Element	Who Receives	Form of Delivery	Type of Performance	Performance Period	How Payout is Determined	2025 Performance Measures
Base Salary	All named executive officers	Cash	Short-term emphasis (fixed)	Bi-weekly	N/A	Individual
STIP	All named executive officers	Cash	Short-term emphasis (variable)	1 year	Pre-established formula	Adjusted EBITDA, Q4 Lease Revenue
Performance-Based RSUs	All named executive officers	Equity	Long-term emphasis (variable)	3 years (cliff vesting)	Pre-established formula	Relative total shareholder return ("TSR") vs. S&P MidCap 400 Index
Time-Based RSUs	All named executive officers	Equity	Long-term emphasis (variable)	4 years (ratable annual vesting)	Stock price at each vesting date	Service Period

Key 2025 Compensation Actions
The elements of total direct compensation for the NEOs, which consist of base salary, short-term cash incentive compensation and long-term equity incentive compensation, and a summary of the actions that the Compensation Committee took during 2025 are set forth below.

Compensation Component	Link to Business and Talent Strategies	2025 Compensation Actions
Base Salary	•Competitive base salaries help attract and retain executive talent.
•The CEO’s increase for 2025 was 0% and the increases for the other NEOs for 2025 ranged from 3% to 29%, to reflect role and responsibility changes and increases, respectively, Company performance and alignment with market compensation levels.

Short-Term Cash Incentive Compensation	•Focus executives on achieving annual financial results that are key indicators of annual financial and operational performance.	•NEOs earned annual cash incentive awards valued at 32.8% of target performance (Adjusted EBITDA payout 32.8% of target; Q4 Lease Revenue payout 0% of target.
Long-Term Equity Incentive Compensation
•2025 annual equity-based awards consisted of Performance-Based RSUs and Time-Based RSUs.
•Payouts under Performance-Based RSUs will be based on relative TSR over a 3-year period versus constituent companies in the S&P MidCap 400 Index.
•Time-Based RSUs provide focus on stock price growth and support and underpin our talent retention objectives.

•The target annual equity award mix, based on the grant date fair value, consisted of 70% Performance-Based RSUs and 30% Time-Based RSUs for all NEOs.
•Performance-Based RSUs are subject to a 3-year performance period (3 years following the grant date).
•Time-Based RSUs vest over four years, in equal annual installments.

Pay Mix is Majority Performance-Based

2025 Pay Mix at Target
100%
90%
80%
70%
60%
50%
40%
30%
20%
10%
0%
68%
19%
13%
58%
21%
21%
CEO
Other Named Executive Officers
Base Salary
Annual Performance Bonus
Long-Term Incentives

Emphasis on Performance-Based Elements of Compensation
It remains the Compensation Committee's firm belief that the majority of compensation for senior executives should be based on the Company's overall performance. A significant portion of executives’ pay is incentive-based and therefore at risk. In 2025, as shown in the preceding chart, performance-linked components (Annual Performance Bonus (“STIP”) and long-term incentive compensation) were 68% of the CEO’s target total direct compensation opportunity, which is defined as base salary, target STIP and target value of long-term incentive compensation. This is 58% of the average target total direct compensation opportunity for the other NEOs.

Governance Practices
The Compensation Committee reviews the executive compensation program on an ongoing basis to evaluate whether it supports the executive compensation philosophies and objectives and is aligned with stockholder interests. This alignment is evidenced by the results of the 2025 non-binding advisory vote on NEO compensation (“say-on-pay vote”), which received support from 98.55% of the shares voted.

The Board also seeks to implement strong corporate governance practices in other areas as well as compensation. The Company's compensation and other corporate governance practices include the following:

We do (✔)				We do not (X)

✔	Have pay for performance by structuring a significant percentage of target annual compensation in the form of variable, at-risk compensation	✔	Annually solicit feedback from our stockholders on compensation and governance matters	X	Offer compensation-related tax gross-ups

✔	Have pre-established performance goals that are aligned with creation of stockholder value	✔	Have Board oversight of corporate responsibility and sustainability matters	X	Allow hedging, short sales, monetization, derivative and similar transactions of our securities by directors, officers or other employees, unless approved by the Board

✔	Have a comprehensive Code of Business Conduct, Code of Ethics, and Corporate Governance Guidelines	✔	Have Audit Committee oversight of our Enterprise Risk Management Program	X	Allow pledging of our securities by directors, officers or other employees

✔	Conduct annual market comparison of executive compensation against a relevant peer group	✔	Elect directors by majority vote with a resignation policy for any director who fails to receive a majority vote	X	Pay dividends on unearned performance-based awards (1)

✔	Have double-trigger vesting for equity awards in the event of a change in control	✔	Grant the Board and each committee express authority to retain outside advisors	X	Pay dividends on unvested time-based awards (1)

✔	Have an equity plan dilution within market practices	✔	Split the roles of Executive Chair of the Board and Chief Executive Officer and have a Lead Independent Director	X	Grant stock options with exercise prices less than fair market values of our Common Stock on the grant date

✔	Have robust stock ownership guidelines for executives and directors that reinforce alignment with stockholders	✔	Perform annual Board and committee self-evaluations	X	Reprice or buy-out underwater stock options without stockholder approval

✔	Have a recoupment policy ("clawback") that authorizes recovery of cash and equity incentive compensation and exceeds SEC regulations	✔	Perform an annual review of a CEO succession plan	X	Provide reload provisions in any stock option grant

✔	Have cash severance within market practices	✔	Perform an annual review of senior management succession planning	X	Provide defined benefit pension plans for executives

✔	Provide senior executives generally the same benefits as full-time employees	✔	Have a Nominating and Corporate Governance Committee with oversight over our governance framework	X	Have any significant perquisites

✔	Mitigate undue risks, particularly by annual review of plans, policies and practices	✔	Have oversight of our goals and objectives relating to human capital management by the Compensation Committee

✔	Have an independent compensation consultant advising the Compensation Committee
(1)Dividend equivalents accumulate for unearned and unvested awards, but such dividends do not vest until the vesting date of the underlying awards.
How We Determine Executive Compensation
Executive Compensation Philosophy
The Compensation Committee and the Board believe the Company's executive compensation program should reward actions and behaviors that drive stockholder value creation. The Compensation Committee seeks to foster these objectives through a compensation system that focuses heavily on variable, performance-based incentives that create a balanced focus on our short-term and long-term financial, operational, and strategic goals. To that end, the Compensation Committee’s goal is to implement an executive compensation program that is built upon the following objectives:
•Attracting and Retaining the Right Talent. Executive compensation should be market-competitive to attract and retain highly motivated talent with a performance-driven mindset.

•Pay for Performance. A significant percentage of an executive’s compensation should be directly aligned with Company performance, with a balance between short-term and long-term performance.
•Alignment with Stockholder Interests. Our executives’ interests should be aligned with stockholder interests through the risks and rewards of stock ownership in the Company.
Oversight Responsibilities for Executive Compensation

Compensation Committee
•Establishes executive compensation philosophy and oversees human capital management strategy.
•Approves incentive compensation and target performance expectations for the STIP and long-term incentive awards.
•Reviews NEO compensation and approves all compensation actions for the NEOs, including base salary, target and actual STIP and long-term incentive awards.

All Board Members
•Assess performance of the CEO and provide governance oversight for other executive compensation matters, including considering the results of “say-on-pay” votes, receiving and considering feedback on an on-going basis from stockholders and other sources regarding executive compensation, overseeing the application of stock ownership guidelines that are applicable to the CEO, and other similar responsibilities.

Independent Compensation Consultant – Pay Governance
•Provides independent advice, research and analytical services on a variety of subjects to the Compensation Committee, including talent and retention, compensation of executive officers, non-employee director compensation and executive compensation trends.
•Participates in Compensation Committee meetings as requested and communicates with the Chair of the Compensation Committee between meetings.
•Reports to the Compensation Committee, does not perform any other services for the Company, and has no economic or other ties to the Company or the management team that could compromise its independence or objectivity.

CEO and Management
•Management, including the CEO, develops preliminary recommendations regarding compensation matters with respect to all NEOs, other than the CEO, and provides these recommendations to the Compensation Committee, which reviews its recommendations and makes the final decisions, with advice from its independent consultant, as appropriate.
•Responsible for the administration of the compensation program once Compensation Committee decisions are finalized.

Use of Market Data and the Compensation Peer Group
The Compensation Committee annually reviews and approves (or in the case of the CEO, recommends to the Board for approval) target total direct compensation levels for all NEOs. For the CEO, CFO and other NEOs where sufficient data is available, the Compensation Committee utilizes compensation peer group (“peer group”) data as the primary reference point. For NEOs where sufficient peer group data is not available, the Compensation Committee utilizes survey data from Willis Towers Watson’s General Industry Executive Survey Report.

The Compensation Committee, in conjunction with its independent consultant Pay Governance, reviews the peer group on an annual basis. The peer group is generally comprised of companies within industries that we compete with for talent and/or investment capital and that are aligned with the size and scope of the Company's business as measured by revenues, market capitalization, EBITDA, ROIC, free cash flow and/or number of employees.

For 2025 executive compensation decisions, the Compensation Committee utilized the following peer group:

Air Lease Corporation	GATX Corporation	Republic Services. Inc.
Americold Realty Trust	GFL Environmental Inc.	Stericycle, Inc.
Casella Waste Systems, Inc.	Herc Holdings Inc.	Tricon International Limited
Clean Harbors, Inc.	Iron Mountain Incorporated	UniFirst Corporation
Cube Smart	Lamar Advertising Company	United Rentals, Inc.
Extra Space Storage Inc.	RB Global, Inc.

In August 2025, the Compensation Committee conducted their annual review of the peer group and approved the following changes to the peer group (to inform 2026 compensation decisions):
•Companies removed from peer group: Extra Space Storage, Inc., Republic Services, Inc., Stericycle, Inc., Triton International Limited, and United Rentals, Inc.
•Companies added to peer group: Arcosa, Inc., Construction Partners, Inc., and McGrath RentCorp

2025 Named Executive Officer Compensation Elements in Detail

Base Salaries
Base salary represents the fixed amount that is paid to each NEO for performing his or her normal duties and responsibilities. The Compensation Committee determines the amount based on the NEO’s overall performance, level of responsibility, and comparison to the peer group and other survey data. Based on these criteria, the Compensation Committee approved the following changes in NEO base salaries for 2025, which reflect role and responsibility changes for Messrs. Boswell and Jacobsen and market-based adjustments for the remaining NEOs; Mr. Soultz declined the recommended base salary increase.

Executive Officer	2025 Base Salary	2024 Base Salary	Year Over Year Change

Mr. Soultz	$1,018,617	$1,018,617	—%

Mr. Boswell (1)	$800,000	$681,852	17%

Mr. Jacobsen (2)	$550,000	$426,400	29%

Mr. Lopez	$592,250	$575,000	3%

Ms. Gorcyca	$482,040	$468,000	3%

(1)Mr. Boswell was promoted to President and Chief Operating Officer on January 1, 2025.
(2)Mr. Jacobsen was promoted to Executive Vice President and Chief Financial Officer on January 1, 2025.

Short-Term Incentive Plan
The annual STIP rewards employees for achieving critical business and financial goals that are key indicators of operational performance. The Compensation Committee establishes performance goals for the STIP at the beginning of each fiscal year. Where minimum threshold performance targets are satisfied, annual incentive payments can range from 0% to 200% of the target award opportunity, based on performance relative to the performance goals, as determined by the Compensation Committee.
2025 STIP Target Award Percentages
The Compensation Committee reviews the STIP target potential for each NEO on an annual basis to ensure that they remain competitive. For 2025, the Compensation Committee granted STIP awards to the NEOs with the target levels expressed as the following percentages of the corresponding base salaries:

Executive Officer	2025 Target Percentage of Base Salary	2024 Target Percentage of Base Salary	Year Over Year Change

Mr. Soultz	150%	150%	—%

Mr. Boswell	125%	125%	—%

Mr. Jacobsen (1)	85%	60%	42%(1)

Mr. Lopez	100%	100%	—%

Ms. Gorcyca	75%	75%	—%

(1) Mr. Jacobsen was promoted to Executive Vice President and Chief Financial Officer on January 1, 2025.
2025 STIP Performance Goals and Actual Performance
The Compensation Committee established the performance levels under the 2025 STIP such that achieving threshold levels would represent minimum acceptable performance and achieving maximum levels would represent outstanding performance. The target performance goals are aligned with the annual operating plan approved by the Board and reflect internal growth and execution initiatives in light of more challenging macroeconomic conditions.
The Compensation Committee determined the 2025 STIP awards for the NEOs using the following framework, with the STIP payout based on the Target/Payout Table that appears below:

Base Salary		Target Percentage		Payout Percentage		Annual Cash Incentive Award
	X		X		=

STIP Target/Payout Table
Financial Performance Achievement Percentage	Payout Percentage
Below 90%	0%
90%	50%
100%	100%
Above or equal to 120%	200%
Annual Cash Earned
For 2025, the Compensation Committee established the following financial goals and payout levels under the STIP:

Measure	Weighting	Rationale for Measure	Payout Range(1)

Adjusted EBITDA	70%	Adjusted EBITDA reflects our operating performance and is a key measure for investors. The measure is calculated on a semi-annual basis (with the first-half and second-half performance equally weighted at 35%).	50% - 200%

Q4 Lease Revenue	30%	Q4 Lease Revenue provides for alignment and motivation to drive run-rate revenues headed into the subsequent plan year. The measure is derived coincidental with the annual budget process.	50% - 200%

(1)Performance below 90% of the target performance goals results in a 0% payout.

The threshold, target and maximum performance and payout opportunities under the 2025 STIP (subject to interpolation between points), along with the actual performance achieved and related payout percentage, are set forth below:

	Weighting	Threshold	Target	Maximum	Actual(1)	% of Target Achieved	Payout %

Payout %	100%	50%	100%	200%

Adjusted EBITDA – First Half ($ millions)	35%	$435.0	$483.4	$580.1	$477.4	98.8%	93.8%

Adjusted EBITDA – Second Half ($ millions)	35%	$505.4	$561.5	$673.8	$493.3	87.8%	—%

Q4 Lease Revenue ($ millions)	30%	$447.3	$497.0	$596.4	$434.5	87.4%	—%

Weighted Average Payout: 32.8%

(1) Actual results used to determined payout % are measured at constant currency. Small variations to reported results may exist due to currency rate differences.
Based on the achievement of the 2025 financial performance goals, the Compensation Committee approved the following STIP awards that the NEOs earned for 2025.

Executive Officer	Target STIP Opportunity	Payout % of Target	STIP Earned

Mr. Soultz	$1,527,927	32.8%	$501,788

Mr. Boswell	$1,000,000	32.8%	$328,411

Mr. Jacobsen	$467,500	32.8%	$153,532

Mr. Lopez	$592,250	32.8%	$194,501

Ms. Gorcyca	$361,530	32.8%	$118,731

2025 Long-Term Incentive Awards
For annual grants in 2025, each NEO received a long-term equity incentive target grant denoted in terms of a dollar value, which is allocated between Performance-Based RSUs and Time-Based RSUs. The table below provides details on the types of equity awards granted.

Annual Equity Award	Target Weighting	Rationale and Key Features

Performance-Based RSUs	70% for all NEOs
•Incentivize NEOs to achieve specific measurable stock price performance over a three-year performance period.
•Performance will be measured relative to constituent companies in the S&P MidCap 400 Index as of the date of grant.
•Earned shares vest and are issued at the end of the three-year performance cycle and range from 0% for below threshold performance to 200% of the target number of shares for maximum performance.

Time-Based RSUs	30% for all NEOs
•Align pay and Company performance as reflected in our stock price.
•Encourage retention of executive officers’ services and promote ownership by executives in Company stock.
•Time-Based RSUs vest in one-fourth installments at the end of each of the first four years following grant.

The Compensation Committee annually considers various alternative performance-based metrics, including financial return metrics such as ROIC and free cash flow. The Compensation Committee believes sustained and improving financial returns correlate to long-term stockholder value creation. Payouts under the Performance-Based RSUs that we granted in 2025 will be based solely on our TSR performance relative to the constituents in the S&P 400 MidCap Index.
The table below sets forth the 2025 LTIP performance thresholds (based on relative TSR) relative to constituent companies in the S&P MidCap 400 Index and corresponding payout for Performance-Based RSUs.

Financial Performance Achievement	Payout Percentage
<25th Percentile	0%
25th Percentile	50% (Threshold)
50th Percentile	100% (Target)(1)
85th Percentile	200% (Maximum)
>85th Percentile	200%
(1)If relative TSR is negative, the maximum payout percentage is 100%.
The Compensation Committee approved the following grants of Performance-Based RSUs, Time-Based RSUs and Stock Options to the NEOs for 2025:

Executive officer	Performance-Based RSUs					Time-Based RSUs		Stock Options

	Threshold Shares (#)	Target Shares (#)	Maximum Shares (#)	Award (#)	Target Value ($)	Award (#)	Target Value ($)	Award (#)	Target Value ($)
Mr. Soultz	44,656	89,311	178,622	89,311	$3,150,000	38,276	$1,350,000	—	—
Mr. Boswell	21,832	43,663	87,326	43,663	$1,540,000	18,713	$660,000	100,000(1)	$1,032,912
Mr. Jacobsen	9,924	19,847	39,694	19,847	$700,000	8,506	$300,000	—	—
Mr. Lopez	14,885	29,770	59,540	29,770	$1,050,000	12,759	$450,000	—	—
Ms. Gorcyca	12,759	25,517	51,034	25,517	$900,000	6,379	$225,000	—	—
(1) In connection with his election as President and CEO effective January 1, 2026, Mr. Boswell received two grants, each of 100,000 options to purchase shares of Common Stock, vesting ratably over three years. The options included above represent the first grant, which was made on September 4, 2025. The second grant of 100,000 options was made on or about January 2, 2026 and the target value was $809,178.

Other Outstanding Performance-Based RSUs
Below is the status of each of the outstanding performance-based equity awards as of December 31, 2025. Final actual results may differ and will continue to be monitored and calculated until the end of each award’s applicable performance period.

Award	Performance Period (1)	Performance Metric	Payout Tracking as % of Target (as of 12/31/2025)

2025 Annual	2/24/2025 – 2/24/2028	Relative TSR	0%

2024 Annual	2/22/2024 – 2/22/2027	Relative TSR	0%

2023 Annual	2/24/2023 - 2/24/2026	Relative TSR	0%

2021 CEO 2021 President/COO	9/7/2021 – 3/1/2026 9/7/2021 – 7/1/2026	Share Price Goals Share Price Goals	96% (2) 96% (2)

(1)Date range shown for the 2021 awards reflects the vesting period and the performance period is embedded within this range. The measurement date for performance is defined as the final date of the 60 consecutive trading days immediately following the date on which third quarter results for each of 2023, 2024 and 2025 are filed.
(2)Shares are notionally earned based on stock price attainment thresholds at four annual test periods. On February 10, 2023, the Compensation Committee ratified the stock price attainment of the $45.00 per share threshold calculated as the share price over a period of 60 consecutive trading days following the filing of our fiscal 2022 third quarter results with an attainment of $46.40 per share. Shares subject to this stock price attainment have been notionally earned but are still subject to continued service and time-based vesting conditions for Mr. Boswell (July 1, 2026). In accordance with Mr. Soultz Separation Agreement, this award was vested at 96% on December 31, 2025. The following table sets forth the cumulative number of shares that will be earned by Mr. Boswell and that were earned by Mr. Soultz, respectively, based upon achievement of the $45.00 per share threshold.

Share Price	Timothy D. Boswell Cumulative No. of Restricted Stock Units	Bradley L. Soultz Cumulative No. of Restricted Stock Units
$42.50	82,353	105,882
$45.00	163,333	210,000
$47.50	243,158	312,632
$50.00	322,000	414,000
$52.50	393,333	505,714
$55.00	458,182	589,091
$57.50	517,391	665,217
$60.00	583,334	750,000
2026 Long-Term Incentive Awards
During 2025, the Compensation Committee conducted a review of historical equity grants and payout ranges, peer group practices, and analysis from Pay Governance, which resulted in the following changes to the annual equity awards granted in 2026 under the long-term incentive compensation component of our executive compensation program. The 2026 Long-Term Incentive Awards will continue to include two types of awards: Performance-Based RSUs and Time-Based RSUs. However, for 2026, in addition to relative TSR (for which the comparison group will be the S&P SmallCap 600 Index), the Performance-Based RSUs measures will include Return on Invested Capital ("ROIC") and Adjusted Free Cash Flow performance annually (measured each fiscal year) during the 3-year performance period, with payout percentage to range between 0% to 300%. The Time-Based RSUs will continue to vest in equal installments annually, over a 3-year period. The Compensation Committee believes that the addition of these return-based measures to the Performance-Based RSUs for 2026 will further incentivize our executive officers and further align their interests with those of stockholders, thus enhancing long-term stockholder value.
Other Compensation and Benefits
Employment Agreements & Individual Compensation Decisions
The Company has entered into employment agreements, compensation letters, or separation agreements with each of the NEOs as summarized below.
The employment agreements or compensation letters do not provide for any gross-ups with respect to any excise tax imposed by Section 280G of the Internal Revenue Code of 1986 (the "Code"). In the event that any payments under the employment agreements or offer letters would subject the executive officer to the excise tax under Section 280G of the Code, the amounts payable to the executive officer will be reduced to the level at which the excise tax will not apply, but only if such reduction would result in a greater after-tax amount to the participating executive officer.
Bradley L. Soultz
As previously discussed, Mr. Soultz separated from the Company on December 31, 2025. Because his separation on December 31, 2025 was a termination without cause for purposes of his employment agreement effective as of September 3, 2025, we entered into a separation agreement (the "Soultz Separation Agreement") providing for payments and other benefits in lieu of certain payments and other benefits that he would have received as more specifically set forth in his employment agreement, including (i) payment of his 2025 annual bonus based on actual performance, which amounted to $501,788; (ii) a lump sum payment equal to $3,055,853, representing two times his target annual bonus; (iii) continued payment of his then current base salary on the regular payroll cycle for 24 months (the “Severance Period”); (iv) the continued vesting of all outstanding equity awards (except as provided in subsection (v)) through the Severance Period; (v) accelerated vesting of his Performance-Based RSUs awarded on September 7, 2021; (vi) continued health benefits for 12 months; and (vii) outplacement up to a maximum cost of $25,000. Mr. Soultz is subject to certain restrictions, including non-competition, non-solicitation and related covenants, for the duration of the Severance Period.
Timothy D. Boswell
During 2025, Mr. Boswell served as our President and COO and, in connection with his promotion from his previous role as our CFO, his annual salary was increased from $651,852 in 2024 to $800,000 in 2025 and his target grant value of annual equity awards for 2025 was set at $2,200,000, 70% of which will be in PSUs vesting over three years and 30% in RSUs vesting in four equal annual installments. He was eligible for a target short-term incentive bonus of $1,000,000, or 125% of his annual base salary, for 2025.
Effective January 1, 2026, Mr. Boswell was elected President and Chief Executive Officer. In connection with Mr. Boswell’s promotion and subsequent commencement of his new role, he received two grants, each of 100,000 options to purchase shares of Common Stock, vesting ratably over three years). The first grant was made on September 4, 2025, and the second grant was made on or about January 2, 2026. Further, we entered into an amendment and restatement of Mr. Boswell’s existing employment agreement, which amendment and restatement agreement became effective on January 1, 2026 (the “Amended Boswell Agreement”), to reflect his new role. Under the Amended Boswell Agreement, Mr. Boswell’s compensation as President and CEO consists of the following:
•A base salary at the initial rate of $850,000 per calendar year;
•Eligibility for an annual cash performance bonus with an initial target value of 125% of base salary; and
•Eligibility for an annual grant of equity awards with an initial target grant value of $2,700,000.
Upon a termination of his employment by us without cause (as defined in the Amended Boswell Agreement) or by him for good reason (as defined in the Amended Boswell Agreement) during the term of the Amended Boswell Agreement, which runs through December 31, 2028, Mr. Boswell will be entitled to receive the termination benefits more expressly set forth in the Amended Boswell Agreement.
Matthew T. Jacobsen
Effective January 1, 2025, Mr. Jacobsen was elected Executive Vice President - Chief Financial Officer. In connection with his election as Vice President - Chief Financial Officer, we entered into an employment agreement with Mr. Jacobsen (the "Jacobsen Agreement") to reflect his new role. Under his agreement, Mr. Jacobsen’s compensation consists of the following:
•A base salary at the initial rate of $550,000 per calendar year;
•Eligibility for an annual cash performance bonus with an initial target value of 85% of base salary; and
•Eligibility for an annual grant of equity awards with an initial target grant value of $1,000,000, 70% of which will be in PSUs vesting over three years and 30% in RSUs vesting in four equal annual installments.
Under the terms of the Jacobsen Agreement, in the event of a termination without Cause or for Good Reason or following a Change in Control (each as defined in the agreement) to include an amount equal to 1 times Mr. Jacobsen’s annual target bonus and continued base salary for 18 months without cause (12 months for Good Reason) and sets a non-compete period of 18 months.
Hezron T. Lopez
On January 14, 2026, we entered into a separation and release agreement (the “Lopez Separation Agreement”) with Mr. Lopez. The terms of the Lopez Separation Agreement provide (1) that Mr. Lopez’s employment with the Company ended on February 6, 2026 (the “Termination Date”) and (2) for Severance Benefits as a termination without cause consistent with the terms of Mr. Lopez’s Amended and Restated Employment Agreement dated as of June 6, 2022, including (i) payment of his 2025 annual bonus based on actual performance, which amounted to $194,501; (ii) a lump sum payment equal to $888,375, representing 1.5 times his target annual bonus; (iii) continued payment of his then current base salary on the regular payroll cycle for 18 months (the “Severance Period”); (iv) the continued vesting of all outstanding equity awards through the Severance Period; (v) continued health benefits for 18 months; and (vi) outplacement up to a maximum cost of $25,000. Receipt of certain compensation and benefits under the Lopez Separation Agreement were subject to Mr. Lopez executing and not revoking, following the Termination Date, a reaffirmation of a release of claims and other commitments and obligations, including non-competition, non-solicitation and related covenants.
Felicia K. Gorcyca
Effective February 27, 2025, Ms. Gorcyca received a 3% increase in annual base salary to $482,040. She is eligible for a target short-term incentive bonus of $361,530 or 75% of her annual base salary, and annual long-term incentive awards with a target grant value of $750,000, 70% in the form of Performance-Based RSUs vesting over three years and 30% in the form of Time-Based RSUs vesting ratably over four years. Ms. Gorcyca’s STIP and LTIP levels remain unchanged.
Under the terms of Ms. Gorcyca’s employment agreement (the "Gorcyca Agreement"), in the event of a termination without Cause or for Good Reason or following a Change in Control (each as defined in the agreement) to include an amount equal to 1 times Ms. Gorcyca’s annual target bonus and continued base salary for 18 months and sets a non-compete period of 24 months.
Perquisites
The following perquisites were made available to NEOs during 2025: premiums for life and supplemental individual disability insurance, and an executive travel allowance for Mr. Lopez in the amount of $50,000.
In addition, limited personal use of Company-provided aircraft is permitted by the CEO or any other employee approved by the CEO, in accordance with the Company's Non-Commercial Aircraft Usage Policy. Under this policy, the CEO may use such aircraft for personal travel for up to 37.5 hours per calendar year. Any personal use by the CEO beyond this amount requires prior approval from the Chair of the

Board. The CEO, or any other employee approved for personal use, is required to reimburse the Company for the aggregate incremental cost to the Company associated with each personal flight, consistent with applicable FAA regulations. Business use of the aircraft takes priority over any personal travel.
The aggregate incremental cost of these perquisites is reflected in the “All Other Compensation” column of the Summary Compensation Table.
Other Benefits
The Company's NEOs are eligible to participate in broad-based employee benefit plans, including a 401(k) plan and group health insurance, which are generally available to all U.S. salaried employees and do not discriminate in favor of our NEOs.
Compensation Governance Policies
Executive Officer Stock Ownership Guidelines
The Company maintains stock ownership guidelines for executive officers with the following target ownership levels:

Executive Level	Target Ownership Level As Multiple of Base Salary(1)

President and Chief Executive Officer	6x

Other NEOs	3x

Other Executive Officers	2x
(1)For purposes of calculating stock ownership, shares owned outright and Time-Based RSUs are included in such calculation. Unearned Performance-Based RSUs and shares subject to unexercised stock options are not included in such calculation.
Executive officers are expected to meet their target ownership level by the latter of the fifth anniversary of their appointment or promotion as an executive officer. Executive officers who have not achieved their target ownership level by the applicable deadline are expected to retain 100% of their equity awards, including any net shares acquired upon any future vesting of restricted stock units and/or the exercise of stock options, net of the number of shares sufficient to cover any taxes or exercise price due in connection with such equity awards, until they meet the target ownership level. Once an executive officer has met the target ownership level, the executive officer will be deemed to have satisfied the target ownership level until such time as the executive officer disposes of any shares, after which we will remeasure compliance. As of the date of this Proxy Statement, all of the executive officers either had met the target ownership level or were still within the five-year compliance period to do so. The Compensation Committee reviews annually the ownership levels for executive officers. The Company has also adopted stock ownership guidelines for non-employee directors which were discussed above.
Securities Trading Policy (Hedging and Pledging Prohibited)
The Company has adopted a Securities Trading Policy governing the purchase, sale and other dispositions of Company securities by directors, officers and employees, or by certain controlled entities. The Company believes the policy is reasonably designed to promote compliance with insider trading laws, rules and regulations and listing standards applicable to the Company. The Policy also: (i) provides that prohibitions on short sales, hedging transactions, and monetization transactions apply not only to officers and directors, but also to employees; and (ii) makes clear that all officers, directors, and employees are prohibited from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan except as may be approved by the Board. While the policy does not expressly apply to the Company itself, the Company has adopted general policies requiring compliance with applicable laws, which would include insider trading laws, rules and regulations.
Compensation Recoupment Policy
The Company maintains a Compensation Recoupment Policy that complies with applicable SEC regulations and the stock exchange listing standards implementing those regulations. The policy as modified provides that, if the Company is required to prepare a qualifying accounting restatement, then, unless an exception applies, the Company will recover reasonably promptly the excess of (i) the amount of incentive-based compensation received by a person who served as a covered officer at any time during the applicable performance period during the three completed years immediately preceding the date the Company is required to prepare the accounting restatement over (ii) the amount that would have been received had it been determined based on the restated financials.
This policy also authorizes the Company to recover, reduce or cancel, incentive-based and time-based equity compensation paid or awarded to, or earned by, covered officers if the officer has engaged in prohibited conduct that has caused, or might reasonably be expected to cause, significant reputational or financial harm to our Company.
Policies and Practices Relating to the Timing of Equity Awards
Annual equity-based awards are generally granted during the first half of the Company's fiscal year, although such timing may change from year to year. The Compensation Committee also may consider and approve interim or mid-year grants, or grants made on another basis, from time to time based on business needs, changing compensation practices or other factors, in the discretion of the Compensation Committee. The Compensation Committee does not take into account material nonpublic information in determining the timing and terms of equity-based awards, and we have not timed the disclosure of material nonpublic information for the purpose of affecting the value of executive compensation.
Regulatory Considerations
Section 162(m) of the Code generally disallows a tax deduction to public corporations for compensation in excess of $1 million paid for any fiscal year to any covered employee. Covered employees generally include the NEOs. Accordingly, the tax deduction we take for compensation paid to the NEOs may be limited by Code Section 162(m). The Compensation Committee nevertheless retains full discretion to award compensation that attracts, retains and rewards successful executive officers even if the deductibility of such compensation is limited. At the time of determining executive compensation for 2025, the tax impact of such compensation on the Company was reviewed as well as the tax impact on our executive officers. In addition, the impact of the compensation program was reviewed against other considerations, such as accounting impact, stockholder alignment, market competitiveness, effectiveness and perceived value to employees.
Risk Considerations and Review of Executive Compensation Practices
The Compensation Committee conducts an annual risk assessment of the Company's compensation policies and practices for employees, including those related to the executive compensation program. As part of the risk assessment, the Compensation Committee reviews the compensation program for design features that have been identified as having the potential to encourage excessive risk-taking. Based on this review, the Compensation Committee has determined that, for all employees, our compensation program does not encourage excessive risk. The Compensation Committee, with the assistance of independent advisors, intends to continue a process of reviewing the Company's compensation policies and program to ensure that our compensation program and risk mitigation strategies continue to discourage imprudent risk-taking activities.
Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above, and based on such review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for incorporation by reference into our 2025 Annual Report.
Respectfully submitted,
Natalia N. Johnson, Chair
Mark S. Bartlett
Erika T. Davis
Rebecca L. Owen
Jeff Sagansky

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
The following table provides the compensation information of the NEOs for the fiscal years presented below:

Name and Principal Position	Year	Salary(2)	Bonus(3)	Stock Awards(4)	Options Awards(5)	Non-Equity Plan Compensation(6)	All Other Compensation(7)	Total

Bradley L. Soultz(1) Chief Executive Officer	2025	$1,018,618	$—	$5,293,974	$—	$501,788	$3,076,380	$9,890,760
	2024	$1,008,070	$—	$5,659,553	$—	$502,153	$24,660	$7,194,436
	2023	$967,745	$—	$5,665,871	$—	$1,723,971	$34,062	$8,391,649

Timothy D. Boswell(1) President Chief Operating Officer	2025	$794,546	$—	$2,588,158	$1,032,910	$328,411	$18,882	$4,762,907
	2024	$674,792	$—	$2,263,808	$—	$280,113	$24,493	$3,243,205
	2023	$647,112	$—	$2,266,321	$—	$961,674	$30,355	$3,905,461

Matthew T. Jacobsen(1) EVP, Chief Financial Officer	2025	$544,294	$—	$1,176,444	$—	$153,532	$18,549	$1,892,819

Hezron T. Lopez EVP, Chief Legal & Compliance Officer & ESG	2025	$587,605	$—	$1,764,643	$—	$194,501	$69,522	$2,616,271
	2024	$567,193	$—	$1,886,495	$—	$188,974	$69,228	$2,711,889
	2023	$540,346	$—	$2,237,453	$—	$576,628	$190,997	$3,545,425

Felicia K. Gorcyca EVP, Chief Human Resources Officer	2025	$478,260	$—	$1,351,831	$—	$118,731	$18,528	$1,967,349
	2024	$463,154	$—	$1,487,403	$—	$115,356	$30,323	$2,096,236
	2023	$216,346	$—	$—	$—	$231,021	$9,659	$457,027

(1)Mr. Soultz separated from the Company effective December 31, 2025. Mr. Boswell served as CFO during all of 2024 before being elected COO effective January 1, 2025 and was elected President and CEO effective January 1, 2026. Mr. Jacobsen was elected CFO effective January 1, 2025.
(2)Amounts in this column represent the dollar value of base salary we paid to our NEOs.
(3)Amounts in this column represent discretionary bonuses, retention bonuses and signing bonuses.
(4)Amounts in this column for 2025 represent the aggregate grant fair value calculated at target in accordance with ASC 718 with respect to Performance-Based RSUs and Time-Based RSUs granted to our NEOs in February 2025 under our 2020 Incentive Award Plan. For the assumptions used in determining these values, see Note 1 to our 2025 audited financial statements contained in our 2025 Annual Report. The grant fair value calculated at maximum performance for Messrs. Soultz, Boswell, Jacobsen and Lopez, and Ms. Gorcyca was $9,237,948, $4,516,316, $2,052,887, $3,079,286, $2,478,661 respectively.
(5)In connection with his election as President and CEO effective January 1, 2026, Mr. Boswell received two grants, each of 100,000 options to purchase shares of Common Stock, vesting ratably over three years. The options included above represent the first grant, which was made on September 4, 2025. Amounts in this column for 2025 represent the aggregate grant fair value calculated in accordance with ASC 718. For the assumptions used in determining these values, see Note 1 to our 2025 audited financial statements contained in our 2025 Annual Report.
(6)Amounts in this column represent payments under our STIP for 2025.
(7)Amounts in this column for 2025 are set forth in the table below.

Name	Employer 401(k) Contributions	Life and Supplemental Individual Disability Insurance Premiums	Other Allowance	Severance(1)	Total

Mr. Soultz	$15,750	$4,776	$—	$3,055,853	$3,076,380
Mr. Boswell	$15,750	$3,132	$—	$—	$18,882
Mr. Jacobsen	$15,750	$2,799	$—	$—	$18,549
Mr. Lopez	$15,750	$3,772	$50,000	$—	$69,522
Ms. Gorcyca	$15,750	$2,778	$—	$—	$18,528
(1)Under the terms of the Soultz Separation Agreement, he is entitled to (i) payment of his 2025 annual bonus based on actual performance, which amounted to $501,788; (ii) a lump sum payment equal to $3,055,853, representing two times his target annual bonus; (iii) continued payment of his then current base salary on the regular payroll cycle for the Severance Period; (iv) the continued vesting of all outstanding equity awards (except as provided in (v)) through the Severance Period; (v) accelerated vesting of his Performance-Based RSUs awarded on September 7, 2021; (vi) continued health benefits for 12 months; and (vii) outplacement up to a maximum cost of $25,000.

Grants of Plan-Based Awards for Fiscal Year 2025
The following table sets forth information regarding all grants of plan-based awards made to the NEOs during 2025. The information supplements the disclosure of stock and non-equity incentive plan awards in the Summary Compensation Table by providing additional details about these awards. Non-equity incentive plan awards are awards that are not subject to ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

	Estimated Future Payouts Under Non-Equity Incentive Plan Awards				Estimated Future Payouts Under Equity Incentive Plan Awards (PSU)(1)			Awards
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#) RSU Only	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(1)
Mr. Soultz	2/24/2025	$763,963	$1,527,927	$3,055,854
	2/24/2025				44,656	89,311	178,622				$3,943,974
	2/24/2025							38,276			$1,350,000
Mr. Boswell	2/24/2025	$500,000	$1,000,000	$2,000,001
	2/24/2025				21,832	43,663	87,326				$1,928,158
	2/24/2025							18,713			$660,000
	9/04/2025								100,000	$23.39	$1,032,910
Mr. Jacobsen	2/24/2025	$233,750	$467,500	$935,000
	2/24/2025				9,924	19,847	39,694				$876,444
	2/24/2025							8,506			$300,000
Mr. Lopez	2/24/2025	$296,125	$592,250	$1,184,500
	2/24/2025				14,885	29,770	59,540				$1,314,643
	2/24/2025							12,759			$450,000
Ms. Gorcyca	2/24/2025	$180,765	$361,530	$723,060
	2/24/2025				12,759	25,517	51,034				$1,126,831
	2/24/2025							6,379			$225,000
(1)Amounts in this column represent the aggregate grant fair value calculated at target in accordance with ASC 718. For the assumptions used in determining these values, see Note 1 to our 2025 audited financial statements contained in our 2025 Annual Report.

Outstanding Equity Awards at Fiscal 2025 Year-End
The following table presents certain information concerning equity awards held by the NEOs as of December 31, 2025.

	Option Awards				Stock Awards

Name	Number of Securities Underlying Options Unexercised and Exercisable	Number of Securities Underlying Options Unexercised and Unexercisable	Option Exercise Price	Option Expiration Date	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(1)

Mr. Soultz	408,497		$13.60	3/20/2028	81,877	$1,541,744	528,732	$9,956,024
Mr. Boswell	125,691(2)		$13.60	3/20/2028	36,154	$680,780	337,536	$6,355,803
		100,000	$23.39	9/4/2035
Mr. Jacobsen	N/A		N/A	N/A	13,272	$249,912	43,321	$815,734
Mr. Lopez	N/A		N/A	N/A	24,619	$463,576	79,208	$1,491,487
Ms. Gorcyca	N/A		N/A	N/A	9,846	$185,400	44,472	$837,408
(1)Market value was calculated based upon the closing price of the shares of Common Stock on Nasdaq of $18.83 on December 31, 2025, the last trading day of our last completed fiscal year. PSUs are valued at the target award level.
(2)Consists of stock options awarded on March 20, 2018. Each stock option represents the right upon vesting to buy one share of Common Stock.
Option Exercises and Stock Vested in Fiscal Year 2025

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Mr. Soultz	0	$—	406,776	$9,152,800
Mr. Boswell	0	$—	41,687	$1,377,253
Mr. Jacobsen	0	$—	17,695	$584,810
Mr. Lopez	0	$—	30,070	$995,428
Ms. Gorcyca	0	$—	1,155	$40,737
(1)Value for shares acquired on vesting are pre-tax value.
Potential Payments Upon Termination or Change in Control
The following table discloses potential payments and benefits under compensation benefit plans and agreements with NEOs in each situation in the table below assuming that the termination of employment or change in control of the Company occurred on December 31, 2025, the last business day of our fiscal year, and that the Company's Common Stock was valued at the closing market price as of December 31, 2025 of $18.83. The prorated bonus payout assumes full year exit maximum on December 31 of the year. The actual amount of payments and benefits can only be determined at the time of such a termination or change in control, and therefore the actual amounts would vary from the estimated amounts in the tables below. In addition, the amount of payments and benefits that NEOs would actually receive may be materially less than the estimated amounts in the tables below because all such amounts in the tables below are on a pre-tax basis.
Descriptions of the circumstances that would trigger payments or benefits to the NEO, how such payments and benefits are determined under the circumstances, material conditions and obligations applicable to the receipt of payments or benefits and other material factors regarding such plans and agreements, as well as other material assumptions we have made in calculating the estimated compensation, follow these tables.

Name	Termination by Death ($)	Termination by Disability ($)	Termination by Company without Cause or by Executive for Good Reason ($)		Change in Control and Termination by Company without Cause or for Disability or by Executive for Good Reason ($)
Mr. Soultz(1)

Severance	$1,018,618	$—	$5,093,089		$6,621,016
Pro Rata Bonus	$501,788	$501,788	$501,788		$501,788
Vesting of Stock Options	$—	$—	$—		$—
Vesting of Restricted Stock Units(2)	$11,497,767	$11,497,767	$9,325,124		$9,325,124
Insurance	$—	$17,871	$35,742		$35,742
Total	$13,018,173	$12,017,426	$14,955,743		$16,483,670
Mr. Boswell

Severance	$800,000	$—	$2,700,001		$5,100,002
Pro Rata Bonus	$328,411	$328,411	$328,411		$328,411
Vesting of Stock Options	$1,883,000	$1,883,000	$1,255,321		$1,883,000
Vesting of Restricted Stock Units(2)	$7,036,583	$7,036,583	$5,985,982		$7,036,583
Insurance	$—	$24,387	$36,581		$36,581
Total	$10,047,994	$9,272,381	$10,306,295		$14,384,576
Mr. Jacobsen

Severance	$550,000	$—	$1,017,500	(3)	$1,292,500
Pro Rata Bonus	$153,532	$153,532	$153,532		$153,532
Vesting of Stock Options	$—	$—	$—		$—
Vesting of Restricted Stock Units(2)	$1,065,646	$1,065,646	$594,915		$1,065,646
Insurance	$—	$24,387	$36,581		$36,581
Total	$1,769,178	$1,243,566	$2,077,528		$2,548,260

Mr. Lopez(4)

Severance	$592,250	$—	$1,776,750		$2,665,125
Pro Rata Bonus	$194,501	$194,501	$194,501		$194,501
Vesting of Stock Options	$—	$—	$—		$—
Vesting of Restricted Stock Units(2)	$1,955,062	$1,955,062	$1,230,842		$1,955,062
Insurance	$—	$37,814	$56,721		$56,721
Total	$2,741,814	$2,187,378	$3,258,815		$4,871,411
Ms. Gorcyca

Severance	$482,040	$—	$843,570	(3)	$1,084,591
Pro Rata Bonus	$118,731	$118,731	$118,731		$118,731
Vesting of Stock Options	$—	$—	$—		$—
Vesting of Restricted Stock Units(2)	$1,022,808	$1,022,808	$460,488		$1,022,808
Insurance	$—	$24,387	$36,581		$36,581
Total	$1,623,579	$1,165,926	$1,700,390		$2,262,710
(1)Mr. Soultz’s separated from the Company on December 31, 2025. Under the terms of the Soultz Separation Agreement, he is entitled to payments and other benefits in lieu of certain payments and other benefits that he would have received as more specifically set forth in his employment agreement, including (i) payment of his 2025 annual bonus based on actual performance, which amounted to $501,788; (ii) a lump sum payment equal to $3,055,853, representing two times his target annual bonus; (iii) continued payment of his then current base salary on the regular payroll cycle for the Severance Period; (iv) the continued vesting of all outstanding equity awards (except as provided in (v)) through the Severance Period; (v) accelerated vesting of his Performance-Based RSUs awarded on September 7, 2021; (vi) continued health benefits for 12 months; and (vii) outplacement up to a maximum cost of $25,000.
(2)Includes performance-based RSU's at target performance.
(3)$1,292,500 for Mr. Jacobsen and $1,084,590 for Ms. Gorcyca in the case of termination without cause.
(4)Mr. Lopez separated from the Company on February 6, 2026. Under the terms of the Lopez Separation Agreement, he is entitled to Severance Benefits as a termination without cause consistent with the terms of Mr. Lopez’s Amended and Restated Employment Agreement dated as of June 6, 2022. For more details on the Lopez Separation Agreement, see "Compensation Discussion and Analysis - Other Compensation and Benefits - Employment Agreements & Individual Compensation Decisions."

Employment Agreement Provisions Relating to Termination of Employment or Change in Control
As discussed above under “Compensation Discussion and Analysis – Other Compensation and Benefits – Employment Agreements & Individual Compensation Decisions,” the Company has entered into employment agreements, compensation letters or separation agreements with each of the NEOs. Those agreements or compensation letters provide for severance and other benefits upon termination that are quantified in the table above. A summary of the provisions of the agreements or compensation letters relating to termination of employment is below.
Bradley L. Soultz
Mr. Soultz's employment agreement provided that in the event of a termination of employment without Cause (as defined in his employment agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in his employment Agreement), in addition to Accrued Benefits (as defined in his employment agreement), Mr. Soultz would be entitled to receive (i) a cash severance payment of his continued base salary for 24 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 24 months and full vesting of the retention award and any annual equity awards granted within 24 months following the completion of the merger (based on actual performance, as applicable), (v) payments equal to the cost of continuing coverage under the Company’s health insurance plan for twelve months, and (vi) up to $25,000 in outplacement services. Mr. Soultz would have been entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12-month period after any Change in Control (as defined in his employment agreement), except that he would receive (i) a cash severance payment equal to 2x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
In connection with Mr. Soultz’s separation from the Company, we entered into the Soultz Separation Agreement providing for payments and other benefits in lieu of certain payments and other benefits that he would have received as more specifically set forth in his employment agreement. For more details on the Soultz Separation Agreement, see “Compensation Discussion and Analysis – Other Compensation and Benefits – Employment Agreements & Individual Compensation Decisions.”
Timothy D. Boswell
During 2025, Mr. Boswell’s employment agreement provided that in the event of a termination of employment without Cause (as defined in his employment agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in his employment agreement), in addition to Accrued Benefits (as defined in his employment agreement), Mr. Boswell would be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 18 months and full vesting of the retention award and any annual equity awards granted within 24 months following the completion of the merger, (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 12 months, and (vi) up to $25,000 in outplacement services. Mr. Boswell would have been entitled to the same benefits in the event of a termination of employment during the 12-month period after any change in control, except that he would receive (i) a cash severance payment equal to the sum of his continued base salary for 18 months and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Under the Amended Boswell Agreement that became effective on January 1, 2026 in connection with Mr. Boswell’s election as President and Chief Executive Officer, in the event of a termination of employment without Cause (as defined in the Amended Boswell Agreement) or due to a resignation for Good Reason (as defined in the Amended Boswell Agreement), in addition to Accrued Benefits (as defined in the Amended Boswell Agreement), Mr. Boswell would be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) a payment equal to the product of 1.5 and his full target annual bonus for the year of termination, (iv) continued vesting of any annual equity awards for 24 months and full vesting of his promotion award and any annual equity awards granted within 24 months following the completion of the merger (provided that his effective date award will vest as provided in the award agreement), (v) payments equal to the cost of continuing coverage under the Company's health insurance plan for 18 months, and (vi) up to $25,000 in outplacement services. Mr. Boswell would have been entitled to the same benefits in the event of a termination of employment during the 12-month period after any change in control, except that he would receive (i) a cash severance payment equal to the sum of his continued base salary for 24 months and two times his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company's health insurance plan for 24 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
Matthew T. Jacobsen
The Jacobsen Agreement provides that in the event of a termination of employment without Cause (as defined in the Jacobsen Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Jacobsen Agreement), in addition to Accrued Benefits (as defined in the Jacobsen Agreement), Mr. Jacobsen will be entitled to receive (i) a cash severance payment of his continued base salary for either (x) 18 months for termination without Cause or due to the delivery of a notice of non-renewal of the term by the Company, or (y) 12 months for resignation for Good Reason, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) a lump sum equal to 1x the target bonus for the year of termination, (iv) any outstanding equity awards granted should continue to vest for 18 months, and (v) cost of continuing coverage under the company’s health insurance plan for 12 months. Mr. Jacobsen will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12-month period after any subsequent Change in Control (as defined in the Jacobsen Agreement), except that (i) any outstanding equity awards will immediately vest in full upon such termination, (ii) the Continued Coverage Payment (as defined in the Jacobsen Agreement) shall be equal to 18 months following termination and shall be paid in a lump sum, and (iii) the incremental Cash Severance Payment (as defined in the Jacobsen Agreement) shall be paid in a lump sum.
Hezron T. Lopez
Mr. Lopez’s employment agreement provided that in the event of a termination of employment without Cause (as defined in his employment agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in his employment agreement), in addition to Accrued Benefits (as defined in his employment agreement), Mr. Lopez would be entitled to receive (i) a cash severance payment of his continued base salary for 18 months, (ii) a pro rata portion of the annual bonus he would have received based on actual performance, (iii) a lump sum equal to 1.5x the target bonus for the year of termination, (iv) any outstanding equity awards granted should continue to vest for 18 months, (v) the Post-Merger Equity Award (as defined in his employment agreement) will immediately vest in full, (vi) cost of continuing coverage under the company’s health insurance plan for 18 months, and (vii) up to $25,000 in outplacement services. Mr. Lopez would have been entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12-month period after any Change in Control (as defined in his employment agreement), except that he would receive (i) a cash severance payment equal to 1.5x the sum of his base salary at the rate in effect at the time of termination and his target bonus for the year of termination, (ii) the cost of continuing coverage under the Company’s health insurance plan for 18 months, and (iii) any outstanding equity awards will immediately vest in full upon such termination.
In connection with his separation from the Company, we entered into the Lopez Separation Agreement with Mr. Lopez. For more details on the Lopez Separation Agreement, see “Compensation Discussion and Analysis – Other Compensation and Benefits – Employment Agreements & Individual Compensation Decisions.”
Felicia K. Gorcyca
The Gorcyca Agreement provides that in the event of a termination of employment without Cause (as defined in the Gorcyca Agreement) or due to the delivery of a notice of non-renewal of the term by the Company or a resignation for Good Reason (as defined in the Gorcyca Agreement), in addition to Accrued Benefits (as defined in the Gorcyca Agreement), Ms. Gorcyca will be entitled to receive (i) a cash severance payment of her continued base salary for either (x) 18 months for termination without Cause or due to the delivery of a notice of non-renewal of the term by the Company, or (y) 12 months for resignation for Good Reason, (ii) a pro rata portion of the annual bonus she would have received based on actual performance, (iii) a lump sum equal to 1x the target bonus for the year of termination, (iv) any outstanding equity awards granted should continue to vest for 18 months, and (v) cost of continuing coverage under the company’s health insurance plan for 12 months. Ms. Gorcyca will be entitled to the same benefits in the event of a termination of employment without Cause or a resignation for Good Reason during the 12-month period after any subsequent Change in Control (as defined in the Gorcyca Agreement), except that (i) any outstanding equity awards will immediately vest in full upon such termination, (ii) the Continued Coverage Payment (as defined in the Gorcyca Agreement) shall be equal to 18 months following termination and shall be paid in a lump sum, and (iii) the incremental Cash Severance Payment (as defined in the Gorcyca Agreement) shall be paid in a lump sum.
Equity Plan Provisions Relating to Termination of Employment and Change in Control
The NEOs hold equity-based awards granted under the LTIP. The LTIP and the award agreements entered into with the NEOs with respect to their awards provide for “double trigger” vesting on a change in control such that, if a change in control occurs and the NEO’s employment is terminated by the Company without cause or by the NEO for good reason within 12 months after the change in control, then the award will immediately become vested in full.
2025 CEO to Median Employee Pay Ratio
In accordance with SEC rules, the Company is required to determine the ratio of the CEO’s annual total compensation (under the Summary Compensation Table definition) to that of the Company’s median employee. Set forth below is the annual total compensation of the Company's median employee, the annual total compensation of Mr. Soultz and the ratio of those two values for the year ended December 31, 2025:
•The annual total compensation of the employee identified as the median employee of the Company (other than the CEO) was $69,964.
•The annual total compensation of Mr. Soultz as disclosed in the Summary Compensation Table above was $7,310,990, and
•The ratio of the annual total compensation of Mr. Soultz to the annual total compensation of the Company's median employee was 104.5:1.
In determining the median employee for 2025, the employee population as of December 31, 2025 was used, and, in accordance with SEC rules, excluded the CEO to arrive at the median employee consideration pool. Compensation for this population was measured based on gross wages for the period January 1, 2025, to December 31, 2025. Gross wages were annualized for those employees who were not employed for the full January 1, 2025, to December 31, 2025, period. International employee pay was converted to U.S. dollars using the applicable exchange rates at the close of business on December 31, 2025.
2025 annual total compensation for the Company's median employee was calculated using the same methodology used to determine the CEO’s annual total compensation for the Summary Compensation Table.
This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices. As such, the pay ratio reported by other companies may not be comparable to the pay ratio reported above, as other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.
Pay Versus Performance Disclosure
As required by Section 953(a) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(v) of Regulation S-K, the following information has been provided about the relationship between compensation actually paid to our NEOs and certain financial performance metrics of the Company using a methodology that has been prescribed by the SEC.
As discussed in the Compensation Discussion and Analysis, the Compensation Committee's pay-for-performance philosophy aligns the Company's executive officers’ compensation with the Company's short-term and long-term objectives as well as emphasizes stockholder value creation. While the Compensation Committee did not use the information provided below to determine compensation for our NEOs for 2025, the results are aligned with this philosophy. In 2025, Adjusted EBITDA and share price declined compared to 2023 and 2024, resulting in a significant loss of value for our executives as illustrated by the negative Compensation Actually Paid ("CAP") figures. CAP has been determined under the SEC-defined methodology, and the figures below do not represent compensation actually realized. However, for equity-

based compensation, in addition to equity that has vested in the applicable year, CAP includes the change in fair value for unvested awards. Importantly, these unvested award values have not actually been earned or realized by the executives.

Fiscal Year	Summary Compensation Table Total for PEO(1)	Compensation Actually Paid to PEO(1)(2)	Average Summary Compensation Table Total for non-PEO NEOs(1)	Average Compensation Actually Paid to non-PEO NEOs(1)(2)	Value of Initial Fixed $100 Investment Based on:		Net Income(4) ($ millions)	Adjusted EBITDA(5) ($ millions)
					Total Shareholder Return	Peer Group Total Shareholder Return(3)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)

2025	$7,310,991	$(6,059,972)	$2,998,448	$(374,142)	$82	$201	$(53)	$971

2024	$7,194,436	$(14,062,706)	$2,181,904	$(2,070,640)	$144	$199	$28	$1,063

2023	$8,391,649	$4,663,073	$2,472,306	$1,619,850	$192	$168	$476	$1,061

2022	$8,594,799	$20,813,067	$2,444,495	$4,501,198	$195	$132	$340	$970

2021	$17,660,600	$47,137,307	$4,713,101	$8,546,475	$176	$146	$160	$740

(1)The Company's principal executive officer ("PEO") for 2021-2025 is Mr. Soultz. The non-PEO NEOs reflected in columns (d) and (e) include the following individuals: Mr. Boswell (2021-2025), Mr. Lopez (2021-2025), Mr. Jacobsen (2025), Sally J. Shanks (2021-2025), Graeme Parkes (2022-2024), Ms. Gorcyca (2023-2025), Christopher J. Miner (2020-2022), and Kelly Williams (2020-2021).
(2)The following amounts were deducted from or added to total compensation in the Summary Compensation Table ("SCT") in accordance with the SEC-mandated adjustments to calculate CAP to our PEO and average CAP to our non-PEO NEOs. The fair value of equity awards was determined using methodologies and assumptions developed in a manner substantively consistent with those used to determine the grant date fair value of such awards.
(3)The Peer Group for which Total Shareholder Return is provided in column (g) for each listed fiscal year consists of the constituent companies in the S&P MidCap 400 Index listed as our compensation benchmarking peer group in the Compensation Discussion & Analysis for fiscal year 2025.
(4)In 2025, the Company generated $53 million of net loss, which included $301.9 million of restructuring costs related to our Network Optimization Plan, consisting of accelerated depreciation of rental equipment, and $41.0 million of accelerated depreciation expense to implement the Company's real estate exit initiatives prior to the approval of the Network Optimization Plan. Excluding these costs and other relevant expenses, the Company generated $219 million of Adjusted Net Income in 2025, which is a non-GAAP financial measure. Reconciliations to comparable GAAP measures can be found in Appendix B.
(5)Adjusted EBITDA is a non-GAAP financial measure. Reconciliations to comparable GAAP measures can be found in Appendix B.
PEO SCT Total to CAP Reconciliation

Fiscal Year	2021	2022	2023	2024	2025

SCT Total	$17,660,600	$8,594,799	$8,391,649	$7,194,436	$7,310,991

- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	$0	$0	$0	$0	$0

+ Service Cost of Pension in Fiscal Year	$0	$0	$0	$0	$0

+ Prior Service Cost of Pension in Fiscal Year	$0	$0	$0	$0	$0

- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$(14,635,168)	$(5,103,737)	$(5,665,871)	$(5,659,553)	$(5,293,974)

+ Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$30,020,871	$8,174,053	$4,131,113	$2,440,813	$0

+ Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	$13,368,813	$10,303,770	$(3,668,762)	$(18,670,417)	$0

+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$0	$0	$0	$0	$1,396,301
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$722,191	$(1,155,818)	$1,474,944	$632,015	$(9,638,581)
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$0	$0

+ Dividends Accrued During Fiscal Year	$0	$0	$0	$0	$165,291

Compensation Actually Paid	$47,137,307	$20,813,067	$4,663,073	$(14,062,706)	$(6,059,972)

Non-PEO NEO Average SCT Total to Average CAP Reconciliation

Fiscal Year	2021	2022	2023	2024	2025

Average SCT Total	$4,713,101	$2,444,495	$2,472,306	$2,181,904	$2,998,448

- Change in Actuarial Present Value of Pension Plans Reported in Fiscal Year	$0	$0	$0	$0	$0

+ Service Cost of Pension in Fiscal Year	$0	$0	$0	$0	$0

+ Prior Service Cost of Pension in Fiscal Year	$0	$0	$0	$0	$0

- Grant Date Fair Value of Stock Awards Granted in Fiscal Year	$(3,314,083)	$(1,356,246)	$(1,491,647)	$(1,400,172)	$(1,978,496)

+ Fair Value at Fiscal Year-End of Outstanding Unvested Stock Awards Granted in Fiscal Year	$5,205,205	$1,831,987	$1,066,149	$516,254	$637,909

+ Change in Fair Value of Outstanding Unvested Stock Awards Granted in Prior Fiscal Years	$1,491,613	$1,623,529	$(633,986)	$(3,313,983)	$(2,111,281)

+ Fair Value at Vesting of Stock Awards Granted in Fiscal Year That Vested During Fiscal Year	$147,770	$208,160	$0	$9,018	$0
+ Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year	$302,869	$(250,726)	$207,028	$184,204	$38,088
- Fair Value as of Prior Fiscal Year-End of Stock Awards Granted in Prior Fiscal Years That Failed to Meet Applicable Vesting Conditions During Fiscal Year	$0	$0	$0	$(247,865)	$0

+ Dividends Accrued During Fiscal Year	$0	$0	$0	$0	$41,190

Average Compensation Actually Paid	$8,546,475	$4,501,198	$1,619,850	$(2,070,640)	$(374,142)

(i)Certain of Mr. Williams’ equity awards were modified in February 2021 as part of his Separation and Release Agreement, consistent with his employment agreement. The rules prescribed by the SEC do not specify how CAP should reflect the incremental fair value expense recorded in connection with the modification and reported in the “Stock Awards” column. As CAP is meant to track the value of an equity award over the course of its vesting period, we are not adding any additional fair value when calculating the “Change in Fair Value as of Vesting Date of Stock Awards Granted in Prior Fiscal Years For Which Applicable Vesting Conditions Were Satisfied During Fiscal Year” as we believe this methodology best reflects the value of the award to Mr. Williams.

CHARTS OF CAP VERSUS PERFORMANCE METRICS
The chart below illustrates the relationship between the PEO and average Non-PEO CAP amounts and the Company’s and peer group’s TSR during the period 2021-2025.

CAP vs. TSR
Compensation Actually Paid (CAP) ($ millions)
$60.0
$40.0
$20.0
$0.0
($20.0)
$300
$240
$180
$120
$60
$0
Total Shareholder Return (TSR) Value of initial Fixed $100 Investment
FY2021 FY2022 FY2023 FY2024 FY2025
CAP to PEO
Avg CAP to Non-PEO NEOs
Company TSR
Peer TSR

Initial $100 investment on 12/31/2020

The charts below illustrate the relationship between the PEO and Non-PEO CAP amounts and the Company’s Net Income (Loss) and Adjusted EBITDA during the period 2021-2025.

CAP vs. Net Income(1)
Compensation Actually Paid (CAP) ($ millions)
$60.0
$40.0
$20.0
$0.0
($20.0)
Net Income ($ millions)
$600
$400
$200
$0
$(200)
2021
2022
2023
2024
2025
CAP to PEO
Avg CAP to Non-PEO NEOs
Net Income

(1)In 2025, the Company generated $53 million of net loss, which included $301.9 million of restructuring costs related to our Network Optimization Plan, consisting of accelerated depreciation of rental equipment, and $41.0 million of accelerated depreciation expense to implement the Company's real estate exit initiatives prior to the approval of the Network Optimization Plan. Excluding these costs and other relevant expenses, the Company generated $219 million of Adjusted Net Income in 2025, which is a non-GAAP financial measure. Reconciliations to comparable GAAP measures can be found in Appendix B.

CAP vs. Adjusted EBITDA
Compensation Actually Paid (CAP) ($ millions)
$60.0
$40.0
$20.0
$0.0
($20.0)
($40.0)
Adjusted EBITDA ($ millions)
$1,250
$1,000
$750
$500
$250
$0
2021
2022
2023
2024
2024
CAP to PEO
Avg CAP to Non-PEO NEOs
Adjusted EBITDA

TABULAR LIST OF MOST IMPORTANT PERFORMANCE MEASURES
The four items listed below represent the most important performance metrics we used to determine CAP for 2025 as further described in the CD&A within the sections titled “Short-Term Incentive Plan” and “2025 Long-Term Incentive Awards.”

Most Important Financial Measures
•Adjusted EBITDA
•Lease Revenue
•Relative TSR
•Stock Price

PROPOSAL 5 - APPROVAL OF THE WILLSCOT HOLDINGS CORPORATION 2026 INCENTIVE AWARD PLAN

Proposal Snapshot

What Am I Voting On?

The Board is asking stockholders to approve the Company's 2026 Incentive Award Plan.

Voting Recommendation: FOR approval of the 2026 Incentive Award Plan.

Overview
On April 16, 2026, upon the recommendation of the Compensation Committee, the Board approved the adoption of the WillScot Holdings Corporation 2026 Incentive Award Plan (the “2026 Incentive Plan”), subject to stockholder approval. If approved by the stockholders at the Annual Meeting, the 2026 Incentive Plan will be the successor to the WillScot Holdings Corporation 2020 Incentive Award Plan (the “2020 Plan”), which was approved by stockholders in connection with the merger of WillScot and Mobile Mini in 2020, and no additional awards will be made under the 2020 Plan. Whether the 2026 Incentive Plan is approved by the Company's stockholders or not, each award granted under the 2020 Plan will continue to be subject to the terms and provisions applicable to such award under the applicable award agreement and the 2020 Plan.
While the Company's current equity plan, the 2020 Plan will not expire until June 1, 2030, the number of shares issuable under the 2020 Plan is insufficient to meet future needs based on normal course grants, vestings, and forfeitures over the past six years. Upon the recommendation of the Compensation Committee, the Board determined to replace the 2020 Plan with the 2026 Incentive Plan to provide for the additional shares and to have a plan that more closely reflects current principles of good corporate governance.
The 2026 Incentive Plan is a key pay-for-performance component of the Company's compensation program and the primary vehicle for granting equity-based compensation to employees, officers and directors. The Company believes that the proposed 2026 Incentive Plan is necessary in order to allow continued use of equity awards and performance awards, including cash awards, to retain and attract the services of key individuals essential to the Company's long-term growth and financial success and to further align their interests with those of stockholders. The Company relies on equity awards, primarily Performance-Based RSUs and Time-Based RSUs, to encourage strong performance of key individuals and believes that equity incentives are necessary for the Company to remain competitive and to retain and attract highly qualified individuals upon whom, in large measure, the Company depends on for its future growth and long-term success.
The Board believes that the 2026 Incentive Plan will promote interests of stockholders by aligning executive’s interests with those of stockholders through the risks and rewards of stock ownership in the Company and is consistent with principles of good corporate governance. The material terms of the 2026 Incentive Plan and certain significant ways in which they differ from those of the 2020 Plan are summarized below. These summaries are qualified in their entirety by reference to the complete text of the 2026 Incentive Plan, which is attached to this Proxy Statement as Appendix A.
Status of the prior plan
As of April 8, 2026, the record date for the annual meeting, there were 1,407,055 shares of common stock that remained available for future issuance under the 2020 Plan (assuming performance-based awards granted to date are paid out at target). These available shares will cease to be available for future grants upon stockholder approval of the 2026 Incentive Plan, and no further awards will be granted under the 2020 Plan. Any shares remaining available under the 2020 Plan will be retired and not transferred to the 2026 Incentive Plan.

The following table sets forth information regarding outstanding equity awards as of April 8, 2026, for the 2020 Plan. These figures represent an update to those provided in our 2025 Annual Report primarily to reflect (i) the vesting of certain awards subsequent to our fiscal year end and (ii) grants of annual equity awards on February 24, 2026 as approved by the Compensation Committee:

April 8, 2026

Outstanding unexercised stock options (1)	865,072

Weighted average exercise price of outstanding stock options	$16.69

Weighted average remaining term of outstanding stock options (years)	4.85

Outstanding RSUs (1)	1,728,753

Outstanding PSUs (1)	1,164,431

Shares available for future issuance under equity plans (2)	1,407,055

(1)Outstanding equity awards as of April 8, 2026, for the 2020 Plan equal to one share for each stock option, RSU, and PSU (assumed at target performance).
(2)Beginning April 8, 2026, should any awards be granted under the 2020 Plan, such awards will reduce the share reserve of the proposed 2026 Incentive Plan—by one share for each stock option, RSU, or PSU granted. If the 2026 Incentive Plan is approved by our stockholders at the annual meeting, the authority to issue new awards under the 2020 Plan will terminate.

Best practices and significant changes

The 2026 Incentive Plan includes several features designed to protect the interests of the Company's stockholders and reflect sound corporate governance practices and our compensation philosophy, including the following key features and material differences from the 2020 Plan.
Authorized shares. The 2026 Incentive Plan will reserve 5,750,000 shares of Common Stock for issuance, which we believe is a sufficient number to enable the Company to grant equity awards for approximately the next five years. The 2026 Incentive Plan will replace the existing 2020 Plan. No equity awards currently available for issuance under the 2020 Plan will be granted after stockholder approval of the 2026 Incentive Plan. In the event the Company grants any equity awards under the 2020 Plan between the record date for the annual meeting and the effective date of the 2026 Incentive Plan, shares associated with those awards will reduce the number of shares available for issuance under the 2026 Incentive Plan.
No discounts. As with the 2020 Plan, options and SARs may not be granted at a discount to the fair market value of Common Stock on the grant date under the 2026 Incentive Plan.
No repricing. As with the 2020 Plan, reducing the exercise price of options or SARs issued and outstanding under the 2026 Incentive Plan will require approval of stockholders.
No “evergreen” provision. There continues to be no evergreen feature pursuant to which the shares authorized for issuance under the 2026 Incentive Plan would automatically be replenished.
No excise tax gross-up. As with the 2020 Plan, the 2026 Incentive Plan will not provide for excise tax gross-ups.
Director compensation limits. The maximum number of shares of Common Stock subject to awards granted during any single year to a non-employee director, taken together with any cash fees paid will be capped at $800,000; provided that the Board may make exceptions to this limit for a non-executive chair of the Board.
Awards subject to clawback. Awards granted under the 2026 Incentive Plan continue to be subject to the Company’s Compensation Recoupment Policy and any clawback or recoupment provisions set forth in any agreements evidencing awards.
Payment of dividends or dividend equivalents. The 2026 Incentive Plan prohibits the payment of dividends or dividend equivalents prior to the date the shares of Common Stock underlying such award are actually issued to participants.
Reasons for the Approval of the 2026 Incentive Plan
Stockholder approval of the 2026 Incentive Plan is necessary in order to (1) meet the stockholder approval requirements of Nasdaq, and (2) grant incentive stock options (“ISOs”) thereunder. Specifically, approval of the 2026 Incentive Plan will constitute approval pursuant to the stockholder approval requirements of Section 422 of the Code relating to ISOs.
If stockholders do not approve this proposal, the 2026 Incentive Plan will not become effective, and we will not be able to grant equity awards under the 2026 Incentive Plan.
Material Terms of the 2026 Incentive Plan
Administration. The Compensation Committee of the Board (the “Compensation Committee”) will administer the 2026 Incentive Plan. The Compensation Committee will generally have the authority to designate participants, determine the type or types of awards to be granted to a participant, determine the terms and conditions of any agreements evidencing any awards granted under the 2026 Incentive Plan and to adopt, alter and repeal rules, guidelines and practices relating to the 2026 Incentive Plan. The Compensation Committee will have full discretion to administer and interpret the 2026 Incentive Plan and to make any other determination and take any other action that it deems necessary or desirable for the administration of the 2026 Incentive Plan.
Eligibility. Employees, directors, officers, advisors or consultants and prospective employees, directors, officers, advisors or consultants of the Company or its affiliates are eligible to participate in the 2026 Incentive Plan. The basis for participation in the 2026 Incentive Plan is the Compensation Committee’s decision, in its sole discretion, that an award to an eligible participant will further its purposes. As of April 1, 2026, approximately 200 individuals were eligible to participate in the 2026 Incentive Plan, which includes three executive officers, approximately 190 employees who are not executive officers, and 10 directors.
Number of Shares Authorized. The 2026 Incentive Plan provides for an aggregate of 5,750,000 shares of Common Stock. The maximum aggregate grant-date fair value of awards granted and cash fees paid to any non-employee director pursuant to the 2026 Incentive Plan during any fiscal year may not exceed a total value of $800,000 in shares of Common Stock underlying any such awards. Shares of Common Stock underlying awards under the 2026 Incentive Plan that are forfeited, cancelled, expired, unexercised or are settled in cash will be available again for new awards under the 2026 Incentive Plan. If there is any change in our corporate capitalization, the Compensation Committee in its sole discretion may make substitutions or adjustments to the number of shares of Common Stock reserved for issuance under the 2026 Incentive Plan, the number of shares of Common Stock covered by awards then outstanding under the 2026 Incentive Plan, the limitations on awards under the 2026 Incentive Plan, the exercise price of outstanding options and such other equitable substitution or adjustments as it may determine appropriate.
Term. The 2026 Incentive Plan will have a term of 10 years from the date it is approved by stockholders and no further awards may be granted under the 2026 Incentive Plan after that date.
Awards Available for Grant. The Compensation Committee may grant awards of nonqualified stock options, ISOs, SARs, restricted stock awards, performance-based restricted stock awards, restricted stock units, performance-based restricted stock units, deferred stock units, stock bonus awards, performance compensation awards (including cash bonus awards), other stock-based awards or any combination of the foregoing.
Options. The Compensation Committee will be authorized to grant options to purchase shares of Common Stock that are either “qualified,” meaning they are intended to satisfy the requirements of Section 422 of the Code, for ISOs, or “nonqualified,” meaning they are not intended to satisfy the requirements of Section 422 of the Code. Options granted under the 2026 Incentive Plan will be subject to such terms, including the exercise price and the conditions and timing of exercise, as may be determined by the Compensation Committee and specified in the applicable award agreement. In general, the exercise price per share of Common Stock for each option granted under the 2026 Incentive Plan will not be less than the fair market value of such share at the time of grant. The maximum term of an option granted under the 2026 Incentive Plan will be 10 years from the date of grant (or five years in the case of ISOs granted to a 10% stockholder). However, if the option would expire at a time when the exercise of the option by means of a cashless exercise or net exercise method (to the extent such method is otherwise then permitted by the Compensation Committee for purposes of payment of the exercise price and/or applicable withholding taxes) would violate applicable securities laws or any securities trading policy adopted by us, the expiration date applicable to the option will be automatically extended to a date that is 30 calendar days following the date such cashless exercise or net exercise would no longer violate applicable securities laws or applicable securities trading policy (so long as such extension does not violate Section 409A of the Code), but not later than the expiration of the original exercise period. Payment in respect of the exercise of an option may be made in cash or by check, by surrender of unrestricted shares (at their fair market value on the date of exercise) that have been held by the participant for any period deemed necessary by our accountants to avoid an additional compensation charge or have been purchased on the open market, or the Compensation Committee may, in its discretion and to the extent permitted by law, allow such payment to be made through a broker-assisted cashless exercise mechanism, a net exercise method, or by such other method as the Compensation Committee may determine to be appropriate.
Stock Appreciation Rights. The Compensation Committee will be authorized to award SARs under the 2026 Incentive Plan. SARs will be subject to the terms and conditions established by the Compensation Committee. An SAR is a contractual right that allows a participant to receive, either in the form of cash, shares of Common Stock or any combination of cash and shares of Common Stock, the appreciation, if any, in the value of a common share over a certain period of time. An option granted under the 2026 Incentive Plan may include SARs and SARs may also be awarded to a participant independent of the grant of an option. SARs granted in connection with an option shall be subject to terms similar to the option corresponding to such SARs. SARs shall be subject to terms established by the Compensation Committee and reflected in the award agreement.
Restricted Stock. The Compensation Committee will be authorized to award restricted stock under the 2026 Incentive Plan. The Compensation Committee will determine the terms of such restricted stock awards, including any dividend or voting rights. Restricted stock is shares of Common Stock that generally are non-transferable and subject to other restrictions determined by the Compensation Committee for a specified period. Unless the Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested restricted stock is forfeited.
Performance Stock. The Compensation Committee will be authorized to award performance stock under the 2026 Incentive Plan. The Compensation Committee will determine the terms of such performance stock awards, including any dividend or voting rights. Performance stock is shares of Common Stock that generally are non-transferable and subject to other restrictions determined by the Compensation Committee for a performance compensation award, including conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis. Unless the Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the restricted period, then any unvested performance stock is forfeited.
Restricted Stock Unit Awards. The Compensation Committee will be authorized to award restricted stock unit awards. The Compensation Committee will determine the terms of such restricted stock units, including any dividend rights. Unless the Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the period of time over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Compensation Committee, the participant will receive a number of shares of Common Stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of Common Stock at the expiration of the period over which the units are to be earned or at a later date selected by the Compensation Committee.
Performance Stock Unit Awards. The Compensation Committee will be authorized to award performance stock unit awards. The Compensation Committee will determine the terms of such performance stock units, including the length of the performance period, the performance criteria used to establish performance goal(s), the performance formula, and any dividend rights. Unless the Compensation Committee determines otherwise or specifies otherwise in an award agreement, if the participant terminates employment or services during the performance period over which all or a portion of the units are to be earned, then any unvested units will be forfeited. At the election of the Compensation Committee, the participant will receive a number of shares of Common Stock equal to the number of units earned or an amount in cash equal to the fair market value of that number of shares of Common Stock upon the achievement of applicable performance goals pursuant to which the units are to be earned or at a later date selected by the Compensation Committee.
Deferred Stock Unit Awards. The Compensation Committee will be authorized to grant awards of deferred stock unit awards pursuant to which a participant is entitled to receive shares of Common Stock, cash, other securities or other property at a future time under such terms and conditions as the Compensation Committee may determine.
Stock Bonus Awards; Other Stock-Based Awards. The Compensation Committee will be authorized to grant awards of unrestricted shares of Company Common Stock, other awards denominated in shares of Common Stock, and other stock-based awards, either alone or in tandem with other awards, under such terms and conditions as the Compensation Committee may determine.
Performance Compensation Awards. The Compensation Committee will be authorized to grant any award, including in the form of cash, under the 2026 Incentive Plan in the form of a performance compensation award by conditioning the vesting of the award on the satisfaction of certain performance goals, measured on an absolute or relative basis. The Compensation Committee may establish performance goals which may be based on, but are not limited to, the following (or any combination of the following): (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or revenue growth; (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total stockholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) objective measures of customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; (xxxiii) objective measures of personal targets, goals or completion of projects; and (xxxiv) any other objective or subjective measure as approved by the Compensation Committee; or any combination of the foregoing.
Dividends and Dividend Equivalent Units. The 2026 Incentive Plan expressly prohibits the payment of dividends or dividend equivalent units on unvested awards for all equity award types. In no event may dividends or dividend equivalent units be awarded with respect to options, SARs or any other award that is not a full-value award. The Compensation Committee, in its sole discretion, may provide part of a full-value award (e.g., restricted stock or performance stock) with dividends or dividend equivalent units, payable in cash or shares of Common Stock, having a fair market value equal to the amount of such dividends, upon the release of any applicable restrictions on such full-value award, on such terms and conditions as may be determined by the Compensation Committee; provided that the Compensation Committee may grant dividend equivalent units only in tandem with full-value awards other than restricted stock or performance stock (e.g. RSUs, PSUs, deferred stock units and other full-value stock bonus awards or full-value other stock-based awards). To the extent the applicable share is forfeited, the participant will not have any right to such dividends or dividend equivalent units (except as otherwise provided in the applicable award agreement).
Minimum Vesting. Notwithstanding any provision of the 2026 Incentive Plan to the contrary, awards granted under the 2026 Incentive Plan (other than cash-based awards) will vest no earlier than the first anniversary of the date on which the award is granted. Certain awards are exempt from the minimum vesting requirement, which include any (i) Substitute Awards (as defined in the 2026 Incentive Plan), (ii) shares delivered in lieu of fully vested cash awards, (iii) awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders that is at least 50 weeks after the immediately preceding year’s annual meeting, and (iv) additional awards the Compensation Committee may grant; provided, that, such awards may be granted up to 5% of the available share reserve. The minimum vesting requirement does not apply to the Compensation Committee’s discretion to provide for accelerated exercisability or vesting of any award including, but not limited to, cases of Qualified Retirement, death, Disability or a Change in Control (as defined in the 2026 Incentive Plan).
Transferability. Each award may be exercised during the participant’s lifetime only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative and may not be otherwise transferred or encumbered by a participant other than by will or by the laws of descent and distribution. The Compensation Committee, however, may permit awards (other than ISOs) to be transferred to family members, a trust for the benefit of such family members, a partnership or limited liability company whose partners or stockholders are the participant and his or her family members or anyone else approved by it.
Amendment and Termination. In general, the Board may amend, suspend or terminate the 2026 Incentive Plan at any time. However, stockholder approval to amend the 2026 Incentive Plan may be necessary if the law or the 2026 Incentive Plan so requires (e.g., repricing). No amendment, suspension or termination will impair the rights of any participant or recipient of any award without the consent of the participant or recipient.
Change in Control. Except as otherwise provided in an award agreement or the 2026 Incentive Plan, if a participant experiences a “Qualifying Termination” (as defined in the 2026 Incentive Plan), in the event of a “Change in Control” (as defined in the 2026 Incentive Plan), the Compensation Committee may provide that all outstanding options and equity awards (other than performance compensation awards) issued under the 2026 Incentive Plan will become fully vested and performance compensation awards will vest based on the level of attainment of the specified performance goals. The Compensation Committee may, in its discretion, cancel outstanding awards and pay the value of such awards to the participants in connection with a Change in Control event.
Code Section 280G. The 2026 Incentive Plan provides that, in certain Change in Control situations, the Company may reduce payments to a participant to avoid triggering golden parachute” excise taxes under Code Section 280G, unless a participant would receive a greater after-tax amount by keeping the full payment and paying the excise tax.
Clawback and Recoupment. The 2026 Incentive Plan provides that all awards shall be subject to (including on a retroactive basis) clawback, forfeiture or similar incentive compensation recoupment policy, including, without limitation, the Company’s Compensation Recoupment Policy.
Material U.S. Federal Income Tax Consequences
The following is a general summary under current law of the principal United States federal income tax consequences related to awards under the 2026 Incentive Plan. This summary deals with the general federal income tax principles that apply and is provided only for general information. Other kinds of taxes, such as state, local and foreign income taxes and federal employment taxes, are not discussed. This summary is not intended as tax advice to participants, who should consult their own tax advisors.
Non-Qualified Stock Options. If an optionee is granted a non-qualified stock option under the 2026 Incentive Plan, the optionee should not have taxable income on the grant of the option. Generally, the optionee should recognize ordinary income at the time of exercise in an amount equal to the fair market value of the shares acquired on the date of exercise, less the exercise price paid for the shares. The optionee’s basis in the common stock for purposes of determining gain or loss on a subsequent sale or disposition of such shares generally will be the fair market value of Company Common Stock on the date the optionee exercises such option. Any subsequent gain or loss will be taxable as long-term or short-term capital gain or loss. We or our subsidiaries or affiliates generally should be entitled to a federal income tax deduction at the time and for the same amount as the optionee recognizes ordinary income.
Incentive Stock Options. A participant receiving ISOs should not recognize taxable income upon grant. Additionally, if applicable holding period requirements are met, the participant should not recognize taxable income at the time of exercise. However, the excess of the fair market value of the shares of Common Stock received over the option exercise price is an item of tax preference income potentially subject to the alternative minimum tax. If stock acquired upon exercise of an ISO is held for a minimum of two years from the date of grant and one year from the date of exercise and otherwise satisfies the ISO requirements, the gain or loss (in an amount equal to the difference between the fair market value on the date of disposition and the exercise price) upon disposition of the stock will be treated as a long-term capital gain or loss, and we will not be entitled to any deduction. If the holding period requirements are not met, the ISO will be treated as one that does not meet the requirements of the Code for ISOs and the participant will recognize ordinary income at the time of the disposition equal to the excess of the amount realized over the exercise price, but not more than the excess of the fair market value of the shares on the date the ISO is exercised over the exercise price, with any remaining gain or loss being treated as capital gain or capital loss. We are not entitled to a tax deduction upon either the exercise of an ISO or upon disposition of the shares acquired pursuant to such exercise, except to the extent that the participant recognizes ordinary income on disposition of the shares.

Stock Appreciation Rights. Generally, a participant will recognize ordinary income upon the receipt of payment pursuant to SARs in an amount equal to the aggregate amount of cash and the fair market value of any shares of common stock received. We or our subsidiaries or affiliates generally will be entitled to a corresponding tax deduction equal to the amount includible in the participant's income.
Restricted Stock and Performance Stock. A participant should not have taxable income on the grant of unvested restricted stock or performance stock, nor will we or our subsidiaries or affiliates then be entitled to any deduction, unless the participant makes a valid election under Section 83(b) of the Code. However, when restrictions on shares of restricted stock or performance stock lapse, such that the shares are no longer subject to a substantial risk of forfeiture, the participant generally will recognize ordinary income, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction in an amount equal to the difference between the fair market value of the shares at the date such restrictions lapse over the purchase price, if any, paid for the restricted stock or performance stock. Stock bonus awards are taxed in a similar manner as to when a restricted stock award is no longer subject to a substantial risk of forfeiture.
If the participant makes a valid election under Section 83(b) of the Code with respect to restricted stock or performance stock, the participant generally will recognize ordinary income at the date of issuance of the restricted stock or performance stock in an amount equal to the difference, if any, between the fair market value of the shares at that date over the purchase price, if any, for the restricted stock or performance stock, and we or our subsidiaries or affiliates will be entitled to a deduction for the same amount.
Restricted Stock Units, Performance Stock Units and Deferred Stock Units. A participant will not recognize taxable income at the time of the grant of the restricted stock units, performance stock units or deferred stock units and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When a restricted stock unit, performance stock unit or deferred stock unit, is paid, whether in cash or shares of Common Stock, the participant will have ordinary income equal to the fair market value of the shares delivered or the cash paid, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction.
Cash-Based Awards and Other Stock-Based Awards. A participant generally will not recognize taxable income at the time of the grant of a cash-based award or other stock-based award, and neither we nor our subsidiaries or affiliates will be entitled to a deduction at that time. When any such cash-based award or other stock-based award is paid, whether in cash or common stock, the participant will have ordinary income equal to the cash paid, and we or our subsidiaries or affiliates will be entitled to a corresponding deduction.
Section 409A of the Code
Certain types of awards under the 2026 Incentive Plan may constitute, or provide for, a deferral of compensation subject to Section 409A of the Code. Unless certain requirements set forth in Section 409A of the Code are complied with, holders of such awards may be taxed earlier than would otherwise be the case (e.g., at the time of vesting instead of the time of payment) and may be subject to an additional 20% tax (and, potentially, certain interest and penalties). To the extent applicable, the 2026 Incentive Plan and awards granted under the 2026 Incentive Plan are intended to be structured and interpreted in a manner intended to either comply with or be exempt from Section 409A of the Code and the Department of Treasury regulations and other interpretive guidance that may be issued under Section 409A of the Code. To the extent determined necessary and appropriate by the Compensation Committee, the 2026 Incentive Plan and applicable award agreements may be amended to further comply with Section 409A of the Code or to exempt the applicable awards from Section 409A of the Code.
New Plan Benefits
Grants of awards under the 2026 Incentive Plan are subject to the discretion of the Compensation Committee. Therefore, it is not possible to determine the future benefits that will be received by these participants under the 2026 Incentive Plan.
The Board of Directors Recommends That You Vote FOR Proposal 5.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Beneficial Ownership
The following table sets forth information regarding the beneficial ownership of shares of Common Stock as of March 31, 2026, by each person who is the beneficial owner of more than 5% of shares of Common Stock; each of our NEOs and directors; and all of our executive officers and directors as a group. The beneficial ownership of shares of Common Stock is based on 180,994,679 shares of Common Stock issued and outstanding as of March 31, 2026.
Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them. To our knowledge, no shares of Common Stock beneficially owned by any executive officer or director have been pledged as security.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares	%

Directors and Executive Officers(1)

Bradley L. Soultz(2)(3)	1,535,147	*

Timothy D. Boswell(2)(4)	439,228	*

Hezron T. Lopez(2)(5)	54,038	*

Felicia K. Gorcyca(2)	2,668	*

Matthew T. Jacobsen(2)	57,795	*

Gerard E. Holthaus(6)	416,605	*

Mark S. Bartlett(6)	155,388	*

Jeff Sagansky(6)	2,415,216	1%

Michael W. Upchurch(6)	45,852	*

Rebecca L. Owen(6)	40,458	*

Erika T. Davis(6)	19,147	*

Natalia N. Johnson(6)	12,774	*

Worthing F. Jackman(6)	10,654	*

Dominick Zarcone(6)	15,384	*

All Executive Officers and Directors as a group	5,152,884	3%

Five Percent Holders(7)

FMR LLC(8)	24,284,039	13%

BlackRock, Inc.(9)	21,645,883	12%

The Vanguard Group, Inc.(10)	18,395,917	10%

JPMorgan Chase & Co.(11)	9,105,688	5%
(*)Less than one percent
(1)Beneficial ownership is determined in accordance with the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options or warrants that are currently exercisable or exercisable within 60 days. Unless otherwise noted, the business address of each stockholder listed above is 6400 East McDowell Road, Suite 300, Scottsdale, Arizona 85257.
(2)Does not include any unvested stock options, Performance-Based RSUs, or Time-Based RSUs granted under the 2020 Plan, all of which are subject to forfeiture.
(3)Includes 418,376 shares held in an irrevocable trust of which Mr. Soultz is the sole trustee; 244,225 shares and 408,497 vested options held in a different irrevocable trust of which Mr. Soultz’s spouse is a co-trustee; 325,133 shares held by Mr. Soultz personally, and 138,916 shares held by a charitable foundation of which Mr. Soultz is a member of the board of directors and maintains voting and investment power over such shares, but no pecuniary interest in them.

(4)Includes 125,691 vested options and includes 295,862 shares held in an irrevocable trust of which immediate family members of Mr. Boswell is the sole trustee.
(5)Ownership for Mr. Lopez is as of February 3, 2026.
(6)Includes 5,384 unvested restricted shares of Common Stock that are subject to forfeiture, which were granted to Mr. Bartlett, Ms. Davis, Mr. Holthaus, Ms. Johnson, Ms. Owen, Mr. Sagansky, Mr. Upchurch, and Mr. Zarcone in June 2025, and includes 6,640 unvested restricted shares of our Common Stock that are subject to forfeiture, which were granted to Mr. Jackman as part of our annual non-executive director compensation program.
(7)Beneficial Ownership for stockholders with 5% or more ownership is based on the most recently available 13G filings.

(8)According to a Schedule 13G filed December 5, 2025, on behalf of FMR LLC, FMR LLC has beneficial ownership over the shares reported. FMR LLC has sole voting power with respect to 24,277,850 shares, and sole dispositive power with respect to 24,284,039 shares. The business address of this stockholder is 245 Summer Street, Boston, Massachusetts 02210.
(9)According to a Schedule 13G filed April 3, 2025, on behalf of BlackRock, Inc., BlackRock Inc. has beneficial ownership over the shares reported. BlackRock Inc. has sole voting power with respect to 21,061,808 shares, and sole dispositive power with respect to 21,645,883 shares. The business address of this stockholder is 50 Hudson Yards, New York, New York 10001.
(10)According to a Schedule 13G/A filed May 7, 2025, on behalf of The Vanguard Group, The Vanguard Group has shared voting power with respect to 74,250 shares, and sole and shared dispositive power with respect to 18,093,884 shares and 302,033 shares, respectively. The business address of this stockholder is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. On a Schedule 13G/A filed on March 27, 2026, The Vanguard Group subsequently reported that, due to an internal realignment on January 12, 2026, it no longer has, or is deemed to have, beneficial ownership over the Company’s securities beneficially owned by various subsidiaries and/or business divisions. Vanguard also reported that certain subsidiaries or business divisions that formerly had, or were deemed to have, beneficial ownership with Vanguard, will report beneficial ownership separately (on a disaggregated basis). Those subsidiaries, Vanguard Capital Management, LLC and Vanguard Portfolio Management, LLC, have not disclosed their respective voting or dispositive power as of March 31, 2026.
(11)According to a Schedule 13G filed October 24, 2025, on behalf of JPMorgan Chase & Co., JPMorgan Chase & Co. has beneficial ownership over the shares reported. JPMorgan Chase & Co. has sole voting power with respect to 8,427,731 shares, and sole and shared dispositive power with respect to 9,080,934 shares and 3,643 shares, respectively. The business address of this stockholder is 383 Madison Avenue, New York, New York 10179.

MATTERS RAISED AT THE ANNUAL MEETING NOT INCLUDED IN THIS PROXY STATEMENT
We do not know of any matters to be acted upon at the annual meeting other than those discussed in this Proxy Statement. If any other matter is properly presented, proxy holders will vote on the matter in their discretion.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2027 ANNUAL MEETING
A proposal for action or director nomination to be presented by any stockholder at the 2027 annual meeting of stockholders will be acted on only as follows:
•If the proposal is to be included in our proxy statement pursuant to Rule 14a-8 under the Exchange Act, the proposal must be received at the office of the Corporate Secretary on or before December 23, 2026.
•If the proposal is submitted pursuant to our advance notice provision, the proposal must be received at the office of the Corporate Secretary no earlier than February 5, 2027, and no later than March 7, 2027.
•Director nominations submitted pursuant to our advance notice provision must be received at the office of the Corporate Secretary no earlier than February 5, 2027, and no later than March 7, 2027.
The dates above with respect to proposals or nominations submitted pursuant to our advance notice provision in connection with our 2027 annual meeting assume that the date of the 2027 annual meeting is not greater than 30 days before or greater than 60 days after the anniversary date of our 2026 annual meeting. Notice of a nomination or other proposal must also comply with requirements set forth in our Bylaws. You may request a copy of the Bylaws by writing to WillScot Holdings c/o Corporate Secretary at 6400 East McDowell Road, Suite 300, Scottsdale, Arizona 85257. Please also fax a copy of your request to us at (602) 244-9809. In addition to satisfying the foregoing advance notice requirements under our Bylaws, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 7, 2027. Notice of a proposal submitted pursuant to Rule 14a-8 of the Exchange Act must comply with requirements set forth in Rule 14a-8.
ACCESS TO ANNUAL REPORT ON FORM 10-K
Our Annual Report on Form 10-K for the year ended December 31, 2025, including our audited financial statements for the year ended December 31, 2025, as filed with the SEC on February 19, 2026, was delivered or made available with this Proxy Statement.
On written request, we will provide, without charge to each record or beneficial holder of our Common Stock as of April 8, 2026, a copy of our 2025 Annual Report. Written requests should be directed to WillScot Holdings Corporation c/o Corporate Secretary at 6400 East McDowell Road, Suite 300, Scottsdale, Arizona 85257.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Why am I receiving these proxy materials?
You are invited to attend the annual meeting via live webcast and are entitled to vote on the items of business described in this Proxy Statement because you are a stockholder of our Company. The proxy materials include the notice of annual meeting, this Proxy Statement for the annual meeting and our annual report. If you received a paper copy of these materials by mail or email, the proxy materials also include a proxy card or voting instruction card for the annual meeting.
Our Board of Directors is furnishing these proxy materials to solicit proxies on its behalf to be voted at the annual meeting. The proxies may also be voted at any adjournments or postponements of the meeting.
All properly executed written proxies, and all properly completed proxies submitted by telephone or by the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with the directions given in the proxy unless the proxy is revoked before the completion of voting at the meeting.
When and where will the Company hold the annual meeting? How can I attend?
The annual meeting will be a completely virtual meeting of stockholders, which will be conducted via live webcast on Friday, June 5, 2026, at 9:00 a.m. Pacific Daylight Time.
You may attend the annual meeting online, submit questions, vote your shares electronically, and view the list of stockholders by visiting http://www.virtualshareholdermeeting.com/WSC2026.
To participate in the annual meeting, you will need the control number included with these proxy materials.
The meeting webcast will begin promptly at 9:00 a.m., Pacific Daylight Time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 8:45 a.m., Pacific Daylight Time, and you should allow ample time for the check-in procedures.
Why a virtual meeting?
We are pleased to offer our stockholders a completely virtual annual meeting, which provides worldwide access, improved communication and cost savings for our stockholders and the Company.
You may attend the annual meeting online, submit questions, vote your shares electronically, and view the list of stockholders by visiting http://www.virtualshareholdermeeting.com/WSC2026.
What if during the check-in time or during the meeting I have technical difficulties or trouble accessing the virtual meeting website?
If you encounter any difficulties accessing the virtual meeting during the check-in or meeting time, please call the technical support number that will be posted on the Virtual Stockholder Meeting log in page.
Who may vote at the annual meeting?
As of April 8, 2026, the record date established by the Board of Directors, there were 180,994,679 shares of our Common Stock outstanding. You may vote all of the shares of our Common Stock that you own at the close of business on the record date. You may cast one vote for each share that you own. We do not have cumulative voting rights for the election of directors.
What is a quorum?
A quorum must be present at the annual meeting to transact business. A quorum will be present if the holders of a majority of our outstanding shares of Common Stock entitled to vote are represented at the annual meeting, either by virtual attendance or by proxy. If a quorum is not present, no business may be conducted at the annual meeting, in which case the annual meeting may be adjourned, without a vote of stockholders by the chair of the annual meeting, until such time as a quorum is present.
Proxies received and marked as abstentions from voting on a proposal and broker non-votes are counted for determining whether a quorum is present. A “broker non-vote” results when a trust, broker, bank, or other nominee or fiduciary that holds shares for another person has not received voting instructions from the owner of the shares and, under the applicable rules, does not have the discretionary authority to vote on a matter. If a properly executed proxy has not been returned or the holder does not virtually attend the meeting, the holder is not present for quorum purposes.

What am I voting on, how many votes are required to elect directors and approve the other proposals, and how does the Board recommend that I vote?

Proposal 1: Elect nine director nominees to the Board of Directors to serve until the 2027 annual meeting of stockholders or until their successors are elected and qualified.
Each of the nominees for the nine seats up for election will be elected as a director if he or she receives a majority of the votes cast. A “majority of the votes cast” means that the number of shares voted “FOR” a director’s election exceeds 50% of the number of votes cast with respect to that director’s election. Votes cast include votes “FOR” and “AGAINST” that director’s election, in each case, and exclude abstentions and broker non-votes with respect to that director’s election. As a result, abstentions and broker-non-votes will not affect the outcome of Proposal 1.
If an incumbent director is not elected, the director nonetheless would remain in office until their successor is elected. As a result, our Bylaws require such incumbent director to tender their resignation to the Executive Chair of the Board within five days following certification of the stockholder vote. The Nominating and Corporate Governance Committee will consider the resignation and, within 45 days following the date after the meeting at which the election took place, recommend to the Board whether the Board should accept the tendered resignation or reject it based on all relevant factors. The Board must act on that recommendation no later than 90 days after the meeting at which the election took place. The Board’s decision, including a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the resignation, will be disclosed in a Current Report on Form 8-K filed with the SEC. Abstentions and broker non-votes will not have an impact on the election of directors.

The Board recommends a vote FOR the election of each nominee as a director.

Proposal 2: Ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026.
Ratification of the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026, requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 2.
The Board recommends a vote FOR the ratification of EY’s appointment.

Proposal 3: Advisory vote to approve or disapprove the compensation of our NEOs.
The vote regarding the approval or disapproval of the compensation of our NEOs is advisory only, and the compensation of our NEOs is not conditional on it. The vote will not be binding upon the Board or the Compensation Committee, and neither the Board nor the Compensation Committee will be required to take any action (or refrain from taking any action) as a result of the outcome of the vote on this proposal. The advisory vote to approve or disapprove the compensation of NEOs requires the affirmative vote of the holders of a majority of the outstanding shares of Common Stock present in person or represented by proxy and entitled to vote at the meeting. Abstentions will have the effect of a vote “AGAINST” Proposal 3 and broker non-votes will have no effect on the results of the vote on Proposal 3.

The Board recommends a vote FOR approval, on an advisory basis, of the compensation of our NEOs.

Proposal 4: Advisory vote regarding the frequency of future advisory votes on the compensation of our NEOs.
The vote regarding the frequency of future advisory votes on the compensation of the NEOs is advisory, it is not binding on our Board, and our Board may decide it is in the best interests of our company and our stockholders to hold an advisory vote on executive compensation more or less frequently than the frequency that receives the most votes cast by our stockholders. We will consider the option that receives the affirmative vote of a majority of the votes cast at the annual meeting as the frequency choice of the stockholders. In the event that no option receives a majority of the votes cast, we will consider the option that receives the most votes to be the option selected by stockholders. Abstentions and broker non-votes will not be counted as votes cast with respect to Proposal No. 4, and will have no effect on the results of the vote on Proposal 4.

The Board recommends a vote for a frequency of EVERY YEAR.

Proposal 5: Approval of the Company's 2026 Incentive Award Plan.
The 2026 Incentive Award Plan will be approved if a majority of the shares present in person or represented by proxy and entitled to vote on the matter, vote in favor of the proposal. Abstentions will have the effect of a vote “AGAINST” Proposal 5 and broker non-votes will have no effect on the results of the vote on Proposal 5.

The Board recommends a vote FOR approval of the Company's 2026 Incentive Award Plan.

How many votes do I have?
Our Common Stockholders each have one vote for each share of Common Stock owned as of the record date, April 8, 2026.
How do I vote my shares?
•Stockholders of Record
If you are a stockholder of record (i.e., you hold your shares in certificate form or through an account with our transfer agent, Continental Stock Transfer & Trust Company), then you can attend the annual meeting via live webcast, complete a ballot and submit it. You may vote your shares by telephone, by the Internet or by completing, signing, and dating the proxy card that you received from us, and returning it in the accompanying pre-addressed envelope. IF YOU SUBMIT YOUR PROXY BY MAIL, YOUR PROXY CARD WILL BE VALID ONLY IF YOU COMPLETE, SIGN, DATE AND RETURN IT BEFORE THE ANNUAL MEETING DATE.

•Beneficial Owners
If you are a beneficial owner of shares registered in the name of your brokerage firm, bank or other agent, then you should receive a notice containing voting instructions from that organization rather than our Company. Simply follow the voting instructions in the notice to ensure that your vote is counted. To vote at the annual meeting, you must obtain a legal proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a legal proxy form. See “When and where will the Company hold the annual meeting? How can I attend?” above for more information on how to attend the annual meeting.
Even if you plan to attend the annual meeting via webcast, please authorize a proxy to vote your shares right away by following the instructions on the Notice of Internet Availability of Proxy Materials or on the proxy card that you received from us or the voting instruction card that you received from your broker, bank or other agent. By submitting a proxy, you will be directing the individuals designated as proxy holders as your proxies to vote your shares at the annual meeting in accordance with your instructions.
If you vote by telephone or the Internet, you do not need to return a proxy card (stockholder of record) or voting instruction card (beneficial owner).
Will my shares be voted if I do not complete, sign, date and return my proxy card or voting instruction card, or vote by some other method?
If you are a registered “record” stockholder and you do not vote your shares by completing, signing, dating and returning a proxy card or by telephone or the Internet, your shares will not be voted unless you attend the annual meeting via webcast and vote. In addition, if you sign, date and return a proxy card, but do not complete voting instructions for a proposal, your shares will be voted with respect to such proposal by the named proxies in accordance with the Board’s recommendations and in the discretion of the proxy holder on any other matters that may properly come before the annual meeting.
If your shares are held in a brokerage account or by a bank or other agent, you are considered the “beneficial owner” of shares held in “street name” and the proxy materials were forwarded to you by that organization. To vote your shares, you must follow the voting instructions provided to you by that organization. Brokerage firms, banks and other agents are required to request voting instructions for shares they hold on behalf of customers and others. As the beneficial owner, you have the right to direct the record holder how to vote and you are also invited to attend the annual meeting via webcast. We encourage you to provide instructions to your brokerage firm, bank or other agent on how to vote your shares. Because a beneficial owner is not the record stockholder, you may not vote the shares at the annual meeting via webcast unless you obtain a legal proxy from the record holder giving you the right to vote the shares at the meeting.
Even if you do not provide voting instructions on your voting instruction card, your shares may be voted on certain matters if you hold shares through an account with a brokerage firm, bank or other agent. Brokerage firms have the authority under New York Stock Exchange rules to vote shares for which their customers do not provide voting instructions on certain routine matters. Proposal 2, to ratify the appointment of EY as our independent registered public accounting firm for the fiscal year ending December 31, 2026, is considered a routine matter for which brokers, banks and other agents may vote in the absence of specific instructions from the beneficial owner of the shares.
When a proposal is not considered routine and the broker, bank or other agent has not received voting instructions from the beneficial owner of the shares with respect to such proposal, such firm cannot vote the shares on that proposal. Proposals 1, 3, 4 and 5 are non-routine proposals. Votes that cannot be cast by a broker, bank or other agent on non-routine matters are known as “broker non-votes.”
How can I revoke my proxy and change my vote prior to the annual meeting?
You may revoke your proxy or change your vote at any time prior to the vote taken at the annual meeting.
•Stockholders of Record
You may revoke your proxy by (i) notifying our Corporate Secretary, at our office at 6400 East McDowell Road, Suite 300, Scottsdale, Arizona 85257, in writing that you wish to revoke your proxy; (ii) submitting a proxy dated later than your original proxy; or (iii) attending the annual meeting via webcast and voting via the Internet during the annual meeting. Attending the annual meeting via webcast will not by itself revoke a proxy; you must vote your shares via the Internet at the annual meeting.
•Beneficial Owners
For shares you hold beneficially or in street name, you may change your vote by following the specific voting instructions provided to you by the record holder to change or revoke any instructions you have already provided, or, if you obtained a legal proxy from your brokerage firm, bank or other agent giving you the right to vote your shares, by virtually attending the annual meeting and voting.
Who pays the costs of the proxy solicitation?
We pay the cost of soliciting proxies. Beyond these proxy materials, our directors and employees may solicit proxies in person, by telephone or by electronic communication. Directors and employees will not receive any additional compensation for soliciting proxies. We will also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I received more than one proxy card or voting instruction card?
If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with our transfer agent and/or brokerage firm, bank or other agent, or you may hold shares in different ways or in multiple names (such as through joint tenancy, trusts and custodial accounts). Please vote all of your shares.
How can I find out the results of the voting at the annual meeting?
Preliminary voting results will be announced at the annual meeting. Final voting results will be provided in a Current Report on Form 8-K which we expect to file within four business days after the annual meeting.

What is householding?
Some brokers and other nominee record holders may be “householding” our proxy materials. This means a single proxy statement and annual report with separate proxy cards will be delivered to multiple stockholders who share an address, unless we receive other instructions. If you are a beneficial owner and receive multiple copies of our proxy materials and you would like to receive only one copy, or if you and another stockholder receive only one copy and would like to receive multiple copies, contact your bank, broker, or other nominee.

APPENDIX A - WILLSCOT HOLDINGS CORPORATION 2026 INCENTIVE AWARD PLAN
1. Background and Purpose. (a) Plan History. The Plan is intended as the successor to the 2020 Incentive Award Plan, as amended (the “Prior Plan”), of WillScot Holdings Corporation. From and after the Effective Date, no additional Awards will be granted under the Prior Plan. All Awards granted on or after the Effective Date will be granted under this Plan. All Awards granted under the Prior Plan will remain subject to the terms of the Prior Plan.
(b) Purpose. The purpose of the Plan is to provide a means through which the Company and its Affiliates may attract and retain key personnel and to provide a means whereby directors, officers, employees, consultants and advisors (and prospective directors, officers, employees, consultants and advisors) of the Company and its Affiliates can acquire and maintain an equity interest in the Company, or be paid incentive compensation, which may (but need not) be measured by reference to the value of Common Shares, thereby strengthening their commitment to the welfare of the Company and its Affiliates and aligning their interests with those of the Company’s shareholders.
2. Definitions. The following definitions shall be applicable throughout the Plan:
(a) “Affiliate” means (i) any person or entity that directly or indirectly controls, is controlled by or is under common control with the Company and/or (ii) to the extent provided by the Committee, any person or entity in which the Company has a significant interest. The term “control” (including, with correlative meaning, the terms “controlled by” and “under common control with”), as applied to any person or entity, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person or entity, whether through the ownership of voting or other securities, by contract or otherwise.
(b) “Award” means, individually or collectively, any Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Performance-Based Restricted Stock, Restricted Stock Unit, Performance-Based Restricted Stock Unit, Deferred Stock Unit, Stock Bonus Award, Other Stock-Based Awards and Performance Compensation Award granted under the Plan.
(c) “Board” means the Board of Directors of the Company.
(d) “Business Combination” has the meaning given such term in the definition of “Change in Control”.
(e) “Cause” means, in the case of a particular Award, unless the applicable Award agreement states otherwise, (i) the Company or an Affiliate having “cause” to terminate a Participant’s employment or service, as defined in any employment or consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination or (ii) in the absence of any such employment or consulting or similar agreement (or the absence of any definition of “Cause” contained therein), (A) the Participant’s indictment for, conviction of or plea of nolo contendere to, a felony (other than in connection with a traffic violation) under any state or federal law, (B) the Participant’s failure to substantially perform his or her essential job functions after receipt of written notice from the Company requesting such performance, (C) an act of fraud or gross misconduct with respect, in each case, to the Company, by the Participant, (D) any material misconduct by the Participant that could be reasonably expected to damage the reputation or business of the Company or any of its subsidiaries, or (E) the Participant’s violation of a material policy of the Company. Any determination of whether Cause exists shall be made by the Committee in its sole discretion.
(f) “Change in Control” shall, in the case of a particular Award, unless the applicable Award agreement states otherwise or contains a different definition of “Change in Control,” be deemed to occur upon:
(i) During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;
(ii) Any “person” (as such term is defined in the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 35% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary; (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary; (C) by any underwriter temporarily holding securities pursuant to an offering of such securities; (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Company Voting Securities from the Company, if a majority of the Incumbent Directors approve in advance the acquisition of beneficial ownership of 35% or more of Company Voting Securities by such person;
(iii) The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than 50% of the total voting power of (1) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (2) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination; (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 35% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”); or

(iv) The consummation of a sale of all or substantially all of the Company’s assets or the stockholders of the Company approve a plan of complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 35% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.
Solely with respect to any award that constitutes “deferred compensation” subject to Section 409A of the Code and that is payable on account of a Change in Control (including any installments or stream of payments that are accelerated on account of a Change in Control), a Change in Control shall occur only if such event also constitutes a “change in the ownership”, “change in effective control”, and/or a “change in the ownership of a substantial portion of assets” of the Company as those terms are defined under Treasury Regulation §1.409A-3(i)(5), but only to the extent necessary to establish a time or form of payment that complies with Section 409A of the Code, without altering the definition of Change in Control for purposes of determining whether rights to such award become vested or otherwise unconditional upon the Change in Control.
(g) “Code” means the Internal Revenue Code of 1986, as amended, and any successor thereto. Reference in the Plan to any section of the Code shall be deemed to include any regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, regulations or guidance.
(h) “Committee” means the Compensation Committee of the Board or, if no such committee has been appointed by the Board, the Board.
(i) “Common Shares” means shares of the Company’s common stock, par value $0.0001 per share (and any stock or other securities into which such ordinary shares may be converted or into which they may be exchanged).
(j) “Company” means WillScot Holdings Corporation, a Delaware Corporation.
(k) “Company Voting Securities” has the meaning given such term in the definition of “Change in Control.”
(l) “Date of Grant” means the date on which the granting of an Award is authorized, or such other date as may be specified in such authorization.
(m) “Deferred Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, at a future time as determined by the Committee.
(n) “Disability” means (i) the Participant is determined to be disabled under the Company’s long-term disability plan for all Awards other than Incentive Stock Options, and (ii) the Participant’s permanent and total disability (as defined by Code Section 22(e)(3) with respect to Incentive Stock Options.
(o) “Effective Date” means the date on which this Plan is approved by the Company’s stockholders.
(p) “Eligible Director” means a person who is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act.
(q) “Eligible Person” means any (i) individual employed by the Company or an Affiliate; provided, however, that no such employee covered by a collective bargaining agreement shall be an Eligible Person unless and to the extent that such eligibility is set forth in such collective bargaining agreement or in an agreement or instrument relating thereto; (ii) director of the Company or an Affiliate; (iii) consultant or advisor to the Company or an Affiliate; provided that if the Securities Act applies such persons must be eligible to be offered securities registrable on Form S-8 under the Securities Act; or (iv) prospective employees, directors, officers, consultants or advisors who have accepted offers of employment or consultancy from the Company or its Affiliates (and would satisfy the provisions of clauses (i) through (iii) above once he or she begins employment with or begins providing services to the Company or its Affiliates).
(r) “Exchange Act” has the meaning given such term in the definition of “Change in Control,” and any reference in the Plan to any section of (or rule promulgated under) the Exchange Act shall be deemed to include any rules, regulations or other interpretative guidance under such section or rule, and any amendments or successor provisions to such section, rules, regulations or guidance.
(s) “Exercise Price” has the meaning given such term in Section 7(b) of the Plan.
(t) “Fair Market Value” means, as of any date, the value of Common Shares determined as follows:
(i) If the Common Shares are listed on any established stock exchange or a national market system will be the closing sales price for such shares (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable;
(ii) If the Common Shares are regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Common Share will be the mean between the high bid and low asked prices for the Common Shares on the day of determination, as reported in The Wall Street Journal or such other source as the Committee deems reliable; or
(iii) In the absence of an established market for the Common Shares, the Fair Market Value will be determined in good faith by the Committee.
(u) “Good Reason” means, if applicable to any Participant in the case of a particular Award, as defined in the Participant’s employment agreement, consulting or similar agreement between the Participant and the Company or an Affiliate in effect at the time of such termination.
(v) “Immediate Family Members” shall have the meaning set forth in Section 17(b).
(w) “Incentive Stock Option” means an Option that is designated by the Committee as an incentive stock option as described in Section 422 of the Code and otherwise meets the requirements set forth in the Plan.
(x) “Indemnifiable Person” shall have the meaning set forth in Section 4(e) of the Plan.
(y) “Mature Shares” means Common Shares owned by a Participant that are not subject to any pledge or security interest and that have been either previously acquired by the Participant on the open market or meet such other requirements, if any, as the Committee may determine are necessary in order to avoid an accounting earnings charge on account of the use of such shares to pay the Exercise Price or satisfy a withholding obligation of the Participant.
(z) “Nonqualified Stock Option” means an Option that is not designated by the Committee as an Incentive Stock Option.

(aa) “Option” means an Award granted under Section 7 of the Plan.
(bb) “Option Period” has the meaning given such term in Section 7(c) of the Plan.
(cc) “Other Stock-Based Award” means other types of equity-based or equity-related awards not otherwise described by the terms of this Plan.
(dd) “Participant” means an Eligible Person who has been selected by the Committee to participate in the Plan and to receive an Award pursuant to Section 6 of the Plan.
(ee) “Performance Compensation Award” shall mean any Award designated by the Committee as a Performance Compensation Award pursuant to Section 11 of the Plan.
(ff) “Performance Criteria” shall mean the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Performance Period with respect to any Performance Compensation Award under the Plan.
(gg) “Performance Formula” shall mean, for a Performance Period, the one or more objective formulae applied against the relevant Performance Goal to determine, with regard to the Performance Compensation Award of a particular Participant, whether all, some portion but less than all, or none of the Performance Compensation Award has been earned for the Performance Period.
(hh) “Performance Goals” shall mean, for a Performance Period, the one or more goals established by the Committee for the Performance Period based upon the Performance Criteria.
(ii) “Performance Period” shall mean the one or more periods of time, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to, and the payment of, a Performance Compensation Award.
(jj) “Performance Stock” means an Award of Restricted Stock that is a Performance Compensation Award.
(kk) “Performance Stock Unit” means an Award of Restricted Stock Units that is a Performance Compensation Award.
(ll) “Permitted Transferee” shall have the meaning set forth in Section 17(b) of the Plan.
(mm) “Person” has the meaning given such term in the definition of “Change in Control.”
(nn) “Plan” means this WillScot Holdings Corporation 2026 Incentive Award Plan (the successor to the WillScot Holdings Corporation 2020 Incentive Award Plan or Prior Plan).
(oo) “Qualified Retirement” shall have the meaning forth in Section 14(a) of the Plan.
(pp) “Qualifying Termination” means the occurrence of either a termination of a Participant’s employment by the Company without Cause or for Good Reason, in either case, occurring on or within the 24-month period following the consummation of a Change in Control.
(qq) “Restricted Period” means the period of time determined by the Committee during which an Award is subject to restrictions or, as applicable, the period of time within which performance is measured for purposes of determining whether an Award has been earned.
(rr) “Restricted Stock” means Common Shares, subject to certain specified performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(ss) “Restricted Stock Unit” means an unfunded and unsecured promise to deliver Common Shares, cash, other securities or other property, subject to certain performance or time-based restrictions (including, without limitation, a requirement that the Participant remain continuously employed or provide continuous services for a specified period of time), granted under Section 9 of the Plan.
(tt) “SAR Period” has the meaning given such term in Section 8(c) of the Plan.
(uu) “Securities Act” means the Securities Act of 1933, as amended, and any successor thereto. Reference in the Plan to any section of the Securities Act shall be deemed to include any rules, regulations or other interpretative guidance under such section, and any amendments or successor provisions to such section, rules, regulations or guidance.
(vv) “Stock Appreciation Right” or “SAR” means an Award granted under Section 8 of the Plan.
(ww) “Stock Bonus Award” means an Award granted under Section 10 of the Plan.
(xx) “Strike Price” means, except as otherwise provided by the Committee in the case of Substitute Awards, (i) in the case of a SAR granted in tandem with an Option, the Exercise Price of the related Option, or (ii) in the case of a SAR granted independent of an Option, the Fair Market Value on the Date of Grant.
(yy) “Subsidiary” means, with respect to any specified Person:
(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of outstanding Company Voting Securities (without regard to the occurrence of any contingency and after giving effect to any voting agreement or shareholders’ agreement that effectively transfers voting power) is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and
(ii) any partnership (or any comparable foreign entity (a) the sole general partner (or functional equivalent thereof) or the managing general partner of which is such Person or Subsidiary of such Person or (b) the only general partners (or functional equivalents thereof) of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).
(zz) “Substitute Award” has the meaning given such term in Section 5(e).
3. Effective Date; Duration. The Plan shall be effective as of the Effective Date. The expiration date of the Plan, on and after which date no Awards may be granted hereunder, shall be the tenth anniversary of the Effective Date; provided, however, that such expiration shall not affect Awards then outstanding, and the terms and conditions of the Plan shall continue to apply to such Awards.
4. Administration.
(a) The Committee shall administer the Plan. To the extent required to comply with the provisions of Rule 16b-3 promulgated under the Exchange Act (if the Board is not acting as the Committee under the Plan) it is intended that each member of the Committee shall, at the time he takes any action with respect to an Award under the Plan, be an Eligible Director. However, the fact that a

Committee member shall fail to qualify as an Eligible Director shall not invalidate any Award granted by the Committee that is otherwise validly granted under the Plan. The acts of a majority of the members present at any meeting at which a quorum is present or acts approved in writing by all members of the Committee shall be deemed the acts of the Committee. Whether a quorum is present shall be determined based on the Committee’s charter as approved by the Board.
(b) Subject to the provisions of the Plan and applicable law, the Committee shall have the sole and plenary authority, in addition to other express powers and authorizations conferred on the Committee by the Plan, to: (i) designate Participants; (ii) determine the type or types of Awards to be granted to a Participant; (iii) determine the number of Common Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (iv) determine the terms and conditions of any Award; (v) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Common Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (vi) determine whether, to what extent, and under what circumstances the delivery of cash, Common Shares, other securities, other Awards or other property and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the Participant or of the Committee; (vii) interpret, administer, reconcile any inconsistency in, correct any defect in and/or supply any omission in the Plan and any instrument or agreement relating to, or Award granted under, the Plan; (viii) establish, amend, suspend, or waive any rules and regulations and appoint such agents as the Committee shall deem appropriate for the proper administration of the Plan; (ix) accelerate the vesting or exercisability of, payment for or lapse of restrictions on, Awards; and (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.
(c) The Committee may delegate to one or more officers of the Company or any Affiliate the authority to act on behalf of the Committee with respect to any matter, right, obligation, or election that is the responsibility of or that is allocated to the Committee herein, and that may be so delegated as a matter of law, except for grants of Awards to persons subject to Section 16 of the Exchange Act.
(d) Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations, and other decisions under or with respect to the Plan or any Award or any documents evidencing Awards granted pursuant to the Plan shall be within the sole discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon all persons or entities, including, without limitation, the Company, any Affiliate, any Participant, any holder or beneficiary of any Award, and any shareholder of the Company.
(e) No member of the Board, the Committee, delegate of the Committee or any employee or agent of the Company (each such person, an “Indemnifiable Person”) shall be liable for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award hereunder. Each Indemnifiable Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Indemnifiable Person in connection with or resulting from any action, suit or proceeding to which such Indemnifiable Person may be a party or in which such Indemnifiable Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award agreement and against and from any and all amounts paid by such Indemnifiable Person with the Company’s approval, in settlement thereof, or paid by such Indemnifiable Person in satisfaction of any judgment in any such action, suit or proceeding against such Indemnifiable Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to an Indemnifiable Person to the extent that a final judgment or other final adjudication (in either case not subject to further appeal) binding upon such Indemnifiable Person determines that the acts or omissions of such Indemnifiable Person giving rise to the indemnification claim resulted from such Indemnifiable Person’s bad faith, fraud or willful criminal act or omission or that such right of indemnification is otherwise prohibited by law or by the Company’s Certificate of Incorporation or By-Laws. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnifiable Persons may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Indemnifiable Persons or hold them harmless.
(f) Notwithstanding anything to the contrary contained in the Plan, the Board may, in its sole discretion, at any time and from time to time, grant Awards and administer the Plan with respect to such Awards. In any such case, the Board shall have all the authority granted to the Committee under the Plan.
5. Grant of Awards; Shares Subject to the Plan; Limitations.
(a) The Committee may, from time to time, grant Options, Stock Appreciation Rights, Restricted Stock, Performance Stock, Restricted Stock Units, Performance Stock Units, Deferred Stock Units, Stock Bonus Awards, Other Stock-Based Awards and/or Performance Compensation Awards to one or more Eligible Persons.
(b) Subject to adjustment as contemplated by the Plan, the aggregate number of Common Shares available for granting Awards under the Plan from and after the Effective Date shall be 5,750,000 Common Shares, less any shares granted pursuant to the Prior Plan between the record date of the Company’s 2026 Annual Meeting of Stockholders (the “Annual Meeting”) and the Effective Date, each of which may be granted as Incentive Stock Options under the Plan. Awards granted under the Plan shall be subject to the following limitations: (i) the Committee is authorized to deliver under the Plan an aggregate of Common Shares, and (ii) the maximum number of Common Shares that may be granted under the Plan during any single year to any Participant who is a non-employee director, when taken together with any cash fees paid to such non-employee director during such year in respect of his or her service as a non-employee director, shall not exceed $800,000 in total value (calculating the value of any such Awards based on the grant date Fair Market Value of such Awards for financial reporting purposes); provided that the Board may make exceptions to this limit for a non-executive chair of the Board.
(c) In the event that (i) any Award granted hereunder is exercised through the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, or (ii) withholding tax liabilities arising from such Award are satisfied by the tendering of Common Shares (either actually or by attestation) or by the withholding of Common Shares by the Company, then in each such case the Common Shares so tendered or withheld shall be added to the Common Shares available for grant under the Plan on a one-for-one basis. Common Shares underlying Awards under this Plan that are forfeited, cancelled, expire unexercised, or are settled in cash are available again for Awards under the Plan.
(d) Common Shares delivered by the Company in settlement of Awards may be authorized and unissued shares, shares held in the treasury of the Company, shares purchased on the open market or by private purchase, or a combination of the foregoing.

(e) Awards may, in the sole discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). The number of Common Shares underlying any Substitute Awards shall not be counted against the aggregate number of Common Shares available for Awards under the Plan. Substitute Awards granted or intended as Incentive Stock Options shall be counted against the Plan limit for such Awards.
(f) Notwithstanding any other provision of the Plan to the contrary, Awards granted under the Plan (other than cash-based Awards) shall vest no earlier than the first anniversary of the date on which the Award is granted; provided that the following Awards shall not be subject to the foregoing minimum vesting requirement: any (i) Substitute Awards, (ii) Common Shares delivered in lieu of fully vested cash Awards, (iii) Awards to non-employee directors that vest on the earlier of the one-year anniversary of the date of grant and the next annual meeting of stockholders which is at least 50 weeks after immediately preceding year’s annual meeting, and (iv) additional Awards the Committee may grant, up to a maximum of five percent (5%) of the available share reserve originally authorized for issuance under the Plan pursuant to Section 5(b) (subject to adjustment under the Plan); and, provided, further, that the foregoing minimum vesting requirement does not apply to the Committee’s discretion to provide for accelerated exercisability or vesting of any Award, including, but not limited to in cases of Qualified Retirement, death, Disability or a Change in Control, in the terms of the Award agreement or otherwise.
6. Eligibility. Participation shall be limited to Eligible Persons who have entered into an Award agreement or who have received written notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan.
7. Options
(a) Generally. Each Option granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each Option so granted shall be subject to the conditions set forth in this Section 7, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. All Options granted under the Plan shall be Nonqualified Stock Options unless the applicable Award agreement expressly states that the Option is intended to be an Incentive Stock Option. Incentive Stock Options shall be granted only to Eligible Persons who are employees of the Company and its Affiliates, and no Incentive Stock Option shall be granted to any Eligible Person who is ineligible to receive an Incentive Stock Option under the Code. No Option shall be treated as an Incentive Stock Option unless the Plan has been approved by the shareholders of the Company in a manner intended to comply with the stockholder approval requirements of Section 422(b)(1) of the Code; provided that any Option intended to be an Incentive Stock Option shall not fail to be effective solely on account of a failure to obtain such approval, but rather such Option shall be treated as a Nonqualified Stock Option unless and until such approval is obtained. In the case of an Incentive Stock Option, the terms and conditions of such grant shall be subject to and comply with such rules as may be prescribed by Section 422 of the Code. If for any reason an Option intended to be an Incentive Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Option or portion thereof shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan.
(b) Exercise Price. The exercise price (“Exercise Price”) per Common Share for each Option shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant; provided, however, that in the case of an Incentive Stock Option granted to an employee who, at the time of the grant of such Option, owns, either directly and/or within the meaning of the attribution rules contained in Section 424(d) of the Code, shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate, the Exercise Price per share shall not be less than 110% of the Fair Market Value per share on the Date of Grant and provided further, that, notwithstanding any provision herein to the contrary, the Exercise Price shall not be less than the par value per Common Share.
(c) Vesting and Expiration. Options shall vest and become exercisable in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “Option Period”); provided, however, that the Option Period shall not exceed five years from the Date of Grant in the case of an Incentive Stock Option granted to a Participant who on the Date of Grant owns, either directly and/or within the meaning of the attribution rules contained in Section 424(d) of the Code, shares representing more than 10% of the voting power of all classes of shares of the Company or any Affiliate; provided, further, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any Option, which acceleration shall not affect the terms and conditions of such Option other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of an Option shall expire upon termination of employment or service of the Participant granted the Option, and the vested portion of such Option shall remain exercisable for (A) two years following termination of employment or service by reason of such Participant’s Qualified Retirement, death or Disability (as determined by the Committee), but not later than the expiration of the Option Period or (B) 90 days following termination of employment or service for any reason other than such Participant’s Qualified Retirement, death or Disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the Option Period; and (ii) both the unvested and the vested portion of an Option shall expire upon the termination of the Participant’s employment or service by the Company for Cause. If the Option would expire at a time when the exercise of the Option would violate applicable securities laws, the expiration date applicable to the Option will be automatically extended to a date that is thirty (30) calendar days following the date such exercise would no longer violate applicable securities laws (so long as such extension shall not violate Section 409A of the Code); provided, that in no event shall such expiration date be extended beyond the expiration of the Option Period. To the extent the aggregate Fair Market Value (determined as of the Date of Grant) of Common Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.
(d) Method of Exercise and Form of Payment. No Common Shares shall be delivered pursuant to any exercise of an Option until payment in full of the Exercise Price therefor is received by the Company and the Participant has paid to the Company an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. Options that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Option accompanied by payment of the Exercise Price. The Exercise Price shall be payable (i) in cash, check, cash equivalent and/or Common Shares valued at the fair market value at the time the Option is exercised (including, pursuant to procedures approved by the Committee, by means of attestation of ownership of a sufficient number of Common Shares in lieu of actual delivery of such shares to the Company or other security interest and are Mature Shares and; (ii) by such other method as the Committee may permit in accordance with applicable law, in its sole discretion, including without limitation: (A) in other property having a fair market value on the date of exercise equal to the Exercise Price or (B) if there is a public market for the Common Shares at such time, by means of a broker-assisted “cashless exercise” pursuant to which the Company is delivered a copy of irrevocable instructions to a stockbroker to sell the Common Shares otherwise deliverable upon the exercise of the Option and to deliver promptly to the Company an amount equal to the Exercise Price or (C) by a “net exercise” method whereby the Company withholds from the delivery of the Common Shares for which the Option was exercised that number of Common Shares having a fair market value equal to the aggregate Exercise Price for the Common Shares for which the Option was exercised. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated. No Participant shall have interest in or be entitled to voting rights or dividends or other rights or privileges of stockholders of the Company with respect to Common Shares underlying Awards granted pursuant to the Plan unless, and until, such Common Shares actually are issued to such Participant and then only from the date such Participant becomes the record owner thereof.
(e) Notification upon Disqualifying Disposition of an Incentive Stock Option. Each Participant awarded an Incentive Stock Option under the Plan shall notify the Company in writing immediately after the date he makes a disqualifying disposition of any Common Shares acquired pursuant to the exercise of such Incentive Stock Option. A disqualifying disposition is any disposition (including, without limitation, any sale) of such Common Shares before the later of (A) two years after the Date of Grant of the Incentive Stock Option or (B) one year after the date of exercise of the Incentive Stock Option. The Company may, if determined by the Committee and in accordance with procedures established by the Committee, retain possession of any Common Shares acquired pursuant to the exercise of an Incentive Stock Option as agent for the applicable Participant until the end of the period described in the preceding sentence.
(f) Compliance With Laws, etc. Notwithstanding the foregoing, in no event shall a Participant be permitted to exercise an Option in a manner that the Committee determines would violate the Sarbanes- Oxley Act of 2002, if applicable, or any other applicable law or the applicable rules and regulations of the Securities and Exchange Commission or the applicable rules and regulations of any securities exchange or inter-dealer quotation system on which the securities of the Company are listed or traded.
8. Stock Appreciation Rights
(a) Generally. Each SAR granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)). Each SAR so granted shall be subject to the conditions set forth in this Section 8, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement. Any Option granted under the Plan may include tandem SARs. The Committee also may award SARs to Eligible Persons independent of any Option.
(b) Exercise Price. The Exercise Price per Common Share for each SAR shall not be less than 100% of the Fair Market Value of such share determined as of the Date of Grant.
(c) Vesting and Expiration. A SAR granted in connection with an Option shall become exercisable and shall expire according to the same vesting schedule and expiration provisions as the corresponding Option. A SAR granted independent of an Option shall vest and become exercisable and shall expire in such manner and on such date or dates determined by the Committee and shall expire after such period, not to exceed ten years, as may be determined by the Committee (the “SAR Period”); provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may, in its sole discretion, accelerate the exercisability of any SAR, which acceleration shall not affect the terms and conditions of such SAR other than with respect to exercisability. Unless otherwise provided by the Committee in an Award agreement: (i) the unvested portion of a SAR shall expire upon termination of employment or service of the Participant granted the SAR, and the vested portion of such SAR shall remain exercisable for (A) two years following termination of employment or service by reason of such Participant’s Qualified Retirement, death or Disability (as determined by the Committee), but not later than the expiration of the SAR Period or (B) 90 days following termination of employment or service for any reason other than such Participant’s Qualified Retirement, death or Disability, and other than such Participant’s termination of employment or service for Cause, but not later than the expiration of the SAR Period; and (ii) both the unvested and the vested portion of a SAR shall expire upon the termination of the Participant’s employment or service by the Company for Cause.
(d) Method of Exercise. SARs that have become exercisable may be exercised by delivery of written or electronic notice of exercise to the Company in accordance with the terms of the Award, specifying the number of SARs to be exercised and the date on which such SARs were awarded. Notwithstanding the foregoing, if on the last day of the Option Period (or in the case of a SAR independent of an option, the SAR Period), the fair market value exceeds the Strike Price, the Participant has not exercised the SAR or the corresponding Option (if applicable), and neither the SAR nor the corresponding Option (if applicable) has expired, such SAR shall be deemed to have been exercised by the Participant on such last day and the Company shall make the appropriate payment therefor. No Participant shall have interest in or be entitled to voting rights or dividends or other rights or privileges of stockholders of the Company with respect to Common Shares underlying Awards granted pursuant to the Plan unless, and until, such Common Shares actually are issued to such Participant and then only from the date such Participant becomes the record owner thereof.
(e) Payment. Upon the exercise of a SAR, the Company shall pay to the Participant an amount equal to the number of shares subject to the SAR that are being exercised multiplied by the excess, if any, of the fair market value of one Common Share on the exercise date over the Strike Price, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld. The Company shall pay such amount in cash, in Common Shares valued at fair market value, or any combination thereof, as determined by the Committee. No fractional Common Shares shall be issued or delivered pursuant to the Plan or any Award, and the Committee shall determine whether cash, other securities or other property shall be paid or transferred in lieu of any fractional Common Shares, or whether such fractional Common Shares or any rights thereto shall be canceled, terminated or otherwise eliminated.
(9) Restricted Stock, Performance Stock, Restricted Stock Units, Performance Stock Units and Deferred Stock Units.
(a) Generally. Each grant of Restricted Stock, Performance Stock, Restricted Stock Units, Performance Stock Units and Deferred Stock Units shall be evidenced by an Award agreement (whether in paper or electronic medium (including email or posting on a web site maintained by the Company or a third party under contract with the Company)). Each such grant shall be subject to the conditions set forth in this Section 9, and to such other conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
(b) Restricted Accounts; Escrow or Similar Arrangement. Upon the grant of Restricted Stock or Performance Stock, a book entry in a restricted account shall be established in the Participant’s name at the Company’s transfer agent and, if the Committee determines that the Restricted Stock or Performance Stock shall be held by the Company or in escrow rather than held in such restricted account pending the release of the applicable restrictions, the Committee may require the Participant to additionally execute and deliver to the Company (i) an escrow agreement satisfactory to the Committee, if applicable, and (ii) the appropriate share power (endorsed in blank) with respect to the Restricted Stock covered by such agreement. If a Participant shall fail to execute an agreement evidencing an Award of

Restricted Stock or Performance Stock and, if applicable, an escrow agreement and blank share power within the amount of time specified by the Committee, the Award shall be null and void. Subject to the restrictions set forth in this Section 9 and the applicable Award agreement, the Participant generally shall have the rights and privileges of a shareholder as to such Restricted Stock or Performance Stock, including without limitation the right to vote such Restricted Stock or Performance Stock and the right to receive dividends (contingent on the Participant becoming vested in the underlying Restricted Stock or Performance Stock), if applicable. To the extent shares of Restricted Stock or Performance Stock are forfeited, any share certificates issued to the Participant evidencing such shares shall be returned to the Company, and all rights of the Participant to such shares and as a shareholder with respect thereto shall terminate without further obligation on the part of the Company.
(c) Vesting; Acceleration of Lapse of Restrictions. Unless otherwise provided by the Committee in an Award agreement, the unvested portion of Restricted Stock, Performance Stock, Restricted Stock Units and Performance Stock Units shall terminate and be forfeited upon termination of employment or service of the Participant granted the applicable Award.
(d) Delivery of Restricted Stock and Performance Stock and Settlement of Restricted Stock Units, Performance Stock Units and Deferred Stock Units.
(i) Upon the expiration of the Restricted Period with respect to any shares of Restricted Stock or Performance Stock, the restrictions set forth in the applicable Award agreement shall be of no further force or effect with respect to such shares, except as set forth in the applicable Award agreement. If an escrow arrangement is used, upon such expiration, the Company shall deliver to the Participant, or his beneficiary, without charge, the share certificate evidencing the shares of Restricted Stock or Performance Stock that have not then been forfeited and with respect to which the Restricted Period has expired (rounded down to the nearest full share). Dividends, if any, that may have been withheld by the Committee and attributable to any particular share of Restricted Stock or Performance Stock shall be distributed to the Committee and attributable to any particular share of Restricted Stock or Performance Stock shall be distributed to the Participant in cash or, at the sole discretion of the Committee, in Common Shares having a fair market value equal to the amount of such dividends, upon the release of restrictions on such share and, if such share is forfeited, the Participant shall have no right to such dividends (except as otherwise set forth by the Committee in the applicable Award agreement).
(ii) Unless otherwise provided by the Committee in an Award agreement, upon the expiration of the Restricted Period with respect to any outstanding Restricted Stock Units or Performance Stock Units, the Company shall deliver to the Participant, or his beneficiary, without charge, one Common Share for each such outstanding Restricted Stock Unit or Performance Stock Unit; provided, however, that the Committee may, in its sole discretion, elect to (i) pay cash or part cash and part Common Share in lieu of delivering only Common Shares in respect of such Restricted Stock Units or Performance Stock Units or (ii) defer the delivery of Common Shares (or cash or part Common Shares and part cash, as the case may be) beyond the expiration of the Restricted Period if such delivery would result in a violation of applicable law until such time as is no longer the case. If a cash payment is made in lieu of delivering Common Shares, the amount of such payment shall be equal to the fair market value of the Common Shares as of the date on which the Restricted Period lapsed with respect to such Restricted Stock Units, less an amount equal to any federal, state, local and non-U.S. income and employment taxes required to be withheld.
(iii) The Committee may provide in a Restricted Stock Unit or Performance Stock Unit Award agreement that the Participant is entitled to receive a cash payment in the same amount that the Participant would have received as cash dividends if, on each record date during the performance or vesting period relating to such Award, the Participant had been the holder of record of a number of Common Shares equal to the number of Restricted Stock Units or Performance Stock Units actually earned by the Participant or in which the Participant has become vested based upon, to the extent the Award is subject to Performance Goals, the achievement of such Performance Goals or, to the extent the Award is subject to time-vesting, the completion of the applicable vesting period; provided that the right to payment of any such amount shall be credited to a Participant but payment shall be deferred until the date that the final award is determined, earned and vested, and the amount shall only be paid to the extent that (A) the Performance Stock Units underlying the final award have been earned by the Participant based upon achievement of the Performance Goals, or (B) the Participant has become vested in the Restricted Stock Units, as applicable. Such payment shall be made in cash. Any such payments, and any such crediting of payment amounts, may be subject to such terms, conditions, restrictions and contingencies as the Committee shall establish at the time of granting such right, including treating credited amounts as having been reinvested in Common Share equivalents, which must be settled in cash.
(iv) The Committee may provide in a Deferred Stock Unit Award agreement that the Participant is entitled to receive Common Shares, cash, other securities or other property, at a future time as determined by the Committee. The Committee may also specify in a Deferred Stock Unit Award agreement that the Participant is entitled to receive a cash payment in the same amount that the Participant would have received as cash dividends if, on each record date during the deferral period relating to such Award, the Participant had been the holder of record of a number of Common Shares equal to the number of Deferred Stock Units with such cash payment being either immediately payable to the Participant or deferred and paid out at the same time as the Deferred Stock Unit.
10. Stock Bonus Awards; Other Stock-Based Awards. The Committee may issue unrestricted Common Shares, other Awards denominated in Common Shares and Other Stock-Based Awards, under the Plan to Eligible Persons, either alone or in tandem with other Awards, in such amounts as the Committee shall from time to time in its sole discretion determine. Each Stock Bonus Award or Other Stock-Based Award granted under the Plan shall be evidenced by an Award agreement (whether in paper or electronic medium, including email or the posting on a web site maintained by the Company or a third party under contract with the Company). Each Stock Bonus Award or Other Stock-Based Award so granted shall be subject to such conditions not inconsistent with the Plan as may be reflected in the applicable Award agreement.
11. Performance Compensation Awards.
(a) Generally. The Committee shall have the authority, at the time of grant of any Award described in Sections 7 through 10 of the Plan, to designate such Award as a Performance Compensation Award. The Committee shall have the authority to make an award of a cash bonus to any Participant and designate such Award as a Performance Compensation Award.
(b) Discretion of Committee with Respect to Performance Compensation Awards. With regard to a particular Performance Period, the Committee shall have sole discretion to select the length of such Performance Period, the type(s) of Performance Compensation Awards to be issued, the Performance Criteria that will be used to establish the Performance Goal(s), the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply and the Performance Formula.
(c) Performance Criteria. The Performance Criteria that may be used to establish the Performance Goal(s) for Performance Compensation Awards may be based on the attainment of specific levels of performance of the Company (and/or one or more Affiliates, divisions, business segments or operational units, or any combination of the foregoing) and may include, but are not limited to, the following (or any combination of the following): (i) net earnings or net income (before or after taxes); (ii) basic or diluted earnings per share (before or after taxes); (iii) net revenue or revenue growth; (iv) gross profit or gross profit growth; (v) operating profit (before or after taxes); (vi) return measures (including, but not limited to, return on assets, capital, invested capital, equity, or sales); (vii) cash flow (including, but not limited to, operating cash flow, free cash flow, net cash provided by operations and cash flow return on capital); (viii) financing and other capital raising transactions (including, but not limited to, sales of the Company’s equity or debt securities); (ix) earnings before or after taxes, interest, depreciation and/or amortization; (x) gross or operating margins; (xi) productivity ratios; (xii) share price (including, but not limited to, growth measures and total shareholder return); (xiii) expense targets; (xiv) margins; (xv) productivity and operating efficiencies; (xvi) objective measures of customer satisfaction; (xvii) customer growth; (xviii) working capital targets; (xix) measures of economic value added; (xx) inventory control; (xxi) enterprise value; (xxii) sales; (xxiii) debt levels and net debt; (xxiv) combined ratio; (xxv) timely launch of new facilities; (xxvi) client retention; (xxvii) employee retention; (xxviii) timely completion of new product rollouts; (xxix) cost targets; (xxx) reductions and savings; (xxxi) productivity and efficiencies; (xxxii) strategic partnerships or transactions; (xxxiii) objective measures of personal targets, goals or completion of projects; and (xxxiv) any other objective or subjective measure as approved by the Committee. Any one or more of the Performance Criteria may be used on an absolute or relative basis to measure the performance of the Company and/or one or more Affiliates as a whole or any business unit(s) of the Company and/or one or more Affiliates or any combination thereof, as the Committee may deem appropriate, or any of the above Performance Criteria may be compared to the performance of a selected group of comparison or peer companies, or a published or special index that the Committee, in its sole discretion, deems appropriate, or as compared to various stock market indices. The Committee also has the authority to provide for accelerated vesting of any Award based on the achievement of Performance Goals pursuant to the Performance Criteria specified in this paragraph Any Performance Criteria that are financial metrics, may be determined in accordance with United States Generally Accepted Accounting Principles (“GAAP”) or may be adjusted when established to include or exclude any items otherwise includable or excludable under GAAP.
(d) Modification of Performance Goal(s). The Committee is authorized at any time to adjust or modify the calculation of a Performance Goal for such Performance Period, based on and in order to appropriately reflect any specified circumstance or event that occurs during a Performance Period, including but not limited to the following events:(i) asset write-downs; (ii) litigation or claim judgments or settlements; (iii) discontinued operations; (iv) foreign exchange gains and losses; (v) a change in the Company’s fiscal year; (vi) items related to a change in accounting principle; (vii) items relating to financing activities; (viii) expenses for restructuring or productivity initiatives; (ix) other non-operating items; (x) items related to acquisitions; (xi) items attributable to the business operations of any entity acquired by the Company during the Performance Period; (xii) items related to the disposal of a business or segment of a business; (xiii) items related to discontinued operations that do not qualify as a segment of a business under Applicable Accounting Standards; (xiv) items attributable to any share dividend, share split, share consolidation, combination or exchange of shares occurring during the Performance Period; (xv) any other items of significant income or expense which are determined to be appropriate adjustments; (xvi) items relating to unusual or extraordinary corporate transactions, events or developments, (xvii) items related to amortization of acquired intangible assets; (xviii) items that are outside the scope of the Company’s core, on-going business activities; (xix) items related to acquired in-process research and development; (xx) items relating to changes in tax laws; (xxi) items relating to major licensing or partnership arrangements; (xxii) items relating to asset impairment charges; (xxiii) items relating to gains or losses for litigation, arbitration and contractual settlements; (xxiv) items related to commodities prices and fuel costs; (xxv) items related to organized labor efforts; (xvi) items related to relocation of corporate offices; (xxvii) items relating to any other unusual or nonrecurring events or changes in Applicable Law, accounting principles or business conditions; or (xxviii) changes in currency exchange rates. (xxix) any other specific unusual or infrequently occurring or non-recurring events, or objectively determinable category thereof.
(e) Payment of Performance Compensation Awards.
(i) Condition to Receipt of Payment. Unless otherwise provided in the applicable Award agreement, a Participant must be employed by the Company on the last day of a Performance Period to be eligible for payment in respect of a Performance Compensation Award for such Performance Period.
(ii) Limitation. A Participant shall be eligible to receive payment in respect of a Performance Compensation Award only to the extent that: (A) the Performance Goals for such period are achieved; and (B) all or some of the portion of such Participant’s Performance Compensation Award has been earned for the Performance Period based on the application of the Performance Formula to such achieved Performance Goals.
(iii) Certification. Following the completion of a Performance Period, the Committee shall review and certify in writing whether, and to what extent, the Performance Goals for the Performance Period have been achieved and, if so, calculate and certify in writing that amount of the Performance Compensation Awards earned for the period based upon the Performance Formula. The Committee shall then determine the amount of each Participant’s Performance Compensation Award actually payable for the Performance Period.
(f) Timing of Award Payments. Performance Compensation Awards granted for a Performance Period shall be paid to Participants as soon as administratively practicable following completion of the certifications required by this Section 11.
12. Changes in Capital Structure and Similar Events. In the event of
(a) any dividend (other than ordinary cash dividends) or other distribution (whether in the form of cash, Common Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, amalgamation, consolidation, spin- off, split-up, split-off, combination, repurchase or exchange of Common Shares or other securities of the Company, issuance of warrants or other rights to acquire Common Shares or other securities of the Company, or other similar corporate transaction or event (including, without limitation, a Change in Control) that affects the Common Shares, or
(b) unusual or infrequently occurring events (including, without limitation, a Change in Control) affecting the Company, any Affiliate, or the financial statements of the Company or any Affiliate, or changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange or inter-dealer quotation system, accounting principles or law, such that in either case an adjustment is determined by the Committee in its sole discretion to be necessary or appropriate, then the Committee shall make any such adjustments in such manner as it may deem equitable, including without limitation any or all of the following:
(i) adjusting any or all of (A) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) that may be delivered in respect of Awards or with respect to which Awards may be granted under the Plan (including, without limitation, adjusting any or all of the limitations under Section 5 of the Plan) and (B) the terms of any outstanding Award, including, without limitation, (1) the number of Common Shares or other securities of the Company (or number and kind of other securities or other property) subject to outstanding Awards or to which outstanding Awards relate, (2) the Exercise Price or Strike

Price with respect to any Award or (3) any applicable performance measures (including, without limitation, Performance Criteria and Performance Goals);
(ii) providing for a substitution or assumption of Awards, accelerating the exercisability of, lapse of restrictions on, or termination of, Awards or providing for a period of time for exercise prior to the occurrence of such event; and
(iii) canceling any one or more outstanding Awards and causing to be paid to the holders thereof, in cash, Common Shares, other securities or other property, or any combination thereof, the value of such Awards, if any, as determined by the Committee (which if applicable may be based upon the price per Common Share received or to be received by other shareholders of the Company in such event), including without limitation, in the case of an outstanding Option or SAR, a cash payment in an amount equal to the excess, if any, of the fair market value (as of a date specified by the Committee) of the Common Shares subject to such Option or SAR over the aggregate Exercise Price or Strike Price of such Option or SAR, respectively (it being understood that, in such event, any Option or SAR having a per share Exercise Price or Strike Price equal to, or in excess of, the fair market value of a Common Share subject thereto may be canceled and terminated without any payment or consideration therefor); provided, however, that in the case of any “equity restructuring” (within the meaning of the Financial Accounting Standards Board Accounting Standards Codification Topic 718), the Committee shall make an equitable or proportionate adjustment to outstanding Awards to reflect such equity restructuring. Any adjustment in Incentive Stock Options under this Section 12 (other than any cancellation of Incentive Stock Options) shall be made only to the extent not constituting a “modification” within the meaning of Section 424(h)(3) of the Code, and any adjustments under this Section 12 shall be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company shall give each Participant notice of an adjustment hereunder and, upon notice, such adjustment shall be conclusive and binding for all purposes.
13. Effect of Change in Control. Except to the extent otherwise provided in an Award agreement, in the event of a Change in Control, notwithstanding any provision of the Plan to the contrary, the Committee may provide that, with respect to all or any portion of a particular outstanding Award or Awards:
(a) if a Participant experiences a Qualifying Termination, the Participant’s then outstanding Options and SARs shall become immediately exercisable as of the date of the Participant’s Qualifying Termination;
(b) if a Participant experiences a Qualifying Termination, any Restricted Period in effect on the date of the Participant’s Qualifying Termination shall expire as of such date (including without limitation a waiver of any applicable Performance Goals);
(c) if a Participant experiences a Qualifying Termination, Performance Periods in effect on the date of the Participant’s Qualifying Termination shall end on such date, and the Committee shall (i) determine the extent to which Performance Goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information or other information then available as it deems relevant and (ii) cause the Participant to receive partial or full payment of Awards for each such Performance Period based upon the Committee’s determination of the degree of attainment of the Performance Goals, or assuming that the applicable “target” levels of performance have been attained or on such other basis determined by the Committee.
To the extent practicable, any actions taken by the Committee under the immediately preceding clauses (a) through (c) shall occur in a manner and at a time which allows affected Participants the ability to participate in the Change in Control transactions with respect to the Common Shares subject to their Awards.
14. Effect of Qualified Retirement. Except to the extent otherwise provided in an Award agreement, and notwithstanding any provision of the Plan to the contrary, a Participant who requests consideration for and is approved by the Committee or the Chief Executive Officer, as applicable (or an applicable designee for each) for a termination of employment or service for the reason of a “Qualified Retirement” (as defined herein), shall be eligible for continued vesting of outstanding unvested Awards for a period of five (5) years after such Participant’s approved Qualified Retirement date.
(a) “Qualified Retirement” means except as otherwise determined by the Committee and set forth in an Award agreement, a Participant’s termination of employment or service from the Company and its Affiliates, provided the Participant could not be terminated for Cause at such time, on or after attainment of age fifty-five (55) and completion of ten (10) years of continuous service with the Company and its Affiliates as a full-time or part-time regular employee. In order to be eligible for continued vesting of outstanding Awards following Qualified Retirement:
(i) the Participant must submit a written request to both the Chief Human Resources Officer and the Participant’s supervisor for consideration for Qualified Retirement at least six (6) months’ prior to the Participant’s anticipated Qualified Retirement date;
(ii) the Participant’s retirement must be voluntary or medical in nature. Terminations from employment or service for “Cause” shall not be considered as a Qualified Retirement;
(iii) the Participant must be in good standing as determined by the Company’s Human Resources group at the time of such request as well as of the anticipated Qualified Retirement date;
(iv) the Participant’s request for Qualified Retirement is approved by the Chief Executive Officer or, if the Participant is a Named Executive Officer, approved by the Committee; and
(v) the Participant must adhere to and maintain full compliance with all terms and conditions of required restrictive covenants for a period of five (5) years following the Participant’s Qualified Retirement date. The Participant’s failure to comply with such restrictive covenants will result in a requirement of repayment to the Company of the value of Common Shares, cash or other property vested during the five (5) year period following the Participant’s Qualified Retirement and immediate forfeiture of any remaining unvested Awards.
(b) Qualified Retirement, if approved in accordance with this Section 14 of the Plan, shall apply to all Awards (to the extent applicable), provided that such Awards have been outstanding for one year or more as of a Participant’s Qualified Retirement date.
15. Amendments and Termination.
(a) Amendment and Termination of the Plan. The Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided that (i) no amendment to Section 11(c) or Section 15(b) (to the extent required by the proviso in such Section 15(b)) shall be made without shareholder approval and (ii) no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement applicable to the Plan (including, without limitation, as necessary to comply with any rules or requirements of any securities exchange or inter-dealer quotation system on which the Common Shares may be listed or quoted; provided, further, that any such amendment, alteration, suspension, discontinuance or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder or beneficiary.
(b) Amendment of Award Agreements. The Committee may, to the extent consistent with the terms of any applicable Award agreement, waive any conditions or rights under, amend any terms of, or alter, suspend, discontinue, cancel or terminate, any Award theretofore granted or the associated Award agreement, prospectively or retroactively; provided that any such waiver, amendment, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant with respect to any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant; provided, further, that without shareholder approval, except as otherwise permitted under Section 12 of the Plan, (i) no amendment or modification may reduce the Exercise Price of any Option or the Strike Price of any SAR, (ii) the Committee may not cancel any outstanding Option or SAR where the Fair Market Value of the Common Shares underlying such Option or SAR is less than its Exercise Price and replace it with a new Option or SAR, another Award or cash and (iii) the Committee may not take any other action that is considered a “repricing” for purposes of the shareholder approval rules of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted.
16. Code Section 280G. In the event any payment(s) or the value of any payments or benefit(s) received or to be received by a Participant in connection with or contingent upon a Change in Control (whether received or to be received pursuant to the terms of the Plan or any Award or of any other plan, arrangement or agreement of the Company, its successors, any person whose actions result in a Change in Control, or any person affiliated with any of them (or which, as a result of the completion of the transaction(s) causing a Change in Control, will become affiliated with any of them) (collectively, the “Payments”)), are determined, under the provisions of this Section 16 to be subject to an excise tax imposed by Code Section 4999 (any such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), as determined in this Section 16, then the Company shall reduce the aggregate amount of the Payments payable to the Participant such that no Excise Tax shall be payable by the Participant and the Payments shall not cease to be deductible by the Company by reason of Code Section 280G (or any successor provision thereto). Notwithstanding the foregoing, the Company shall not reduce the aggregate amount of the Payments payable to the Participant pursuant to the foregoing sentence if the After-Tax Amount (as defined below) of the unreduced Payments is greater than the After-Tax Amount that would have been paid had the Payments been reduced pursuant to the foregoing sentence. For purposes of this Plan, “After-Tax Amount” means the portion of a specified amount that would remain after payment of all Excise Taxes (if any), income taxes, payroll and withholding taxes, and other applicable taxes paid or payable by Participant in respect of such specified amount. Any reductions shall be made in a manner intended to comply with Section 409A of the Code.
17. General.
(a) Award Agreements. Each Award under the Plan shall be evidenced by an Award agreement, which shall be delivered to the Participant (whether in paper or electronic medium (including email or the posting on a web site maintained by the Company or a third party under contract with the Company)) and shall specify the terms and conditions of the Award and any rules applicable thereto, including without limitation, the effect on such Award of the death, Disability or termination of employment or service of a Participant, or of such other events as may be determined by the Committee.
(b) Nontransferability.
(i) Each Award shall be exercisable only by a Participant during the Participant’s lifetime, or, if permissible under applicable law, by the Participant’s legal guardian or representative. No Award may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Participant other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or an Affiliate; provided that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.
(ii) Notwithstanding the foregoing, the Committee may, in its sole discretion, permit Awards (other than Incentive Stock Options) to be transferred by a Participant, without consideration, subject to such rules as the Committee may adopt consistent with any applicable Award agreement to preserve the purposes of the Plan, to: (A) any person who is a “family member” of the Participant, as such term is used in the instructions to Form S-8 under the Securities Act (collectively, the “Immediate Family Members”); (B) a trust solely for the benefit of the Participant and his or her Immediate Family Members; or (C) a partnership or limited liability company whose only partners or stockholders are the Participant and his or her Immediate Family Members; or (D) any other transferee as may be approved either (I) by the Board or the Committee in its sole discretion, or (II) as provided in the applicable Award agreement. (each transferee described in clauses (A), (B) (C) and (D) above is hereinafter referred to as a “Permitted Transferee”); provided that the Participant gives the Committee advance written notice describing the terms and conditions of the proposed transfer and the Committee notifies the Participant in writing that such a transfer would comply with the requirements of the Plan.
(iii) The terms of any Award transferred in accordance with the immediately preceding sentence shall apply to the Permitted Transferee and any reference in the Plan, or in any applicable Award agreement, to a Participant shall be deemed to refer to the Permitted Transferee, except that (A) Permitted Transferees shall not be entitled to transfer any Award, other than by will or the laws of descent and distribution; (B) Permitted Transferees shall not be entitled to exercise any transferred Option unless there shall be in effect a registration statement on an appropriate form covering the Common Shares to be acquired pursuant to the exercise of such Option if the Committee determines, consistent with any applicable Award agreement, that such a registration statement is necessary or appropriate; (C) the Committee or the Company shall not be required to provide any notice to a Permitted Transferee, whether or not such notice is or would otherwise have been required to be given to the Participant under the Plan or otherwise; and (D) the consequences of the termination of the Participant’s employment by, or services to, the Company or an Affiliate under the terms of the Plan and the applicable Award agreement shall continue to be applied with respect to the Participant, including, without limitation, that an Option shall be exercisable by the Permitted Transferee only to the extent, and for the periods, specified in the Plan and the applicable Award agreement.
(c) Tax Withholding.
(i) A Participant shall be required to pay to the Company or any Affiliate, and the Company or any Affiliate shall have the right and is hereby authorized to withhold, from any cash, Common Shares, other securities or other property deliverable under any Award or from any compensation or other amounts owing to a Participant, the amount (in cash, Common Shares, other securities or other property) of any required withholding taxes (up to the maximum statutory rate under applicable law) in respect of an Award, its exercise, or any payment or transfer under an Award or under the Plan and to take such other action as may be necessary in the opinion of the Committee or the Company to satisfy all obligations for the payment of such withholding and taxes.

(ii) Without limiting the generality of clause (i) above, the Committee may, in its sole discretion, permit a Participant to satisfy, in whole or in part, the foregoing withholding liability by (A) the delivery of Common Shares (which are not subject to any pledge or other security interest and are Mature Shares) owned by the Participant having a fair market value equal to such withholding liability or (B) having the Company withhold from the number of Common Shares otherwise issuable or deliverable pursuant to the exercise or settlement of the Award a number of shares with a fair market value equal to such withholding liability.
(d) No Claim to Awards; No Rights to Continued Employment; Waiver. No employee of the Company or an Affiliate, or other person, shall have any claim or right to be granted an Award under the Plan or, having been selected for the grant of an Award, to be selected for a grant of any other Award. There is no obligation for uniformity of treatment of Participants or holders or beneficiaries of Awards. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or an Affiliate, nor shall it be construed as giving any Participant any rights to continued service on the Board. The Company or any of its Affiliates may at any time dismiss a Participant from employment or discontinue any consulting relationship, free from any liability or any claim under the Plan, unless otherwise expressly provided in the Plan or any Award agreement. By accepting an Award under the Plan, a Participant shall thereby be deemed to have waived any claim to continued exercise or vesting of an Award or to damages or severance entitlement related to non-continuation of the Award beyond the period provided under the Plan or any Award agreement, notwithstanding any provision to the contrary in any written employment contract or other agreement between the Company and its Affiliates and the Participant, whether any such agreement is executed before, on or after the Date of Grant.
(e) International Participants. With respect to Participants who reside or work outside of the United States of America the Committee may in its sole discretion amend the terms of the Plan or outstanding Awards with respect to such Participants in order to conform such terms with the requirements of local law or to obtain more favorable tax or other treatment for a Participant, the Company or its Affiliates.
(f) Designation and Change of Beneficiary. Each Participant may file with the Committee (or its designee) a written designation of one or more persons as the beneficiary(ies) who shall be entitled to receive the amounts payable with respect to an Award, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change the Participant’s beneficiary designation without the consent of any prior beneficiary by filing a new designation with the Committee. The last such designation received by the Committee (or its designee) shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee (or its designee) prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt. If no beneficiary designation is filed by a Participant, the beneficiary shall be deemed to be his or her spouse or, if the Participant is unmarried at the time of death, his or her estate.
(g) Termination of Employment/Service. Unless determined otherwise by the Committee at any point following such event: (i) neither a temporary absence from employment or service due to illness, vacation or leave of absence nor a transfer from employment or service with the Company to employment or service with an Affiliate (or vice-versa) shall be considered a termination of employment or service with the Company or an Affiliate; and (ii) if a Participant’s employment with the Company and its Affiliates terminates, but such Participant continues to provide services to the Company and its Affiliates in a non-employee capacity (or vice-versa), such change in status shall not be considered a termination of employment with the Company or an Affiliate.
(h) No Rights as a Stockholder. Except as otherwise specifically provided in the Plan or any Award agreement, no person shall be entitled to the privileges of ownership in respect of Common Shares that are subject to Awards hereunder until such shares have been issued or delivered to that person.
(i) Government and Other Regulations.
(i) The obligation of the Company to settle Awards in Common Shares or other consideration shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required. Notwithstanding any terms or conditions of any Award to the contrary, the Company shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Common Shares pursuant to an Award unless such shares have been properly registered for sale pursuant to the Securities Act with the Securities and Exchange Commission or unless the Company has received an opinion of counsel, satisfactory to the Company, that such shares may be offered or sold without such registration pursuant to an available exemption therefrom and the terms and conditions of such exemption have been fully complied with. The Company shall be under no obligation to register for sale under the Securities Act any of the Common Shares to be offered or sold under the Plan. The Committee shall have the authority to provide that all certificates for Common Shares or other securities of the Company or any Affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the Plan, the applicable Award agreement, the federal securities laws, or the rules, regulations and other requirements of the Securities and Exchange Commission, any securities exchange or inter-dealer quotation system upon which such shares or other securities are then listed or quoted and any other applicable federal, state, local or non-U.S. laws, and, without limiting the generality of Section 9 of the Plan, the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Notwithstanding any provision in the Plan to the contrary, the Committee reserves the right to add any additional terms or provisions to any Award granted under the Plan that it in its sole discretion deems necessary or advisable in order that such Award complies with the legal requirements of any governmental entity to whose jurisdiction the Award is subject.
(ii) The Committee may cancel an Award or any portion thereof if it determines, in its sole discretion, that legal or contractual restrictions and/or blockage and/or other market considerations would make the Company’s acquisition of Common Shares from the public markets, the Company’s issuance of Common Shares to the Participant, the Participant’s acquisition of Common Shares from the Company and/or the Participant’s sale of Common Shares to the public markets, illegal, impracticable or inadvisable. If the Committee determines to cancel all or any portion of an Award in accordance with the foregoing, the Company shall pay to the Participant an amount equal to the excess of (A) the aggregate fair market value of the Common Shares subject to such Award or portion thereof canceled (determined as of the applicable exercise date, or the date that the shares would have been vested or delivered, as applicable), over (B) the aggregate Exercise Price or Strike Price (in the case of an Option or SAR, respectively) or any amount payable as a condition of delivery of Common Shares (in the case of any other Award). Such amount shall be delivered to the Participant as soon as practicable following the cancellation of such Award or portion thereof.
(j) Payments to Persons Other Than Participants. If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his affairs because of illness or accident, or is a minor, or has died, then any payment due to such person or his estate (unless a prior claim therefor has been made by a duly appointed legal representative) may, if the Committee so directs the Company, be paid to his spouse, child, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Company therefor.
(k) Nonexclusivity of the Plan. Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, the granting of stock options or other equity-based awards otherwise than under this Plan, and such arrangements may be either applicable generally or only in specific cases.
(l) No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on the one hand, and a Participant or other person or entity, on the other hand. No provision of the Plan or any Award shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.
(m) Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in acting or failing to act, as the case may be, and shall not be liable for having so acted or failed to act in good faith, in reliance upon any report made by the independent public accountant of the Company and its Affiliates and/or any other information furnished in connection with the Plan by any agent of the Company or the Committee or the Board, other than himself.
(n) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company except as otherwise specifically provided in such other plan.
(o) Governing Law. The Plan shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts made and performed wholly within the State of New York, without giving effect to the conflict of laws provisions thereof.
(p) Severability. If any provision of the Plan or any Award or Award agreement is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any person or entity or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be construed or deemed stricken as to such jurisdiction, person or entity or Award and the remainder of the Plan and any such Award shall remain in full force and effect.
(q) Obligations Binding on Successors. The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, amalgamation, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.
(r) Code Section 409A.
(i) Notwithstanding any provision of this Plan to the contrary, all Awards made under this Plan are intended to be exempt from or, in the alternative, comply with Code Section 409A and the interpretive guidance thereunder, including the exceptions for stock rights and short-term deferrals. The Plan shall be construed and interpreted in accordance with such intent. Each payment under an Award shall be treated as a separate payment for purposes of Code Section 409A.
(ii) If a Participant is a “specified employee” (as such term is defined for purposes of Code Section 409A) at the time of his or her termination of service, no amount that is nonqualified deferred compensation subject to Code Section 409A and that becomes payable by reason of such termination of service shall be paid to the Participant (or in the event of the Participant’s death, the Participant’s representative or estate) before the earlier of (x) the first business day after the date that is six months following the date of the Participant’s termination of service, and (y) within 30 days following the date of the Participant’s death. For purposes of Code Section 409A, a termination of service shall be deemed to occur only if it is a “separation from service” within the meaning of Code Section 409A, and references in the Plan and any Award agreement to “termination of service” or similar terms shall mean a “separation from service.” If any Award is or becomes subject to Code Section 409A, unless the applicable Award agreement provides otherwise, such Award shall be payable upon the Participant’s “separation from service” within the meaning of Code Section 409A. If any Award is or becomes subject to Code Section 409A and if payment of such Award would be accelerated or otherwise triggered under a Change in Control, then the definition of Change in Control shall be deemed modified, only to the extent necessary to avoid the imposition of an excise tax under Code Section 409A, to mean a “change in control event” as such term is defined for purposes of Code Section 409A.
(s) Any adjustments made pursuant to Section 12 to Awards that are subject to Code Section 409A shall be made in compliance with the requirements of Code Section 409A, and any adjustments made pursuant to Section 12 to Awards that are not subject to Code Section 409A shall be made in such a manner as to ensure that after such adjustment, the Awards either (x) continue not to be subject to Code Section 409A or (y) comply with the requirements of Code Section 409A.
(t) Expenses; Gender; Titles and Headings. The expenses of administering the Plan shall be borne by the Company and its Affiliates. Masculine pronouns and other words of masculine gender shall refer to both men and women. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.
(u) Other Agreements. Notwithstanding the above, the Committee may require, as a condition to the grant of and/or the receipt of Common Shares under an Award, that the Participant execute lock-up, shareholder, restrictive covenant, or other agreements, as it may determine in its sole and absolute discretion.
(v) Payments. Participants shall be required to pay, to the extent required by applicable law, any amounts required to receive Common Shares under any Award made under the Plan.
(w) Erroneously Awarded Compensation. All Awards shall be subject (including on a retroactive basis) to (i) any clawback, forfeiture or similar incentive compensation recoupment policy established from time to time by the Company, including, without limitation, the Company’s Compensation Recoupment Policy or any such policy established to comply with the Dodd-Frank Wall Street Reform and Consumer Protection Act, (ii) applicable law (including, without limitation, Section 304 of the Sarbanes-Oxley Act and Section

954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act), and/or (iii) the rules and regulations of the applicable securities exchange or inter-dealer quotation system on which the Common Shares are listed or quoted, and such requirements shall be deemed incorporated by reference into all outstanding Award agreements.
(x) Dividends and Dividend Equivalent Units. In no event may dividends or dividend equivalent units be awarded with respect to Options, SARs or any other Award that is not a full-value Award. Notwithstanding anything to the contrary in this Plan, and for the avoidance of doubt, this Plan expressly prohibits the payment of dividends or dividend equivalent units on unvested Awards for all equity Award types. Restricted Stock and Performance Stock will automatically be credited with dividends unless the Committee determines otherwise. If cash dividends are paid while Restricted Stock or Performance Stock are unvested, then such dividends will either, at the discretion of the Committee, be (i) automatically reinvested as additional Common Shares of Restricted Stock or Performance Stock (as applicable) that are subject to the same terms and conditions, including the risk of forfeiture, as the original grant of Restricted Stock or Performance Stock, or (ii) paid in cash at the same time and to the same extent that the Restricted Stock or Performance Stock vests. For clarity, in no event will dividends be distributed to a Participant unless, until and to the same extent as the underlying Restricted Stock or Performance Stock vests. The Committee may grant dividend equivalent units only in tandem with full-value Awards other than Restricted Stock or Performance Stock, such as Restricted Stock Units, Performance Stock Units, Deferred Stock Units and other full-value Stock Bonus Awards or full-value Other Stock-Based Awards. Dividend equivalent units will either, at the discretion of the Committee, be (x) accumulated and paid, in cash or Common Shares in the Committee’s discretion, at the same time and to the same extent that the tandem Award vests or is earned, or (y) reinvested in additional units that are subject to the same terms and conditions (including vesting and forfeiture) as the tandem Award. For clarity, in no event will a Participant receive payment with respect to a dividend equivalent unit unless, until and to the same extent as the tandem Award vests and is paid.

APPENDIX B: RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
In addition to using GAAP financial measures, we use certain non-GAAP financial measures to evaluate our operating results. As such, we include in this Proxy Statement reconciliations of non-GAAP financial measures to their most directly comparable GAAP financial measures. Set forth below are definitions and reconciliations to the most directly comparable GAAP measures of certain non-GAAP financial measures used in this Proxy Statement along with descriptions of why we believe these measures provide useful information to investors as well as a description of the limitations of these measures. Each of these non-GAAP financial measures has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for analysis of, results reported under GAAP. Our measurements of these metrics may not be comparable to similarly titled measures of other companies.
Adjusted EBITDA
We define EBITDA as net income (loss) plus interest (income) expense, income tax expense (benefit), depreciation and amortization. Our adjusted EBITDA ("Adjusted EBITDA") reflects the following further adjustments to EBITDA to exclude certain non-cash items and the effect of what we consider transactions or events not related to our core business operations:
•Currency (gains) losses, net on monetary assets and liabilities denominated in foreign currencies other than the subsidiaries’ functional currency.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee relocation and training costs, and other costs required to realize cost or revenue synergies.
•Non-cash charges for stock compensation plans.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, unrealized gains and losses on investments, costs to implement the Company's real estate exit initiatives prior to approval of the Network Optimization Plan, and non-equity executive transition costs.
Our Chief Operating Decision Maker evaluates business performance utilizing Adjusted EBITDA as shown in the reconciliation of the Company’s consolidated net (loss) Adjusted EBITDA below. Management believes that evaluating performance excluding such items is meaningful because it provides insight with respect to the intrinsic and ongoing operating results of the Company and captures the business performance, inclusive of indirect costs.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider the measure in isolation or as a substitute for net income (loss), cash flow from operations, or other methods of analyzing WillScot’s results as reported under GAAP. Some of these limitations are:
•Adjusted EBITDA does not reflect changes in, or cash requirements for our working capital needs;
•Adjusted EBITDA does not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our indebtedness;
•Adjusted EBITDA does not reflect our tax expense or the cash requirements to pay our taxes;
•Adjusted EBITDA does not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•Adjusted EBITDA does not reflect the impact on earnings or changes resulting from matters that we consider not to be indicative of our future operations;
•Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and Adjusted EBITDA does not reflect any cash requirements for such replacements; and
•Other companies in our industry may calculate Adjusted EBITDA differently, limiting its usefulness as a comparative measure.
Because of these limitations, Adjusted EBITDA should not be considered as discretionary cash available to reinvest in the growth of our business or as a measure of cash that will be available to meet our obligations.
B-1

The following table provides reconciliations of Net (loss) income to Adjusted EBITDA:

	Year Ended December 31,
(in thousands)	2025	2024
Net (loss) income	$(52,990)	$28,129
Income tax (benefit) expense	(2,431)	8,475
(Loss) income before income tax	(55,421)	36,604
Depreciation and amortization	430,021	384,972
Restructuring costs, lease impairment expense and other related charges	302,804	9,435
Interest expense, net	231,511	227,311
Loss on extinguishment of debt	5,364	—
Stock compensation expense	38,426	35,966
Integration and transaction costs	3,103	8,172
Currency losses, net	210	593
Termination fee	—	180,000
Impairment loss on intangible asset	—	132,540
Impairment loss on long-lived asset	—	374
Other(a)	15,021	47,193
Adjusted EBITDA	$971,039	$1,063,160
(a) For the year ended December 31, 2025, other included $5.1 million in non-equity executive transition costs and $3.8 million in costs to implement the Company's real estate exit initiatives prior to approval of the Network Optimization Plan. For the year ended December 31, 2024, other included $42.4 million in legal and professional fees related to the terminated merger with McGrath RentCorp ("McGrath").
Adjusted Net Income
We define Adjusted Net Income as net income (loss) plus certain non-cash items and the effect of what we consider transactions not related to our core business operations, including:
•Restructuring costs, lease impairment expense, and other related charges associated with restructuring plans designed to streamline operations and reduce costs including employee and lease termination costs.
•Goodwill and other impairment charges related to non-cash costs associated with impairment charges to goodwill, other intangibles, rental fleet and property, plant and equipment.
•Costs to integrate acquired companies, including outside professional fees, non-capitalized costs associated with system integrations, non-lease branch and fleet relocation expenses, employee relocation and training costs, and other costs to realize cost or revenue synergies.
•Transaction costs including legal and professional fees and other transaction specific related costs.
•Depreciation expense related to the implementation of a network optimization initiative.
•Equity-based executive transition costs.
•Other expense, including consulting expenses related to certain one-time projects, financing costs not classified as interest expense, gains and losses on disposals of property, plant, and equipment, unrealized gains and losses on investments, costs to implement the Company's real estate exits prior to approval of the Network Optimization Plan, and non-equity executive transition costs.
The following table provides a reconciliation of Net (loss) income to Adjusted Net Income:

	Year Ended December 31,
(in thousands	2025	2024
Net (loss) income	$(52,990)	$28,129
Restructuring costs, lease impairment expense and other related charges, net	302,804	9,435
Depreciation expense related to real estate exits	40,666	—
Equity-based executive transition costs	4,705	—
Integration and transaction costs	3,103	8,172
Termination fee	—	180,000
Impairment loss on intangible asset	—	132,540
Other[1]	15,021	45,031
Estimated tax impact[2]	(94,322)	(93,795)
Adjusted Net Income	$218,987	$309,512
(1) For the year ended December 31, 2025, Other included $3.8 million in costs to implement the Company's real estate exit initiatives prior to approval of the Network Optimization Plan and $5.1 million in non-equity executive transition costs. For the year ended December 31, 2024, Other included $42.4 million in legal and professional fees related to the terminated merger with McGrath.
(2) We include estimated taxes at our current statutory tax rate of approximately 26% and 25% for the years ended December 31, 2025 and 2024, respectively.
B-2

WILLSCOT

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V88596-P48532-Z92321

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WILLSCOT HOLDINGS CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" EACH OF THE NOMINEES LISTED BELOW.

1. If Proposal 1 is approved, the election as directors of all nominees listed to serve a one-year term.

		For	Against	Abstain
1a.	Timothy D. Boswell	☐	☐	☐
1b.	Erika T. Davis	☐	☐	☐
1c.	Gerard E. Holthaus	☐	☐	☐
1d.	Worthing Jackman	☐	☐	☐
1e.	Natalia N. Johnson	☐	☐	☐
1f.	Rebecca L. Owen	☐	☐	☐
1g.	Jeff Sagansky	☐	☐	☐
1h.	Michael W. Upchurch	☐	☐	☐
1i.	Dominick Zarcone	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

	For	Against	Abstain
2. To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm of WillScot Holdings Corporation for the fiscal year ending December 31, 2026.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

	For	Against	Abstain
3. To approve, on an advisory and non-binding basis, the compensation of the named executive officers of WillScot Holdings Corporation.	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" 1 YEAR ON THE FOLLOWING PROPOSAL.

	1 Year	2 Years	3 Years	Abstain
4. To vote, on an advisory and non-binding basis, how often WillScot Holdings Corporation will conduct a stockholder advisory vote to approve the compensation of its named executive officers.	☐	☐	☐	☐

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE FOLLOWING PROPOSAL.

	For	Against	Abstain
5. To approve the WillScot Holdings Corporation 2026 Incentive Award Plan.	☐	☐	☐

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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V88597-P48532-Z92321

WILLSCOT HOLDINGS CORPORATION
Annual Meeting of Stockholders
June 5, 2026 9:00 AM PDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Timothy D. Boswell and Worthing Jackman, and each of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this proxy, all of the shares of common stock of the corporation named WILLSCOT HOLDINGS CORPORATION (the "Company") that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9:00 AM PDT on June 5, 2026, via live webcast at www.virtualshareholdermeeting.com/WSC2026, and all adjournments or postponements thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted FOR the election of each of the listed nominees, FOR the ratification of the selection of the independent registered public accounting firm, FOR, on an advisory and non-binding basis, approval of the compensation of the Company's named executive officers, FOR, on an advisory and non-binding basis, 1 YEAR for how often the Company will conduct a stockholder advisory vote to approve the compensation of its named executive officers and FOR approval of the Company's 2026 Incentive Award Plan. In addition, this proxy card will be voted by the proxies in their discretion on such other matters as may come before the meeting.

If you have voted by Internet or telephone, please DO NOT mail back this proxy card.

Continued and to be signed on reverse side